Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
1LIFE HEALTHCARE, INC.,
SB MERGER SUB, INC.,
IORA HEALTH, INC.
and
FORTIS ADVISORS LLC
AS THE STOCKHOLDERS’ REPRESENTATIVE

Dated as of June 6, 2021

TABLE OF CONTENTS
Page
ARTICLE I

THE MERGER
Section 1.1    The Merger and Related Matters    2
Section 1.2    Effect on Capital Stock, Options, Company Phantom Stock Awards and Warrants    4
Section 1.3    Escrow Funds    7
Section 1.4    Exchange Agent; Payment of Merger Consideration; Exchange of Certificates    8
Section 1.5    Post-Closing Adjustment    10
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 2.1    Organization, Standing and Corporate Power; Subsidiaries    13
Section 2.2    Capitalization    14
Section 2.3    Authority; Non-Contravention; Voting Requirements    17
Section 2.4    Governmental Approvals    18
Section 2.5    Financial Statements; Undisclosed Liabilities    18
Section 2.6    Absence of Certain Changes or Events    20
Section 2.7    Legal Proceedings    20
Section 2.8    Compliance with Laws; Permits    20
Section 2.9    Taxes    21
Section 2.10    Employee Benefits and Labor Matters    26
Section 2.11    Environmental Matters    28
Section 2.12    Contracts    29
Section 2.13    Title to Properties    32
Section 2.14    Intellectual Property    32
Section 2.15    Privacy and Security    35
Section 2.16    Health Care Regulatory    36
Section 2.17    Insurance    40
Section 2.18    Title to Properties; Absence of Liens; Condition and Sufficiency of
Assets    40
Section 2.19    Related Party/Affiliate Transactions    41
Section 2.20    Brokers and Other Advisors    41
Section 2.21    Anti-Corruption Laws    42
Section 2.22    Significant Customers and Suppliers    42
Section 2.23    Information Supplied    42
Section 2.24    No Other Representations and Warranties    43
i

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Section 3.1    Organization, Standing and Corporate Power    44
Section 3.2    Capitalization.    44
Section 3.3    Authority; Non-Contravention; Voting Requirements.    45
Section 3.4    Issuance of Shares    46
Section 3.5    Governmental Approvals    46
Section 3.6    Ownership and Operations of Merger Sub    46
Section 3.7    SEC Reports, Financial Statements, Undisclosed Liabilities    46
Section 3.8    Legal Proceedings    48
Section 3.9    Information Supplied    48
Section 3.10    Brokers and Other Advisors    48
Section 3.11    Taxes    48
Section 3.12    Absence of Changes    49
Section 3.13    No Other Representations and Warranties    49
ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS
Section 4.1    Conduct of the Company’s Business    50
Section 4.2    Conduct of Parent’s Business    55
Section 4.3    Form S-4 Registration Statement; Proxy Statement/Prospectus    56
Section 4.4    Information Statement    58
Section 4.5    Parent Stockholder Approvals; Company Drag-Along Right    59
Section 4.6    No Solicitation by the Company    61
Section 4.7    280G Approval    62
Section 4.8    Regulatory Approvals    62
Section 4.9    Joinder Agreements; Written Consent    64
Section 4.10    Necessary Consents and Other Contract Action    65
Section 4.11    Public Announcements    65
Section 4.12    Access to Information; Confidentiality    65
Section 4.13    Tax Matters    66
Section 4.14    Indemnification of Officers and Directors    68
Section 4.15    Employee Matters    69
Section 4.16    Governance Matters    71
Section 4.17    Expenses    72
Section 4.18    Capitalization Spreadsheet    72
Section 4.19    Company Closing Financial Certificate    72
Section 4.20    Termination of Stockholder Agreements    73
Section 4.21    Stockholder Litigation    73
Section 4.22    Section 16    73
Section 4.23    Stock Exchange Listing    73

Section 4.24    Parent Cash Advances    73
ARTICLE V

CONDITIONS PRECEDENT
Section 5.1    Conditions to Each Party’s Obligation to Effect the Merger    74
Section 5.2    Conditions to Obligations of Parent and Merger Sub    74
Section 5.3    Conditions to Obligation of the Company    76
ARTICLE VI

TERMINATION
Section 6.1    Termination    78
Section 6.2    Effect of Termination; Certain Payments    79
ARTICLE VII

SURVIVAL AND INDEMNIFICATION
Section 7.1    Survival    80
Section 7.2    Indemnification by the Stockholders    80
Section 7.3    Special Indemnity    81
Section 7.4    Limitations.    82
Section 7.5    Claims for Indemnification; Resolution of Conflicts.    85
Section 7.7    Escrow Arrangements.    87
ARTICLE VIII

MISCELLANEOUS
Section 8.1    Interpretation    89
Section 8.2    Amendment or Supplement    90
Section 8.3    Assignment    90
Section 8.4    Extension of Time, Waiver    90
Section 8.5    Governing Law; Jurisdiction; Waiver of Jury Trial    90
Section 8.6    Remedies    91
Section 8.7    Notices    91
Section 8.8    Severability    93
Section 8.9    Entire Agreement; No Third-Party Beneficiaries    93
Section 8.10    Counterparts    93
Section 8.11    Affiliated Practices    93
Section 8.12    Stockholders’ Representative    94
Section 8.13    Post-Closing Representation    96
Section 8.14    Definitions    97

EXHIBITS
Exhibit A-1    Form of Joinder and Support Agreement
Exhibit A-2    List of Consenting Stockholders
Exhibit A-3    Form of Joinder Agreement
Exhibit B-1    Form of Parent Voting Agreement
Exhibit B-2    List of Consenting Parent Stockholders
Exhibit C    Form of Written Consent
Exhibit D    Form of Certificate of Merger
Exhibit E    FIRPTA Documentation
Exhibit F    Escrow Agreement
Exhibit G    Form of Letter of Transmittal
Exhibit H     Company Tax Representation Letter
Exhibit I     Parent Tax Representation Letter
Exhibit J    Capitalization Spreadsheet Trial Run
Exhibit K    Form of Release

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of June 6, 2021 (this “Agreement” and such date, the “Agreement Date”), is entered into by and among 1Life Healthcare, Inc., a Delaware corporation (“Parent”), SB Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Iora Health, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Stockholders’ Representative. Certain capitalized terms used herein are defined in Section 8.14.
WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company, pursuant to which Merger Sub will cease to exist and the Company will become a wholly owned Subsidiary of Parent (the “Merger”) in accordance with this Agreement and the DGCL;
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (by those present) (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement and approval of the Merger be submitted to Stockholders for consideration and recommending that all of such Stockholders adopt this Agreement and approve the Merger;
WHEREAS, the board of directors of Merger Sub has unanimously (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub and the stockholder of Merger Sub and (2) adopted a resolution recommending that Parent, as the sole stockholder of Merger Sub, adopt this Agreement and approve the Merger;
WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (1) declared this Agreement and the Transactions, including the Merger and the issuance of shares of Parent Common Stock in connection therewith, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Parent and its stockholders, (2) approved this Agreement and the Transactions, including the Merger and the issuance of shares of Parent Common Stock in connection therewith, upon the terms and subject to the conditions set forth herein, and (3) adopted a resolution directing the proposal to issue shares of Parent Common Stock in connection with the Transactions be submitted to stockholders of Parent for consideration and recommending that all of such stockholders approve such proposal;
WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, immediately following execution and delivery of this Agreement, adopt this Agreement and approve the Merger;
WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, (i) each Key Employee is executing and delivering to Parent an employment offer letter and Parent’s other customary employment documents (the “Key Employee Offers”) and (ii) each Key Employee together with certain other Company employees are executing and delivering to Parent a restrictive covenant agreement (the “Restrictive Covenant Agreements” and together with the Key Employee Offers, the “Senior Employee Agreements”), each to become effective upon the Closing;

WHEREAS, concurrently with the execution of this Agreement, an executed joinder and support agreement, in substantially the form attached hereto as Exhibit A-1 (the “Joinder and Support Agreements”), is being delivered to Parent by each of the Stockholders identified on Exhibit A-2 and following signing of this Agreement but before the Closing Date, a joinder agreement (together with the Joinder and Support Agreements, the “Joinder Agreements”), in substantially the form attached hereto as Exhibit A-3, is expected to be delivered to Parent by each of the other Stockholders sufficient to satisfy the requirements of Section 5.2(g);
WHEREAS, concurrently with the execution of this Agreement, an executed support agreement, in the forms attached hereto as Exhibit B-1 (the “Parent Voting Agreements”), is being delivered to the Company by each of the stockholders of Parent identified on Exhibit B-2;
WHEREAS, each of the Parties intends that (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder and (b) this Agreement is, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulation Section 1.368-2(g) and 1.368-3(a); and
WHEREAS, within two (2) Business Days following the Effectiveness Date, the Company shall seek to obtain and deliver to Parent a written consent in substantially the form attached hereto as Exhibit C (a “Written Consent”) executed by the requisite number of Stockholders specified therein, evidencing the Company Stockholder Approval.
NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
THE MERGER

Section 1.1     The Merger and Related Matters.
(a)The Merger. Upon the terms and subject to the conditions set forth herein and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company shall become a wholly owned Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).
(b)Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
(c)Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place electronically at (i) 7:00 a.m. Pacific time on the third (3rd) Business Day after the conditions set forth in Article V have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (ii) such other time as Parent and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
(d)Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) shall be duly executed by the Company and, concurrently with the Closing, the Company and Merger Sub shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company agree and specify in the Certificate of Merger (the “Effective Time”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
(e)Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:
(i)the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL;
(ii)the bylaws of the Company shall be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(iii)the directors and officers of Merger Sub immediately prior to the Effective Time shall be the only directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
Section 1.2     Effect on Capital Stock, Options, Company Phantom Stock Awards and Warrants.
(a)Treatment of Company Capital Stock, Company Options and Company Phantom Stock Awards. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or any other Person:
(i)Company Capital Stock. Each share of Company Capital Stock immediately prior to the Effective Time (after taking into account the conversion of the shares of Company Special Stock into shares of Company Class B Common Stock and other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3 and Section 1.4, a fraction of a share of Parent Common Stock equal to the Exchange Ratio.
(ii)Company Options. Each Company Option that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and converted into an option to acquire shares of Parent Common Stock (each, a “Rollover Option”) with respect to that number of shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and at an exercise price per share of Parent Common Stock equal to the quotient obtained by dividing (A) the per share exercise price of such Company Option by (B) the Exchange Ratio, rounded up to the nearest whole cent.
(iii)Unvested Company Phantom Stock Awards. Each Company Phantom Stock Award that is outstanding and unvested (after giving effect to the accelerated vesting provisions under the Company Option Plan) immediately prior to the Effective Time (each, an “Unvested Company Phantom Stock Award”) shall, automatically and without any required action on the part of the holder thereof, be assumed by Parent and converted into the right to receive an amount in cash, without interest, equal to the (x) the number of shares of Company Common Stock relating to such Unvested Company Phantom Stock Award as of immediately prior to the Effective Time, multiplied by (y) the Merger Consideration Value over the per share reference price of such Unvested Company Phantom Stock Award (the “Unvested Company Phantom Cash Award”). Each Unvested Company Phantom Cash Award shall remain subject to the same terms and conditions as were applicable to the underlying Unvested Company Phantom Stock Award immediately prior to the Effective Time; provided, that such awards shall vest and become payable on the earlier to occur of (i) the time-based vesting dates or such earlier date as may be determined by Parent in a manner that complies with Section 409A of the Code and (ii) to the extent that an Unvested Company Phantom Cash Award provides for acceleration on a “Payment Date” (in accordance with the terms of, and as defined in, the Company Option Plan), a Payment Date that occurs subsequent to the Closing.
(iv)Vested Company Phantom Stock Awards. Each Company Phantom Stock Award other than any Unvested Company Phantom Stock Award that is outstanding immediately prior to the Effective Time (each, a “Vested Company Phantom Stock Award”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive a cash amount equal to the (x) the number of shares of Company Common Stock relating to such Company Phantom Stock Award as of immediately prior to the Effective Time, multiplied by (y) the Merger Consideration Value over the per share reference price of such Vested Company Phantom Stock Award (the “Vested Company Phantom Stock Award Consideration”). Parent shall, or shall cause the Surviving Corporation to, deliver the Vested Company Phantom Stock Award Consideration to each holder of Vested Company Phantom Stock Awards, less any required withholding taxes and without interest, within five (5) Business Days following the Effective Time.
(v)Company Warrants. Each Company Warrant that is unexpired, unexercised and outstanding as of the Effective Time shall by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled.
(vi)Fractional Shares.
(1)For clarity, for purposes of calculating the aggregate amount of shares of Parent Common Stock issuable to each holder of shares of Company Capital Stock pursuant to the terms of Section 1.2, all shares of Company Capital Stock held by such holder shall be aggregated, and the Exchange Ratio shall be applied to that aggregate number of shares held by such holder, and not on a share-by-share basis. In addition, no fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a Letter of Transmittal in accordance with Section

1.5, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Closing Stock Price.
(2)As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 1.4.
(b)Certain Actions of the Parties. Following the Effective Time, each Rollover Option shall be subject to the same terms, conditions and vesting schedule as had applied to the corresponding Company Option as of immediately prior to the Effective Time. At or prior to the Effective Time, (i) Parent shall take all actions reasonably necessary to reserve for issuance a number of shares of Parent Common Stock in respect of each Rollover Option and (ii) Parent shall file a registration statement on Form S-8, Form S-3 or Form S-1 (or any successor or other appropriate form), as applicable, with respect to the shares of Parent Common Stock subject to each Rollover Option and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding. If the service of a holder of a Rollover Option or Unvested Company Phantom Cash Award is terminated by Parent without Cause (as defined on Schedule 1.2(b) of the Disclosure Schedule) within twelve (12) months following the Effective Time, then any then-unvested portion of the Rollover Option or Unvested Company Phantom Cash Award shall become fully vested and exercisable as of the date of such termination. If, subsequent to a termination of employment or other service of the holder of a Rollover Option or Unvested Company Phantom Cash Award for any reason other than for Cause, it is discovered that such holder’s employment or other service relationship could have been terminated for Cause under clauses (B) or (D) of such definition and such actions or inactions resulted in a material harm to the Parent Group, such holder’s employment or other service relationship shall, at the good faith and reasoned discretion of the Board of Directors, be deemed to have terminated by the Parent Group for Cause for all purposes under this Agreement, and such holder shall be required to disgorge to the Company all after-tax amounts received by such holder in connection with the acceleration of such holder’s Rollover Option or Unvested Company Phantom Cash Award following such termination that would have been forfeited under this Agreement had such termination been by any Parent Group Member for Cause.
(c)Treatment of Company Capital Stock Owned by the Company or Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock, and any shares of Company Capital Stock owned by Parent or any wholly owned Subsidiary of Parent immediately prior to the Effective Time, if any, shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(d)Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.
(e)Adjustments. Notwithstanding anything to the contrary contained herein, in the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change; provided, that this Section 1.2(e) shall not be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.
(f)Appraisal Rights. Notwithstanding anything to the contrary contained herein, Dissenting Shares (if any) shall not be converted into the right to receive the applicable portion of the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL. Each holder of Dissenting Shares who, pursuant to the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration (as such amount may be adjusted pursuant to Section 1.5) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof (or as promptly as reasonably practicable after), at the applicable time or times specified in Section 1.4, following the satisfaction of the applicable conditions set forth in Section 1.4, the applicable portion of the Merger Consideration (as such amount may be adjusted pursuant to Section 1.5) as if such shares never had been Dissenting Shares. The Company shall provide to Parent prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, and following the Effective Time, Parent (or any Parent Indemnified Party) shall not, except with the prior written consent of the Stockholders’ Representative, in either case, except as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares (provided that, with respect to Parent (or any Parent Indemnified Party), the foregoing shall apply only to the extent such payment or settlement would result in Parent Indemnifiable Losses). The payout of consideration under this Agreement to the Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.2(f) and under the DGCL), shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Stockholder.
Section 1.3     Escrow Funds.
(a)Deposits. By virtue of this Agreement and as security for the payment and indemnity obligations provided for in Section 1.5 and Article VII, respectively, at the Effective Time,

Parent will deposit with (i) Acquiom Clearinghouse LLC as escrow agent (the “Escrow Agent”), an aggregate number of shares of Parent Common Stock equal to the sum of the Indemnity Escrow Amount, the Special Indemnity Escrow Amount and the Adjustment Escrow Amount (any and all of such deposits to constitute escrow funds to be governed by the terms of the Escrow Agreement, attached hereto as Exhibit F (the “Escrow Agreement”)) and (ii) the Stockholders’ Representative, the Expense Fund Shares, in each case without any act of the Stockholders. Parent shall be deemed to have contributed with respect to each Stockholder his, her or its Pro Rata Portion of each of the Indemnity Escrow Amount, the Special Indemnity Escrow Amount and the Adjustment Escrow Amount to the Escrow Fund and the Expense Fund Amount to the Expense Fund, rounded to the nearest cent ($0.01) (with amounts greater than or equal to $0.005 rounded up). Amounts released from the Escrow Fund and/or the Expense Fund to the Stockholders shall be distributed to the Stockholders in accordance with their respective Pro Rata Portion and the applicable terms of this Agreement and the Escrow Agreement.
(b)Escrow Fund.
(i)The Indemnity Escrow Amount (the “Indemnity Escrow Fund”), the Special Indemnity Escrow Amount (the “Special Indemnity Escrow Fund”) and the Adjustment Escrow Amount (the “Adjustment Escrow Fund”, and together with the Indemnity Escrow Fund and the Special Indemnity Escrow Fund, the “Escrow Fund”) shall be governed by Section 1.5, Article VII and the terms of the Escrow Agreement and shall be available to compensate the Parent Indemnified Parties for any Final Deduction Excess or Parent Indemnifiable Losses suffered or incurred by them and for which they are entitled to recovery under Section 1.5 or Article VII, respectively, in accordance with the terms and subject to the limitations set forth therein.
(ii)The Escrow Agreement shall provide that Stockholders shall be entitled to exercise the voting rights of the Escrow Shares transferred to the Escrow Fund and to receive dividends (if declared) with respect to such Escrow Shares.
(c)Expense Fund. The Expense Fund Amount (the “Expense Fund”) shall be governed by Section 8.12(f) and shall be available to reimburse the Stockholders’ Representative for Agent Expenses pursuant to Section 8.12(f).
Section 1.4     Exchange Agent; Payment of Merger Consideration; Exchange of Certificates.
(a)Effect of Closing on Company Capital Stock. As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the consideration to be paid in consideration therefor upon surrender of each Certificate in accordance with and subject to the terms of this Article I and Article VII, without interest.
(b)Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company, to act as paying and exchange agent in connection with the Merger (the “Exchange Agent”) to receive, for the benefit of Stockholders, the aggregate Merger Consideration (as such amount may be adjusted pursuant to Section 1.5) to which Stockholders shall become entitled pursuant to Section 1.2(a)(i) and Section 1.3.
(c)Payment of Merger Consideration and Other Closing Payments. On the Closing Date, Parent shall:

(i)Pay the Transaction Expenses to the Exchange Agent for further distribution to the Persons owed any portion thereof, as set forth in the Company Closing Financial Certificate;
(ii)Pay the applicable payoff amounts in respect of Company Debt, if any, to the Persons owed any portion thereof in accordance with the payoff letter delivered pursuant to Schedule 5.3; and
(iii)Deposit shares of Parent Common Stock representing the Merger Consideration, less the amounts deposited with the Escrow Agent pursuant to Section 1.3(a) and less the Expense Fund Amount.
(d)Payment Procedures. By no later than five (5) Business Days prior to the Closing Date, to the extent not previously delivered to the Exchange Agent, Parent shall cause the Exchange Agent to send to each Stockholder a letter of transmittal in the form attached hereto as Exhibit G (including any applicable attachments thereto or other documentation required thereby (including a properly completed IRS Form W-9, or the appropriate version of IRS Form W-8, as applicable), the “Letter of Transmittal”), and the Exchange Agent shall promptly following the Closing pay to the applicable recipient after such submission, the consideration provided for herein. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a Certificate is registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Notwithstanding anything to the contrary herein, if and to the extent any duly completed and validly executed Letters of Transmittal are submitted at least two (2) Business Days prior to the Closing, payment of the applicable Merger Consideration to which such submitting Stockholder is entitled hereunder shall be made on the Closing Date.
(e)Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration (as such amount may be adjusted pursuant to Section 1.5) paid in respect of shares of Company Capital Stock (together with the contingent right to receive, if, when and to the extent payable, the amounts released from the Escrow Fund and the Expense Fund for payment to the Stockholder in accordance with the terms and conditions of this Agreement) upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or Surviving Corporation of the shares of Company Capital Stock outstanding immediately prior to the Effective Time.
(f)Termination of Exchange Fund. At any time following the one-year anniversary of the Closing Date, Parent shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock that had been made available to the Exchange Agent in respect of the Merger Consideration and that have not been disbursed to Stockholders, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Applicable Law) as general creditors thereof with respect to the payment of Merger Consideration that may be payable, as determined pursuant hereto, without any interest thereon.

(g)No Liability. Notwithstanding anything to the contrary contained herein, none of the Parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person the aggregate Merger Consideration (as such amount may be adjusted pursuant to Section 1.5) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(h)Withholding Taxes. Parent, the Surviving Corporation, the Escrow Agent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a Stockholder pursuant to this Agreement and shall pay to the appropriate Taxing Authority such amounts that are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax law and to request and be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, or any similar information. To the extent amounts are so deducted or withheld and paid over to the appropriate Taxing Authority, the deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(i)Allocation of Merger Consideration. Notwithstanding anything to the contrary herein, the Merger Consideration payable to each applicable Stockholder pursuant to this Section 1.4 (as such amount may be adjusted pursuant to Section 1.5) shall be allocated among the Stockholders in accordance with the Company Charter.
Section 1.5     Post-Closing Adjustment.
(a)Within 75 calendar days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Parent Post-Closing Statement”) setting forth in reasonable detail Parent’s calculation of the Deduction Amount (defined below), and each element of the Deduction Amount (the “Post-Closing Deduction Amount Calculation”). The Parent Post-Closing Statement shall be prepared in accordance with this Agreement, including the Company Accounting Principles and the calculation of the Deduction Amount set forth on the Capitalization Spreadsheet Trial Run.
(b)The Stockholders’ Representative shall have 35 days within which to review the Post-Closing Deduction Amount Calculation after Parent’s delivery of the Parent Post-Closing Statement. The Stockholders’ Representative may object to the Post-Closing Deduction Amount Calculation set forth in the Parent Post-Closing Statement by providing written notice of such objection to Parent within 25 days after Parent’s delivery of the Parent Post-Closing Statement (the “Notice of Objection”), specifying in reasonable detail the basis for such objection and Stockholders’ Representative’s proposed modifications to the Parent Post-Closing Statement. During such 35-day period and thereafter until the final determination of the Merger Consideration pursuant to this Section 1.5, the Stockholders’ Representative and its advisors (including, without limitation, its independent accounting firm) shall be provided with prompt access (including remote access) to the financial books and records (subject to the execution of customary work paper access letters) and personnel of the Company and Parent as it may reasonably request to enable it to evaluate the calculations of the Deduction Amount, and each element of the Deduction Amount, as set forth on the Capitalization Spreadsheet Trial Run prepared by Parent and set forth in the Parent Post-Closing Statement.
(c)If the Stockholders’ Representative provides the Notice of Objection, then Parent and the Stockholders’ Representative shall confer in good faith for a period of up to 20 days following Parent’s receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the

Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the Parties hereto and the Stockholder.
(d)If, after the 20-day period set forth in Section 1.5(c), Parent and the Stockholders’ Representative cannot resolve all matters set forth in the Notice of Objection, then either Parent or the Stockholders’ Representative may refer such items that remain in dispute (the “Disputed Items”) to a mutually agreed nationally recognized accounting firm (the “Reviewing Accountant”), acting in its capacity as an expert and not as an arbitrator, to resolve such Disputed Items and provide Parent and the Stockholders’ Representative with the calculation of applicable Disputed Items in accordance with such determination. The Reviewing Accountant shall determine such Disputed Item, based solely on the presentations made by, and submissions and supporting materials provided by, Stockholders’ Representative and Parent in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Stockholders’ Representative and Parent shall use their respective commercially reasonable efforts to cause the Reviewing Accountant to resolve all Disputed Items as soon as practicable and in any event within twenty (20) days after the submission of any dispute to the Reviewing Accountant. The Reviewing Accountant shall set forth such resolution in a written statement delivered to Stockholders’ Representative and Parent. The Reviewing Accountant’s determination shall be made solely in accordance with the terms and procedures set forth in this Agreement, including the Company Accounting Principles and the calculation of the Deduction Amount, and each element of the Deduction Amount, as set forth on the Capitalization Spreadsheet Trial Run, and consistent with the definitions contained herein. The Reviewing Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Stockholders’ Representative or Parent or less than the smallest value for such Disputed Item claimed by either Stockholders’ Representative or Parent. Neither Stockholders’ Representative nor Parent may disclose to the Reviewing Accountant, and the Reviewing Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either Stockholders’ Representative or Parent unless otherwise agreed by Stockholders’ Representative and Parent. Neither Stockholders’ Representative nor Parent shall communicate with the Reviewing Accountant unless the other party is present or party to such communication. The Reviewing Accountant’s written determination of all Disputed Items shall, absent manifest error or mathematical error promptly corrected by the Reviewing Accountant, be final, non-appealable and binding on the Parties hereto. The Stockholders’ Representative and Parent shall, and shall cause their respective Affiliates and Representatives to, cooperate in good faith with the Reviewing Accountant, and shall give the Reviewing Accountant access to all data and other information it reasonably requests for purposes of such resolution. Any determinations made by the Reviewing Accountant pursuant to this Section 1.5(d) shall be final, non-appealable and binding on the Parties hereto, absent manifest error or fraud.
(e)If the Deduction Amount as finally determined pursuant to this Section 1.5 (the “Final Deduction Amount”) is greater than the Higher Deduction Band as set forth in the Company Closing Financial Certificate (the amount by which the Deduction Amount is greater than the Higher Deduction Band, the “Final Deduction Excess”), an amount equal to the difference between the Final Deduction Excess and the Estimated Deduction Excess (the “Excess Release Amount”) shall be recovered by Parent from the Escrow Fund (and in no event shall Parent be entitled to any additional shares of Parent Common Stock or payment from any Company Stockholders in respect of the Final Deduction Excess); provided that, and subject to Section 1.5(h) if the Excess Release Amount is a negative number (the absolute value of the amount by which the Deduction Amount is less than $0, the “Final Deduction Shortfall”), Parent shall promptly issue additional shares of Parent Common Stock equal to the lesser of the Estimated Deduction Excess and the Final Deduction Shortfall to the Exchange Agent or the Surviving Corporation (calculated as a number of shares of Parent Common Stock equal to such lesser amount divided by the Parent Announcement Stock Price), as applicable, for further distribution of such amount and the Adjustment Escrow Fund to the Stockholder according to their applicable Pro Rata Portion in accordance with Section 1.4. A joint written instruction setting forth the Excess Release Amount to be paid to Parent (calculated as a number of shares of Parent Common Stock equal to the Excess Release Amount divided by the Parent Announcement Stock Price) shall be prepared, signed by Parent and the Stockholders’ Representative and delivered to the Escrow Agent. Upon receipt of such instruction, the Escrow Agent shall (i) distribute to Parent a number of shares of Parent Common Stock from the Escrow Fund in accordance with the terms of such joint written instruction and (ii) distribute any remaining portion of the Escrow Fund to the Exchange Agent or the Surviving Corporation, as applicable for further distribution to the Stockholder according to their applicable Pro Rata Portion in accordance with Section 1.4.
(f)The Reviewing Accountant shall allocate its fees and expenses between Parent and Stockholders’ Representative (on behalf of the Stockholders) according to the degree to which the positions of the respective Parties are not accepted by the Reviewing Accountant, all in the reasonable discretion of the Reviewing Accountant.
(g)Any payments made pursuant to this Section 1.5 shall be treated as adjustments to the Merger Consideration for all Tax purposes to the extent permitted under Applicable Law.
(h)Notwithstanding anything to the contrary in this Section 1.5, (i) if the Deduction Amount is equal to or lower than the Higher Deduction Band, then there shall be no adjustment pursuant to this Section 1.5 and the Parties shall deliver a joint written instruction to the Escrow Agent providing for the release of the full Adjustment Escrow Fund to the Exchange Agent or the Surviving Corporation, as applicable, for distribution of such amount to the Stockholders in accordance with their applicable Pro Rata Portion in accordance with Section 1.4 and/or (ii) if the Final Deduction Amount is equal to or lower than the Higher Deduction Band, Parent shall promptly issue additional shares of Parent Common Stock equal to the difference between the Merger Consideration (calculated as if there had been no deduction of the Estimated Deduction Excess, if any) and the Merger Consideration for further distribution of such amount to the Stockholders in accordance with their Pro Rata Portion in accordance with Section 1.4.
(i)For purposes of this Agreement, (i) “Deduction Peg” shall mean $107,986,536, (ii) “Deduction Amount” shall mean an amount equal to the sum of (A) Company Debt, as of the Closing Date (or October 31, 2021, with respect to all Company Debt outstanding as of October 31, 2021 or incurred from Parent as cash advances pursuant to Section 4.24 as of October 31, 2021, if the Closing has not occurred on or prior to October 31, 2021), plus (B) the Closing Net Working Capital Shortfall (if applicable), as of the Closing Date (or October 31, 2021 if the Closing has not occurred on or prior to October 31, 2021), plus (C) the Transaction Expenses as of the Closing Date, calculated, in each case, in a manner consistent with the Capitalization Spreadsheet Trial Run, minus (D) Cash, as of the Closing Date (or October 31, 2021 if the Closing has not occurred on or prior to October 31, 2021), minus (E) the Closing Net Working Capital Surplus (if applicable), as of the Closing Date (or October 31, 2021 if the Closing has not occurred on or prior to October 31, 2021) and (iii) “Higher Deduction Band” means an amount equal to the Deduction Peg increased by an amount equal to 7.5% of the Deduction Peg, which, for the avoidance of doubt, shall be $116,085,526.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule (with reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed and incorporated into each other Section or subsection of the Company Disclosure Schedule to the extent incorporated by cross-reference therein or where it is reasonably apparent from reading the actual text of the disclosure, without any reference to extrinsic documentation or any independent knowledge regarding the matter disclosed, that such disclosure is relevant or applicable to such other Section or subsection) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:
Section 2.1     Organization, Standing and Corporate Power; Subsidiaries.
(a)Each Company Group Member is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware or under the laws of its jurisdiction of organization and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
(b)Each Company Group Member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c)Section 2.1(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company. Each such Subsidiary is wholly owned by the Company, free and clear of any Liens and all such securities or membership interests of each such Subsidiary are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock, other securities or membership interests of any Subsidiary, or otherwise obligating any Company Group Member to issue, transfer, sell, purchase, redeem or otherwise acquire or sell such securities or membership interests.
(d)The Company has made available to Parent true, correct and complete copies of the (i) Organizational Documents of the Company, including the Company Charter and the Company’s bylaws (collectively, the “Company Organizational Documents”), (ii) the Organizational Documents of each Subsidiary (the “Subsidiary Organizational Documents”) and (iii) Organizational Documents for all of the Affiliated Practices (collectively, the “Affiliated Practice Organizational Documents”), in each case as amended as of the Agreement Date. The Company Organizational Documents, the Subsidiary Organizational Documents and the Affiliated Practice Organizational Documents are in full force and effect.
(e)Section 2.1(e) of the Company Disclosure Schedule lists the names and titles of the directors and officers of each Company Group Member as of the Agreement Date.
Section 2.2     Capitalization.
(a)The authorized capital stock of the Company consists of 91,000,000 shares of Company Common Stock, 200 shares of Company Special Stock and 69,828,534 shares of Company

Preferred Stock, of which 6,250,000 shares are designated as Company Series A Preferred Stock, 6,349,487 shares are designated as Company Series B Preferred Stock, 8,398,170 shares are designated as Company Series C Preferred Stock, 4,778,567 shares are designated as Company Series C2 Preferred Stock, 12,899,874 shares are designated as Company Series D Preferred Stock, 530,000 shares are designated as Company Series D2 Preferred Stock, 7,940,177 are designated as Company Series E Preferred Stock, 5,097,633 shares are designated as Company Series E2 Preferred Stock, 1,778,515 shares are designated as Company Series E3 Preferred Stock, and 15,806,111 shares are designated Company Series F Preferred Stock. As of the Agreement Date, (i) 9,323,735 shares of Company Common Stock were issued and outstanding, (ii) 200 shares of Company Special Stock were issued and outstanding, (iii) 6,250,000 shares of Company Series A Preferred Stock were issued and outstanding, (iv) 6,303,059 shares of Company Series B Preferred Stock were issued and outstanding, (v) 8,398,170 shares of Company Series C Preferred Stock were issued and outstanding, (vi) 4,778,567 shares of Company Series C2 Preferred Stock were issued and outstanding, (vii) 12,899,874 shares of Company Series D Preferred Stock were issued and outstanding, (viii) 530,000 shares of Company Series D2 Preferred Stock were issued and outstanding, (ix) 7,940,177 shares of Company Series E Preferred Stock were issued and outstanding, (x) 5,097,633 shares of Company Series E2 Preferred Stock were issued and outstanding, (xi) 1,778,515 shares of Company Series E3 Preferred Stock were issued and outstanding, (xii) 13,319,278 shares of Company Series F Preferred Stock were issued and outstanding, (xiii) no shares of Company Common Stock were owned by a Subsidiary of the Company or held by the Company in its treasury, (xiv) 7,575,000 non-cancelled shares of Company Common Stock were reserved for issuance under the Company Option Plan (of which 4,631,554 shares of Company Common Stock were subject to outstanding Company Options granted under the Company Option Plan) and (xv) 304,138 Company Phantom Stock Awards were issued and outstanding.
(b)Section 2.2(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a complete and accurate list of (i) each record holder of each class or series of Company Capital Stock and the number of shares of the Company Capital Stock held by each holder as of the Agreement Date, (ii) each Optionholder and each Company Option held by such Optionholder as of the Agreement Date, including the number of shares of Company Common Stock subject to, and the exercise price, date of grant, vesting commencement date and vesting schedule with respect to, each such Company Option, (iii) each Company Phantom Stock Award holder and each Company Phantom Stock Award held by such holder as of the Agreement Date, including the number of notional shares associated with such Company Phantom Stock Award and the base price, date of grant, vesting commencement date, vesting schedule, and (where relevant) date of termination of service of such holder and (iv) each Warrantholder and each Company Warrant held by such holder as of the Agreement Date, including the number of shares of Company Capital Stock subject to, and the exercise price and date of grant with respect to, each such Company Warrant. True, correct and complete copies of each Company Warrant have been provided to Parent, and such Company Warrants have not been amended or supplemented since being provided to Parent. There are no Contracts providing for the amendment or supplement of such Company Warrants. The terms of the Company Option Plan and the Company Warrants permit the treatment of Company Options, Company Phantom Stock Awards and Company Warrants, respectively, as provided herein, without notice to, or the consent or approval of, the Optionholders, Company Phantom Stock Award holders, Warrantholders, the Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options, Company Phantom Stock Awards or Company Warrants, as applicable. The Company has delivered the Capitalization Spreadsheet Trial Run concurrently with the execution of this Agreement.
(c)There are no authorized, issued or outstanding equity interests in the Company other than shares of Company Capital Stock, Company Options and Company Warrants. Other than as set forth on Section 2.2(a) and Section 2.2(b) of the Company Disclosure Schedule, no Person has any equity interest in any Company Group Member, stock appreciation rights, stock units, share schemes, call rights or other rights, or is party to any Contract of any character to which any Company Group Member or securityholder of the Company is a party or by which they or their assets are bound, (i) obligating any Company Group Member or such securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity interests of any Company Group Member or other rights to purchase or otherwise acquire any equity interests of any Company Group Member, whether convertible or vested or unvested, or (ii) obligating any Company Group Member to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Phantom Stock Award, Company Warrant, call, right or Contract. Section 2.2(c) of the Company Disclosure Schedules sets forth, as of the Agreement Date, a true, correct, and complete list of individuals (each individual, a “Promised Grantee”) who have been offered an opportunity to receive Company Options or Company Phantom Stock Awards (the “Promised Grants”) under an offer letter from, Contract with or other commitment from the Company (which has not expired, been rescinded or rejected), but who have not been granted such Promised Grants, including the number of Company Options or Company Phantom Stock Awards offered.
(d)All shares of Company Capital Stock have been duly authorized. All issued and outstanding shares of Company Capital Stock (i) are, and all shares of Company Capital Stock that may be issued pursuant to the exercise of Company Options and the conversion of outstanding shares of any class or series of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, validly issued, fully paid and nonassessable, (ii) are not subject to any right of rescission and (iii) are not subject to preemptive rights or similar rights by statute or pursuant to the Company Organizational Documents, or any agreement or contract to which any Company Group Member is a party or by which any Company Group Member is bound and have been offered, issued, sold and delivered by the Company Group in compliance in all material respects with applicable registration or qualification requirements (or applicable exemptions therefrom) of applicable federal, state and foreign securities laws.
(e)There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among any Company Group Member and any other Person, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Knowledge of the Company, between or among any of the Company’s securityholders. Neither the Company Option Plan nor any Contract of any character to which any Company Group Member is a party to or by which any Company Group Member or any of its assets is bound relating to any Company Options or Company Phantom Stock Awards requires or otherwise provides for any accelerated vesting of any Company Options or Company Phantom Stock Awards or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with any Company Group Member or Parent, or any other event, whether before, upon or following the Effective Time or otherwise.
(f)Section 2.2(f) of the Company Disclosure Schedule sets forth the owners and ownership percentages of any Affiliated Practice. Except as disclosed on such Section 2.2(f) of the Company Disclosure Schedule, there is no Contract that grants any Person any option to purchase, subscribe for or otherwise acquire any capital stock of any Affiliated Practice.
(g)A true, correct and complete copy of all material agreements relating to or issued under the Company Option Plan have been made available to Parent, and the Company Option Plan (including executed copies of all material Contracts relating to each Company Option and Company Phantom Stock Award and the shares of Company Capital Stock purchased under such Company Option)

have not been amended, modified or supplemented since being provided to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plan in any case from those provided to Parent. Each Company Option and Company Phantom Stock Award has been properly executed or accepted by the Company Optionholder holding such Company Option or the individual holding such Company Phantom Stock Award, as the case may be. There have been no changes to the terms of Company Options or Phantom Stock Awards, the vesting schedule or rights to acceleration, as applicable, which are not set forth on Section 2.2(b) of the Company Disclosure Schedule.
Section 2.3     Authority; Non-Contravention; Voting Requirements.
(a)The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by it of the Transactions, have been duly authorized and unanimously approved (by those present) by the Company Board. This Agreement has been, and each of the other Transaction Agreements to which the Company is a party will be at or prior to Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Law of general application affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).
(b)The affirmative vote (in person or by proxy) or written consent of the holders of (i) at least a majority of all issued and outstanding shares (as of the Record Date) of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) at least a majority of all issued and outstanding shares (as of the Record Date) of Company Series E Preferred Stock, and (iii) at least a majority of all issued and outstanding shares (as of the Record Date) of Company Series F Preferred Stock are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the terms of the Merger under Applicable Law and the Company Organizational Documents, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”). The affirmative vote (in person or by proxy) or written consent of the holders of (x) at least a majority of all issued and outstanding shares (as of the Record Date) of Company Common Stock and (y) at least a majority of all issued and outstanding shares (as of the Record Date) of Company Voting Preferred Stock are the only votes of the holders of Company Capital Stock necessary invoke the drag along rights contemplated by Section 4 of the Voting Agreement.
(c)Neither the execution and delivery of this Agreement and the other Transaction Agreements by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Organizational Documents or the Affiliated Practice Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 are obtained and the filings referred to in Section 2.4 are made, (x) violate any Applicable Law, judgment, writ or injunction of any Governmental Authority applicable to any Company Group Member or any of their respective properties or assets or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the material properties or assets of, any Company Group Member or any Affiliated Practice, under any of the terms, conditions or provisions of any Contract or Permit, to which any Company Group Member or any Affiliated Practice is a party, except where, in the case of clauses (x) and (y), such conflict(s), violation(s), default(s) or other effect(s), that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent, impair or materially delay the ability of any Company Group Member or any Affiliated Practice to perform its obligations hereunder or to consummate the Transactions.
Section 2.4     Governmental Approvals. Except for (a) the filing of the Certificate of Merger pursuant to the DGCL and (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) the items set forth on Section 2.4 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement and the other Transaction Agreements to which any Company Group Member is a party by such Company Group Members and the consummation by the Company Group of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Company Group, taken as a whole, or reasonably be expected to prevent, impair or materially delay the ability of any Company Group Member or Affiliated Practice to perform their obligations hereunder or to consummate the Transactions.
Section 2.5     Financial Statements; Undisclosed Liabilities.
(a)The Company has made available to Parent the audited financial statements of the Company Group Members, on a consolidated basis, for the years ended December 31, 2018, December 31, 2019 and December 31, 2020 (including, in each case, consolidated balance sheets, statements of operations and statements of cash flows) (the “Company Audited Financial Statements” and collectively, the “Company Financial Statements”).
(b)The Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise indicated therein and, in the case of the Company unaudited financial statements, except for the absence of footnotes and year-end adjustments), (ii) are derived from and prepared in accordance with the books and records of the Company Group Members and (iii) present fairly the consolidated financial condition of the Company Group Members as of such dates and the consolidated results of operations and cash flows of the Company Group for such periods (subject, in the case of unaudited financial statements, to normal year-end adjustments, none of which are material, lack of footnotes). Since December 31, 2020 (the “Company Balance Sheet Date”), the Company has not effected any change in any method of accounting or accounting practice, except for any such change required or permitted because of a concurrent change in Applicable Law or GAAP (or the application or interpretation thereof) for financial reporting purposes.
(c)No Company Group Member has any liabilities of any nature, other than liabilities: (i) set forth in the Company Audited Financial Statements and the 2021 Financial Statements, (ii) those contemplated by or otherwise incurred pursuant to performance of this Agreement, (iii) incurred in the Ordinary Course of Business after the Company Balance Sheet Date, (iv) incurred in connection with the performance of executory Contracts to which any Company Group Member is a party or (v)

liabilities that would not individually or in the aggregate, be material to the Company Group, taken as a whole.
(d)There are no “off-balance sheet arrangements” (within the meaning of Item 303 of Regulation S-K promulgated by the SEC) with respect to any Company Group Member. No Company Group Member is a party to, or has any commitment to become a party to, any hedging, derivatives or similar Contracts.
(e)The accounts receivable of the Company Group (the “Accounts Receivable”) as reflected on the Company Financial Statements arose or will arise in the Ordinary Course of Business and represent or will represent bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns as reflected on the Company Financial Statements have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice if such past practices are in accordance with GAAP and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. None of the Accounts Receivable is subject to any material claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.
(f)The Company Group has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company Group are being executed and made only in accordance with appropriate authorizations of management and the Company Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in accordance with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group and (iv) that the amount recorded for assets on the books and records of the Company Group is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No Company Group Member, the Company’s independent auditors and, to the Knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves any Company Group Member’s management or other current or former employees, consultants or directors of any Company Group Member who has a role in the preparation of financial statements or the internal accounting controls utilized by any Company Group Member, or any claim or allegation regarding any of the foregoing. No Company Group Member and, to the Knowledge of the Company, any Representative of any Company Group Member has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or its internal accounting controls or any material inaccuracy in the Company Financial Statements. No attorney representing any Company Group Member, whether or not employed by any Company Group Member, has reported to the Company Board or any committee thereof or to any director or officer of any Company Group Member evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any Company Group Member or their Representatives. There are no significant deficiencies or material weaknesses in the design or operation of any Company Group Member’s internal controls that could adversely affect any Company Group Member’s ability to record, process, summarize and report financial data.
(g)No Company Group Member has applied for or accepted (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury

Disaster Loan pursuant to Section 1110 of the CARES Act, or (iii) any loan or funds from similar Applicable Laws enacted by Governmental Authorities in any state, local, or foreign jurisdictions in response to COVID19.
(h)Section 2.5(h) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the Agreement Date, of all Company Debt (solely with respect to clause (i) in the definition thereof), and with respect to such Company Debt (solely with respect to clause (i) in the definition thereof), any notices of default or written communications asserting (or threatening to assert) that any Company Group Member is in default.
Section 2.6     Absence of Certain Changes or Events. Between the Company Balance Sheet Date and the Agreement Date, (a) each Company Group Member and Affiliated Practice has conducted business in all material respects only in the Ordinary Course of Business, (b) no Company Group Member or Affiliated Practice has taken any action described in Section 4.1(b) that if taken after the Agreement Date and prior to the Effective Time without the prior written consent of Parent would violate such provision and (c) there has not been a Company Material Adverse Effect.
Section 2.7     Legal Proceedings. During the Relevant Period there has not been, and there is no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other proceeding, suit or action, claim, examination, or cause of action, litigation, arbitration, charge, inquest, investigation, audit, hearing, complaint, or administrative process by or before any court or other Governmental Authority (collectively, “Legal Proceedings”) against any Company Group Member or any Affiliated Practice, nor is there any Order by or before any Governmental Authority imposed (or, to the Knowledge of the Company, threatened to be imposed) upon any Company Group Member or any Affiliated Practice, or their respective assets, by or before any Governmental Authority that, in each case, (a) would reasonably be expected to be material to the Company Group or any Affiliated Practice taken as a whole or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise impairing the consummation of the Transactions.
Section 2.8     Compliance with Laws; Permits.
(a)During the Relevant Period, the Company Group and each of the Affiliated Practices is and at all times has been in compliance in all material respects with all Applicable Laws applicable to it or its properties or other assets or any of their respective business or operations. During the Relevant Period, no Company Group Member or Affiliated Practice has received written notice to the effect that a Governmental Authority claimed or alleged that any Company Group Member or any of the Affiliated Practices was not in material compliance with all Applicable Law in respect of any Company Group Member or any Affiliated Practice, any of their respective properties or other assets or any of their respective businesses or operations.
(b)Each Company Group Member and Affiliated Practice has all Permits that are required for the operation of their respective businesses as presently conducted (each a “Company Permit”), all such Permits are in full force and effect, and each Company Group Member and Affiliated Practice is in material compliance with all obligations with respect thereto. No Company Group Member nor any of the Affiliated Practices is in material default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a material default or violation) of any Company Permit to which it is a party. During the Relevant Period, no Company Group Member or Affiliated Practice has received any written notice or communication from any Governmental Authority regarding any material violation of any Company Permit. There has not, during the Relevant Period, been any material Legal Proceeding or disciplinary proceeding or written notice by or from any Governmental Authority against any Company Group Member or any of the Affiliated Practices involving any Company Permit, including to revoke, cancel, terminate, suspend, restrict, modify or refuse to renew any Company Permit. To the Knowledge of Company, no such Legal Proceeding or disciplinary proceeding is threatened. The Company has made available to Parent all material written correspondence during the Relevant Period with Governmental Authorities alleging noncompliance with any Company Permit. No notice or filing needs to submitted in connection with this Agreement and the transactions contemplated hereby to a Governmental Authority prior to the Closing with respect to any Company Permits held by any Company Group Member or Affiliated Practice.
Section 2.9     Taxes.
(a)Each Company Group Member and Affiliated Practice has filed on a timely basis (taking into account all valid extensions of time to file that have been granted) all income and other material Tax Returns that are required to have been filed by such Company Group Member or Affiliated Practice and timely paid all income and other material Taxes required to be paid by the Company Group and the Affiliated Practices, as applicable (whether or not shown on a Tax Return). All such Tax Returns were accurate and complete in all material respects and were prepared in compliance with all Applicable Law. No Company Group Member or Affiliated Practice is the beneficiary of any extension of time (other than automatic extensions of time not requiring the consent of any Taxing Authority) within which to file any such Tax Return which has not yet been filed. The unpaid Taxes of the Company Group Members and the Affiliated Practices did not, as of the Company Balance Sheet Date, exceed the amount of any reserves or accruals specifically identified for Tax liability (not including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements. Since the Company Balance Sheet Date, neither the Company nor any Subsidiary nor the Affiliated Practice has incurred a liability for Taxes outside the Ordinary Course of Business. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Company Group Member or the Affiliated Practices. Each Company Group Member and each Affiliated Practice together (i) meet the requirements of an affiliated group under Section 1504(a) of the Code and corresponding or similar state laws relating to unitary businesses and combined reporting, (ii) are eligible to file a consolidated U.S. federal income Tax Return under Section 1502 of the Code, and (iii) are eligible for combined reporting in all states in which Tax Returns have been filed in such a manner.
(b)No Company Group Member or Affiliated Practice has received a written notice of a claim by a Taxing Authority in a jurisdiction where any Company Group Member or Affiliated Practice does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Company Group Member or Affiliated Practice is subject to any waiver of any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(c)Each Company Group Member and Affiliated Practice has withheld, collected and paid all material Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, and Federal Unemployment Tax Act amounts required to be withheld, collected and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor, customer or other third party of any Company Group Member or Affiliated Practice, and have timely paid over any such Taxes and other amounts to the appropriate Governmental Authority in accordance with Applicable Law, and filed information Tax Returns to the extent required to be filed by each Company Group Member and Affiliated Practice with respect thereto, which were accurate and complete in all material respects.

(d)No audit, dispute, claim or other examination concerning any liability for Taxes of any Company Group Member or Affiliated Practice is in progress or has been claimed or raised in writing by any Taxing Authority. No Company Group Member or Affiliated Practice has received any written notice from a Taxing Authority indicating an intent to open an audit or examination related to Tax matters. No adjustment relating to any Tax Return filed by any Company Group Member or Affiliated Practice has been proposed by any Taxing Authority. No Company Group Member or Affiliated Practice is a party to or bound by any material closing or other similar agreement or ruling with any Taxing Authority. Correct and complete copies of all income, sales and use, value added, and other material Tax Returns of each Company Group Member and Affiliated Practice for all taxable periods remaining open under the applicable statute of limitations, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of Taxes of each Company Group Member and Affiliated Practice have been made available to Parent prior to the Agreement Date. Section 2.9(d) of the Company Disclosure Schedule sets forth each jurisdiction where each Company Group Member and Affiliated Practice are required to file a Tax Return for the 2020 taxable year, including the type and amount of Tax required to be paid. No power of attorney in favor of a third party with respect to Taxes has been granted with respect to any Company Group Member or Affiliated Practice which will remain in effect following the Closing.
(e)No Company Group Member or Affiliated Practice has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(f)No Company Group Member or Affiliated Practice has (i) participated in any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations, (ii) engaged in a transaction that would reasonably be expected to require the filing of an IRS Schedule UTP or (iii) participated or engaged in any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local or non-U.S. Tax law. Each Company Group Member and Affiliated Practice has disclosed on its federal income Tax Returns positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Tax law).
(g)No Company Group Member, Affiliated Practice or any predecessor of the foregoing has (A) ever been a party to or bound by any Tax Sharing Agreement nor does any Company Group Member or Affiliated Practice owe any material amount under any such agreement, (B) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (C) any potential liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by Contract, operation of Applicable Law, or otherwise (except pursuant to an agreement entered into in the Ordinary Course of Business the primary purposes of which was not Taxes), or (D) ever been a party to any joint venture, partnership or other agreement that would be treated as a partnership for U.S. federal income Tax purposes.
(h)No Company Group Member or Affiliated Practice has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction intended to be described in Section 355 of the Code within the two years preceding the Merger or otherwise as part of the same plan as the Merger.

(i)No Company Group Member or Affiliated Practice (nor Parent as a result of its acquisition of the Company) will be required to include any material income or gain or exclude any material deduction or loss from taxable income for any Tax period or portion thereof ending after the Closing as a result of (A) any adjustment under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Tax law) by reason of a change in a method of accounting, or use of an improper method of accounting, or otherwise (including as a result of the Transactions) for a taxable period that ends on or prior to the Closing Date, (B) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. law) entered into on or prior to the Closing Date, (C) any intercompany transaction that could impact the consolidated Tax liability for any Tax period or portion thereof ending on or after the Closing Date (including any intercompany transaction subject to Section 367 or 482 of the Code) or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. law) with respect to a transaction occurring before the Closing, (D) any installment sale or open transaction disposition made on or prior to the Closing Date, (E) any deferred revenue or prepaid amount received on or prior to the Closing Date, or (F) transactions entered into or investments made prior to the Closing governed by Section 951(a) or Section 951A of the Code. No Company Group Member or Affiliated Practice has made an election under Section 965(h) or Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. law).
(j)Each Company Group Member and Affiliated Practice use the accrual method of accounting for U.S. federal income Tax purposes.
(k)No Company Group Member or Affiliated Practice is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in such other country. The Company has in its possession official foreign government receipts for any Taxes paid by it, or on its behalf, to any foreign Governmental Authority.
(l)No Company Group Member or Affiliated Practice has ever transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Company Group Member or Affiliated Practice is subject to a gain recognition agreement under Section 367 of the Code. No Tax ruling, clearance or consent has been issued to any Company Group Member or Affiliated Practice, and none of them has applied for any Tax ruling, clearance or consent. To the extent required by Applicable Law, each Company Group Member and Affiliated Practice have timely filed all reports and have created and/or retained all records required under Sections 6038, 6038A, 6038B, 6038C, 6046 and 6046A of the Code (and any comparable provisions of any non-U.S. Tax law). No Company Group Member has ever (i) participated in an international boycott as defined in Section 999 of the Code, (ii) been subject to any accumulated earnings Tax or personal holding company Tax, (iii) had branch operations in any foreign country, or (iv) incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(m)Each Company Group Member and Affiliated Practice has properly and in a timely manner documented its transfer pricing methodologies in material compliance with the Code and the United States Treasury Regulations thereunder, including Section 482 and Treasury Regulations Section 1.6662-6, and any comparable provisions of any state, local or non-U.S. Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology to the extent required by such Applicable Laws. All material transactions and agreements between the Company and any Subsidiary or any Affiliated Practice, between any Subsidiary of the Company and any other Subsidiary of the Company or between any Subsidiary of the Company and any Affiliated Practice have been effected on an arm’s length basis.
(n)The Company has made available to Parent all documentation relating to all Tax holidays, state incentive agreements and similar Tax benefits. Each Company Group Member and Affiliated Practice is currently in compliance with the requirements for all such Tax holidays, state incentive agreements and similar Tax benefits and have been in compliance since such holiday or benefit was originally claimed by the Company, applicable Subsidiary or Affiliated Practice. To the Knowledge of the Company, no Tax holiday, state incentive agreements or similar Tax benefit of the Company, any Subsidiary or Affiliated Practice will terminate or be subject to recapture or clawback by reason of the Transactions.
(o)The Company has made available to Parent complete and accurate copies of any written analysis (whether in final or draft form) prepared by, or on behalf of, the Company regarding whether any of the Tax attribute carryforwards of each Company Group Member and Affiliated Practice (including, but not limited to, net operating losses and Tax credits) is subject to limitation pursuant to Sections 382, 383 or 384 of the Code or pursuant to Treasury Regulations Sections 1.1502-15 or 1.1502-21(c) (or equivalent state or local Tax law).
(p)No Company Group Member or Affiliated Practice has taken any action, nor knows of any fact or circumstance, that could reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) prevent or preclude the Company from delivering the Company Tax Representation Letter to Cooley LLP and the Company Tax Adviser in accordance with Section 4.13(f).
(q)The Company is and always has been a domestic corporation taxable under subchapter C of the Code for U.S. federal income tax purposes. Each Subsidiary of the Company and the Affiliated Practices is currently classified in accordance with the U.S. federal (and applicable state and local) income tax classification set forth next to its name on Section 2.9(q) of the Company Disclosure Schedule, and, unless otherwise indicated on Section 2.9(q) of the Company Disclosure Schedule, has always been so classified.
(r)No Company Group Member or Affiliated Practice has ever held an interest in any foreign legal entity, including, but not limited to, a “controlled foreign corporation” as defined in Section 957 of the Code or a “passive foreign investment company” as defined in Section 1297 of the Code.
(s)No shares of Company Capital Stock that were issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code. The Company has delivered or made available to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS center with respect to any share of Company Capital Stock that was initially subject to a vesting arrangement issued by the Company to any of its employees, nonemployee directors, consultants or other service providers.
(t)Each Company Group Member and Affiliated Practice has collected, remitted and reported to the appropriate Taxing Authority all material sales, use, value added, excise and similar Taxes required to be so collected, remitted or reported pursuant to all applicable Tax laws. Each Company Group Member and Affiliated Practice has complied in all material respects with all Applicable

Laws relating to record retention in respect of such Taxes (including to the extent necessary to claim any exemption from Tax collection and maintaining adequate and current resale certificates to support any such claimed exemption).
(u)Except as set forth on Section 2.9(u) of the Company Disclosure Schedule, each Company Group Member and Affiliated Practice (i) has not deferred, extended or delayed the payment of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) has properly complied with and duly accounted for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act (Public Law 116-127) and Section 2301 of the CARES Act, (iii) has not deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (iv) has not sought, and do not intend to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(v)Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by the Company in this Section 2.9 and Section 2.10 are the sole and exclusive representations and warranties regarding Taxes or other Tax Returns.
Section 2.10     Employee Benefits and Labor Matters.
(a)The Company has made available to Parent a correct and complete list of all material (other than mandatory government or social security arrangements): (i) “employee benefit plans” as defined in Section 3(3) of ERISA, (ii) employee benefit plans and policies, and (iii) bonus, deferred compensation, change in control, incentive, equity award, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which any Company Group Member or Affiliated Practices has any obligation or liability, contingent or otherwise, with respect to any Company Personnel (collectively, the “Company Plans”). Complete and accurate copies of (i) all material Company Plans that have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions related to such material Company Plans, (iv) the two most recent annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last two (2) plan years for each Company Plan, (v) all reports regarding the satisfaction of the nondiscrimination testing, and (vi) any written or electronic non-routine communications during the last two (2) years from or to the IRS, the Department of Labor or any other Governmental Authority with respect to a material Company Plan (including any voluntary correction submissions), have been delivered to Parent. No Company Plan is subject to the laws of a jurisdiction outside the United States.
(b)The Company Plans have been established and maintained in material compliance with all applicable provisions of ERISA, the Code and other Applicable Law. As of the date of this Agreement, there is no material pending or, to the Company’s Knowledge, threatened litigation relating to the Company Plans.
(c)No Company Group Member or Affiliated Practices nor any ERISA Affiliate has, during the past six (6) years, maintained or contributed to or had any actual or potential liability with respect to a benefit plan that was, at the relevant time, subject to Section 412 of the Code or Title IV of ERISA. At no time during the past six (6) years has the Company, the Affiliated Practices or any ERISA

Affiliate been obligated to contribute to or had any actual or potential liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).
(d)The Company Plans intended to qualify under Section 401(a) of the Code are, to the Knowledge of the Company, so qualified, and any trusts intended to be exempt from federal income taxation under the Code are, to the Knowledge of the Company, so exempt. To the Knowledge of the Company, nothing has occurred with respect to the operation of the Company Plans that is reasonably likely to cause the loss of such qualification or exemption. Each such Company Plan is subject to a favorable determination letter from the IRS or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period.
(e)All material contributions required to have been made under any of the Company Plans or by Applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made.
(f)None of the Company Plans require post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law.
(g)Each Company Option was originally granted with an exercise price that the Company Board, based on a reasonable valuation method, determined to be no less than the fair market value of a share of Company Common Stock on the date of grant.
(h)The Company has provided Parent with, in one or more documents, a list of all current Company Personnel providing services to any Company Group Member or any Affiliated Practices as of the date of this Agreement, and correctly reflects, in all material respects: (i) their employee identification number; (ii) their years of service; (iii) their location of employment or where such individual provides services; (iv) their status as an, employee, consultant, or independent contractor; (v) their job titles, positions, or a description of their contracted services rendered to any Company Group Member; (vi) their full-time, part-time, or temporary status; (vii) their base salaries or base hourly wage or contract rate; (viii) their target bonus rates or target commission rates; and (ix) their exempt or non-exempt status (as applicable) under the Fair Labor Standards Act or any other similar state laws. All employees of the Company Group Member and the Affiliated Practices are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under Applicable Law. All employees of the Company Group Member and the Affiliated Practices are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under Applicable Law.
(i)Each of the Company Group Member’s and Affiliated Practices’ relationships with each individual independent contractor, consultant or other non-employee service provider directly engaged by it can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination.
(j)Neither the execution and delivery of this Agreement or the other Transaction Agreements nor the consummation of the Transactions, whether alone or in combination with any other event under any Company Plan (i) will entitle any Company Personnel to any severance pay or any increase in severance pay upon termination of employment after the Agreement Date, (ii) will accelerate the time of payment or vesting or result in any material payment or funding of compensation or benefits or (iii) is reasonably expected to result in any amounts paid or payable by any Company Group Member or Affiliated Practice that constitute “parachute payments” within the meaning of Section 280G of the Code. Neither any Company Plan or any other arrangement requires any Company Group Member to provide any Tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code or otherwise.
(k)Any individual who performs services for any Company Group Member or Affiliated Practice and who is classified by such Company Group Member or Affiliated Practice as a consultant, independent contractor, or other non-employee is, to the Knowledge of the Company, properly classified under applicable federal and state Tax and other Applicable Law.
(l)None of the employees of any Company Group Member or Affiliated Practice is represented in his, her or its capacity as an employee of any Company Group Member or Affiliated Practice by any labor organization. No Company Group Member or Affiliated Practice is a party to or subject to any collective bargaining or other labor agreements. No Company Group Member or Affiliated Practice has experienced any union organization campaign, strike, labor disputes, work stoppage, or slowdowns due to labor disagreements. To the Company’s Knowledge, there is no organizing campaign, strike, labor dispute, work stoppage or slowdown pending or threatened against any Company Group Member or Affiliated Practice.
(m)Each Company Group Member and Affiliated Practice is in compliance in all material respects with Applicable Laws relating to employment and labor, including all such Applicable Laws relating to payment of wages, hours of work, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation, classification of workers as independent contractors or employees, classification of employees as exempt or non-exempt, and the collection and payment of withholding and/or social security Taxes and any similar Tax. There has not been, within the past five (5) years, a “mass layoff,” “plant closing,” or similar event (as defined by WARN) with respect to any Company Group Member or Affiliated Practice. There are no claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings against any Company Group Member or Affiliated Practice pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment or engagement of any applicant, Company Personnel, or other individual service provider of any Company Group Member. To the Knowledge of the Company, during the last five (5) years, no allegations of harassment or misconduct have been made against (i) any Key Employee, officer, or director of any Company Group Member or Affiliated Practice or (ii) any Company Personnel who, directly or indirectly, supervises other employees. No Company Group Member or Affiliated Practice has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Company Personnel.
Section 2.11     Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to be material to the Company Group and the Affiliated Practices taken as a whole, (i) each Company Group Member and Affiliated Practice is, and has been during the Relevant Period, in compliance with all applicable Environmental Laws, (ii) during the Relevant Period, No Company Group Member nor the Affiliated Practices has received any written notice of any actual or alleged violation of applicable Environmental Laws by, or with respect to the operation of the businesses of, any Company Group Member or the Affiliated Practices, (iii) no Legal Proceedings are pending or, to the Knowledge of the Company, threatened against any Company Group Member or Affiliated Practice relating to an actual or alleged violation of any applicable Environmental Laws by any Company Group Member or Affiliated Practice and (iv) to the Knowledge of the Company, as of the date hereof, there are no investigations of the businesses of any Company Group Member or Affiliated Practice pending or threatened that would reasonably be expected to result in any Company Group Member or Affiliated Practice incurring any liabilities under applicable Environmental Law or concerning treatment of Hazardous Materials. No Company Group Member nor the Affiliated Practices have treated, stored, disposed of, arranged for or permitted the disposal of, handled, released or exposed any Person to any Hazardous Materials on, in or under any real property, or owned or operated any property contaminated by any such Hazardous Materials, in each case that has resulted in or would result in material liability to any Company Group Member or Affiliated Practice under Environmental Laws.
Section 2.12     Contracts.
(a)Section 2.12(a) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a complete and correct list of each of the following Contracts (other than any Company Plans or Contracts solely between Company Group Members and/or Affiliated Practices, with the exception of Section 2.12(a)(xx)) to which any Company Group Member or Affiliated Practice is a party (the Contracts and other documents required to be listed in Section 2.12(a) of the Company Disclosure Schedule, each a “Material Contract”):
(i)Contracts with a Significant Customer or Significant Supplier;
(ii)the Expansion Agreement, as amended, Sale Notice Side Letter, Right of First Refusal Agreement, Humana Affiliated Partner Agreements, Physician Participation Agreements and all other agreements between Humana and any Company Group Member or Affiliated Practice;
(iii)Contracts where the Company has transferred or has agreed to transfer ownership of any Company-Owned IP Rights to any unaffiliated Person;
(iv)All licenses pursuant to which any third party is authorized to use any Company-Owned IP Rights, other than under any customary and nonexclusive licenses granted in the Ordinary Course of Business, including to suppliers, service providers, consultants, independent contractors, employees, channel partners, and direct and indirect customers;
(v)Other than (A) “shrink wrap” and other licenses for generally available commercial Software or technology with annual fees of $75,000 or less or under standard end user object code licenses to such Software, or (B) licenses granted (i) solely for the purpose of allowing the Company Group Members to provide services to such licensor or (ii) that are otherwise incidental to and not material to performance under the applicable Contract, all licenses pursuant to which the Company or a Subsidiary is authorized to use any Third-Party IP Rights;
(vi)Contracts pursuant to which any third party developed any software, technology or Intellectual Property, independently or jointly, either by or for any Company Group Member or Affiliated Practice, which software, technology or Intellectual Property is used or incorporated into any products or services of the Company (other than generally available commercial Software or technology, employee invention assignment agreements and consulting agreements on the Company’s standard form of agreement, copies of such standard form which have been provided to Parent);

(vii)Contracts for the acquisition, sale or lease of material properties or a material portion of assets of any Company Group Member or Affiliated Practice (by merger, purchase or sale of stock or assets or otherwise) in each case with a fair market value in excess of $200,000 other than for Contract entered into in the Ordinary Course of Business;
(viii)any loan or credit agreement, mortgage, indenture, note or other Contract evidencing indebtedness for borrowed money (contingent or otherwise but excluding any letter of credit) by any Company Group Member or Affiliated Practice, or any Contract pursuant to which indebtedness for borrowed money (contingent or otherwise but excluding any letter of credit) may be incurred or is guaranteed by a Company Group Member or Affiliated Practice, or any guarantees by third parties for the benefit of any Company Group Member or Affiliated Practice, in each case, in an aggregate principal amount in excess of $100,000;
(ix)Mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than Permitted Liens) on any material property or assets of any Company Group Member or Affiliated Practice other than for capital equipment in the Ordinary Course of Business;
(x)any Contract for capital expenditures in excess of $100,000 individually or $300,000 in the aggregate;
(xi)Contracts containing a covenant expressly limiting in any material respect the freedom of any Company Group Member or Affiliated Practice (or that would limit in any material respect the freedom of Parent, the Surviving Corporation and their respective Subsidiaries after the Closing) to (I) engage in any business with any Person or in any geographic area or to compete with any Person or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;
(xii)Contracts obligating any Company Group Member or Affiliated Practice (or that would limit in any material respect the freedom of Parent, the Surviving Corporation and their respective Subsidiaries after the Closing) to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or granting any Person “most favored nation” or similar status with respect to any Company Group Member’s or Affiliated Practice’s products or services;
(xiii)Contracts for the currently active leases or subleases or licenses of real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property to or by any Company Group Member or Affiliated Practice, other than leases, subleases or licenses that do not involve aggregate payments in excess of $100,000 over the 12-month period ending December 31, 2020 or the 12-month period ending December 31, 2021;
(xiv)(A) any Contract for the employment or engagement of any current Company Personnel that provides for gross annual compensation in excess of $150,000; (B) any Contract for the employment or engagement of any current Company Personnel that is not immediately terminable by the Company at-will without notice, severance, cost or liability; and (C) any Contract that provides for retention payments, change of control payments, accelerated vesting, or any payment or benefit that may or will become due to any Company Personnel or any other Person on account of the consummation of the Merger or any other transaction contemplated by this Agreement;
(xv)Contracts (other than those listed in Section 2.12(a)(xiii) of the Company Disclosure Schedule and Contracts with respect to compensation for services rendered by such officer,

director or employee in the ordinary course or as otherwise provided for pursuant to a Company Plan) with any of its officers, employees, consultants or beneficial owners of more than 5% of the total shares of Company Common Stock;
(xvi)any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by any of the Company Group Members in the Ordinary Course of Business or in connection with a potential sale or financing transaction in the nine (9) months prior to the date of this Agreement;
(xvii)any settlement agreement of any Legal Proceeding entered into during the Relevant Period which would require the Company to pay consideration in excess of $150,000;
(xviii)any Contracts set forth on Section 2.3(c) of the Company Disclosure Schedule;
(xix) (A) any partnership or joint venture Contract, (B) any Contract that involves any sharing of revenues, profits or losses with one or more Persons, or (C) any Contract that involves the payment of royalties to any other Person;
(xx)Contracts between each Affiliated Practice and/or its shareholders and any Company Group Member, including any management agreement and any participation agreement relating to the Centers for Medicare and Medicaid Services (“CMS”) Direct Contracting model;
(xxi)Contracts with a third party payor or involving a third party payor program during the calendar year ended December 31, 2020; and
(xxii)Contracts with a Governmental Authority, including any agreements involving participation in the CMS Direct Contracting model.
(b)Each of the Material Contracts is valid, binding and in full force and effect and, assuming due execution and delivery by the other parties thereto, is enforceable in accordance with its terms by any Company Group Member, subject to the Bankruptcy and Equity Exception. No Company Group Member or Affiliated Practice nor, to the Knowledge of the Company, any other Person is in default in any material respect under any Material Contract except for any such default that would not reasonably be expected to be material to the Company Group or any Affiliated Practice taken as a whole. To the Knowledge of the Company, no condition exists that, with notice or lapse of time or both, would (i) constitute a default in any material respect under any Material Contract by Company Group Member or Affiliated Practice or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to accelerate the maturity or performance of any obligation of any Company Group Member or Affiliated Practice under any Material Contract, or (C) the right to cancel, terminate or modify any Material Contract, except for any such defaults or rights (which if exercised) that would not reasonably be expected to be material to the Company Group or any Affiliated Practice taken as a whole. No Company Group Member or Affiliated Practice has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Parent at least two Business Days prior to the Agreement Date.
Section 2.13     Title to Properties. Each Company Group Member and/or Affiliated Practice (a) has good and valid title to all tangible assets used by such Company Group Member and/or Affiliated

Practice in the conduct of their respective businesses as currently conducted and that are, individually or in the aggregate, material to the Company Group Members’ and Affiliated Practices’ business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the Agreement Date in the Ordinary Course of Business and not in violation of this Agreement), free and clear of all Liens except Permitted Liens, (b) is the lessee or sublessee of all leasehold estates and leasehold interests used by the Company Group and the Affiliated Practices in the conduct of its business as currently conducted (or acquired after the Agreement Date) that are, individually or in the aggregate, material to Company Group Members’ business taken as a whole, other than any such leaseholds whose scheduled terms have expired subsequent to the Agreement Date and (c) does not own any real property, and has never owned any real property. For the avoidance of doubt, the representations and warranties contained in this Section 2.13 do not apply to ownership of, or Permitted Liens with respect to, Intellectual Property, which matters are addressed solely in the representations and warranties set forth in Section 2.14.
Section 2.14     Intellectual Property.
(a)Certain Defined Terms. As used herein, the following terms shall have the meanings indicated below:
(i)“Company IP Rights” means (A) any and all Intellectual Property for which the Company Group or the Affiliated Practices are granted or purports to be granted any license to Intellectual Property; and (B) any and all Company-Owned IP Rights.
(ii)“Company-Owned IP Rights” means any and all Intellectual Property that any Company Group Member or Affiliated Practice owns or purports to own.
(iii)“Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent to use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case under (A)-(D) to the extent registered or filed in the name of, and owned by, the Company Group or the Affiliated Practices.
(iv)“Intellectual Property” means any and all industrial and intellectual property and all rights associated therein, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, proprietary processes and formulae, all rights in designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in Software), all rights in data compilations, data analytics, databases and data collections, and any similar or equivalent rights to any of the foregoing.
(v)“Software” means all computer software, firmware and programs, in any form, including, development tools, library functions, compilers, algorithms, and platform and application software, whether in source code or object code format, and all documentation related thereto.
(vi)“Third-Party IP Rights” means any Intellectual Property owned or licensed by a third party.

I.Company Registered Intellectual Property. Section 2.14(b) of the Company Disclosure Schedule lists, as of the date hereof, all Company Registered Intellectual Property, including the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered, or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. Each Company Group Member and Affiliated Practices has taken reasonable actions to prosecute and maintain such Company Registered Intellectual Property. In each case except as would not be material and adverse to the business of the Company Group and the Affiliated Practices taken as a whole as currently conducted, (i) all registration, maintenance and renewal fees due in connection with such Company Registered Intellectual Property have been paid and (ii) all documents, recordations and certificates in connection with such Company Registered Intellectual Property required to be filed have been filed with the relevant patent, copyright, trademark or other similar Intellectual Property authorities in the United States and applicable foreign jurisdictions for the purposes of prosecuting and maintaining such Company Registered Intellectual Property.
(b)Title. The Company Group and the Affiliated Practices own and have good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Liens (other than Permitted Liens).
(c)Sufficiency. The Company IP Rights constitute all Intellectual Property used by the Company Group in the conduct of the business of the Company Group and the Affiliated Practices as currently conducted; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property rights.
(d)Non-Infringement of Thirty-Party Intellectual Property Rights. The operation of the business of the Company Group and the Affiliated Practices as such business is currently and has been conducted during the Relevant Period, does not infringe or misappropriate any Third-Party IP Rights. There is currently no pending Legal Proceeding, and no Company Group Member has received any written notice in the Relevant Period, involving a claim of infringement or misappropriation of any Third-Party IP Rights by any Company Group Member.
(e)Non-Infringement by Third Parties. To the Knowledge of the Company, there currently is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any Company Group Member or Affiliated Practice, including former employees and current or former consultants of the foregoing, or to the Knowledge of the Company by any third party. No Company Group Member or Affiliated Practice has instituted any Legal Proceedings in the Relevant Period for infringement or misappropriation of any Company-Owned IP Rights.
(f)Contributors. The Company Group and each Affiliated Practice has secured from all founders, consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Company-Owned IP Rights for the Company Group and each Affiliated Practice (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Contributors’ Intellectual Property rights in such contribution that the Company does not already own by operation of law. No Contributor owns or, to the Knowledge of the Company, has claimed in writing any rights of use, licenses, or ownership interest whatsoever with respect to any Company-Owned IP Rights developed by the Contributor for any Company Group Member or Affiliated Practice. Without limiting the foregoing, each Company Group Member and Affiliated Practice have obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Contributors for the Company-Owned IP Rights to the extent not owned by any Company Group Member by operation of law.
(g)No Impact on Company IP Rights. The consummation of the Transactions will not cause (a) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any material Company IP Right, or (b) additional payment obligations by any Company Group Member or Affiliated Practice in order to use or exploit any material Company IP Rights to the same extent as such Company Group Member or Affiliated Practices was permitted before the Agreement Date.
(h)Confidential Information. The Company Group and each Affiliated Practice has taken reasonable best steps to protect and preserve the confidentiality of all confidential or non-public information (“Confidential Information”) in the Relevant Period including but not limited to requiring the execution of a non-disclosure, confidentiality, or similar agreement before Confidential Information is disclosed to or made accessible to an external party.
Section 2.15     Privacy and Security.
(a)During the Relevant Period, the Company Group and the Affiliated Practices have (i) complied and are currently in compliance in all material respects with all Privacy Obligations in conducting their business, and (ii) complied and are currently in compliance in all material respects with their respective internal and published policies relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by or on behalf of or maintained by or on behalf of the Company Group or the Affiliated Practices. The execution, delivery and performance of this Agreement will comply with all applicable Privacy Obligations, and the consummation of the Transactions will not violate any Privacy Obligations.
(b)During the Relevant Period, each Company Group Member and each Affiliated Practice have maintained and operated in material compliance with reasonable physical, technical, organizational and administrative security measures and policies designed to protect all Personal Data collected by them or on their behalf against unauthorized access, use or disclosure. During the Relevant Period, each Company Group Member and each Affiliated Practice has maintained and updated internal and external privacy notices, policies and procedures relating to data privacy and security to the extent required by applicable Privacy Laws.
(c)During the Relevant Period, each Company Group Member and each Affiliated Practice has, as applicable, performed all legally required surveys, audits, inventories, review, analyses or assessments, including HIPAA security rule risk assessments required under 45 C.F.R. 164.306 and 164.308(a)(1)(ii)(A) and any security risk assessments as required under any other Privacy Law (collectively, the “Security Risk Assessment”) and created and maintained documentation in material compliance with 45 C.F.R. 164.316. Each Company Group Member and each Affiliated Practice has taken all reasonable best efforts to address all material threats and deficiencies identified in such Security Risk Assessment in accordance with all Privacy Obligations.
(d)Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, during the Relevant Period, no Company Group Member or Affiliated Practice (to the extent that any Company Group Member has current liability therefor) has experienced a “breach of unsecured protected health information” as these terms are defined at 45 C.F.R. § 164.402 or a Data Breach reportable under any Privacy Law or any other material unauthorized uses or disclosures, security incidents or breaches of Personal Data or other non-public information of Company Group Member or any Affiliated Practice.

Except as set forth in Section 2.15(d) of the Company Disclosure Schedule, during the Relevant Period, no Company Group Member or Affiliated Practice has been legally required under any Privacy Law or other Applicable Law to provide notice to any individuals, customers, third parties, or Governmental Authorities regarding any such breach.
(e)To the Knowledge of the Company, during the Relevant Period, no Company Group Member or Affiliated Practice has been, nor is under investigation by any Governmental Authority for a violation of any Privacy Laws or any Data Breach required to be reported under any Privacy Laws; and, during the Relevant Period, no Company Group Member or Affiliated Practice has received any written notices, inquiries or other communications from any Governmental Authority (including but not limited to from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, or the Attorney General of any state) relating to any such violations or Data Breach.
(f)No Company Group Member or Affiliated Practice transmits to or stores any Personal Data outside of the United States as of the date hereof and, to the Company’s Knowledge, no Company Group Member or Affiliated Practice have in effect any Contract with any third-party vendor under which the third-party vendor transmits or stores any Personal Data received from any Company Group Member or Affiliated Practice or any of their customers outside of the United States.
(g)The Company Group and the Affiliated Practices have entered into “Business Associate Agreements” (as defined in HIPAA) in all circumstances in which the Company Group and the Affiliated Practices have been or are required to enter into such Business Associate Agreements. Such Business Associate Agreements are in compliance with HIPAA in all material respects, and the Company Group and the Affiliated Practices are in material compliance with the terms of all Business Associate Agreements. To the Knowledge of the Company, no business associate has, in the Relevant Period, breached any such Business Associate Agreement.
(h)The Company Group Members and the Affiliated Practices hold all necessary material authorizations, consents, permissions and contractual rights necessary to use and disclose “Protected Health Information” (as defined by HIPAA) and de-identified health information in the manner in which it is currently used and disclosed by Company Group and Affiliated Practices.
Section 2.16     Health Care Regulatory.
(a)Each Company Group Member and Affiliated Practice is, and during the Relevant Period has been, operating in material compliance with all Healthcare Laws. During the Relevant Period, no Company Group Member or Affiliated Practice has received any written or, to the Knowledge of the Company, oral notice or other communication from any Governmental Authority of any material violation or alleged material violation of any applicable Healthcare Law. During the Relevant Period, no Company Group Member or Affiliated Practice has been subject to any material adverse inspection, finding, penalty assessment or other Legal Proceedings or, to the Knowledge of the Company, investigation or non-routine audit by any Governmental Authority. To the Knowledge of the Company, there are no pending, or threatened, Legal Proceedings alleging that any Company Group Member or Affiliated Practices is in violation of any Healthcare Law. As of the Agreement Date, no Company Group Member or Affiliated Practice intends to close or cease operation of any their respective medical or clinical offices.

(b)No Company Group Member or Affiliated Practice is, or has been during the Relevant Period, with respect to any Governmental Authority, a party to any corporate integrity agreement, judgment, order, deferred prosecution agreement, monitoring agreement, consent decree or settlement agreement that (A) requires the payment of money by any Company Group Member or Affiliated Practice to any Governmental Authority, (B) require any recoupment of money from any Company Group Member or Affiliated Practices by any Governmental Authority or (C) prohibit or materially limits any activity currently conducted by any Company Group Member or Affiliated Practices under any Healthcare Law. To the Knowledge of the Company, no Company Group Member or Affiliated Practice is a defendant or named party in any unsealed qui tam/False Claims Act litigation.
(c)The Company Group and the Affiliated Practices have and maintain procedures to screen all directors, officers, employees, independent contractors and agents against the U.S. Department of Health & Human Services Office of Inspector General’s List of Excluded Individuals/Entities database and the General Services Administration’s System for Award Management database no less frequently than once per month. No Company Group Member, Affiliated Practice nor any of their respective directors or officers, nor to the Knowledge of the Company or any Affiliated Practice, any of their employees, independent contractors or agents, (i) has been or is currently debarred, excluded, or suspended from contracting with the federal or state government or from participating in any payment program, including Governmental Programs and Private Programs (defined below), (ii) has been, is currently subject to or threatened with, an investigation or proceeding that could reasonably be expected to result in such debarment, exclusion or suspension, or (iii) has been assessed or threatened in writing with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003.
(d)Each physician, nurse practitioner, physician’s assistant, nurse, physical therapist, licensed clinical social worker or other healthcare, behavioral or social work professional (each, a “Care Professional”) currently employed by or providing services on behalf of the Company Group Member or the Affiliated Practices that requires a Permit to provide any such services is duly licensed, certified or credentialed, as applicable, pursuant to applicable Healthcare Laws and, to the Knowledge of the Company, as of the date hereof, such license or certification is not subject to suspension, cancellation, withdrawal, revocation or modification or restriction in any manner that would prevent such Person from providing services to the Company Group Members, the Affiliated Practices or any customer or client of any Company Group Member or Affiliated Practice in the Ordinary Course of Business. To the Knowledge of the Company, no Care Professional has been: (i) convicted, under any Healthcare Laws of a criminal offense in connection with the delivery of healthcare services; (ii) a party to any Legal Proceedings instituted by any hospice agency, licensure board, third-party payor, customer or Governmental Authority alleging a violation of any Healthcare Law or applicable Permit by such Care Professional; or (iii) notified, or is aware of, of any inquiry, investigation or similar proceeding instituted by any Governmental Authority for alleged violation of any Healthcare Law by such Care Professional, or, to the Knowledge of the Company, been disciplined or sanctioned, by any Governmental Authority for an alleged violation of any Healthcare Law.
(e)The Company Group and the Affiliated Practices (i) are and have been eligible and certified for participation and reimbursement under Federal Health Care Programs (the Federal Health Care Programs and such other similar state reimbursement or governmental health care programs are referred to collectively as “Governmental Programs”) for which any Company Group Member or Affiliated Practice presently receiving payments; (ii) currently participate in Governmental Programs and in private, non-Governmental Programs (including any private insurance program) (such private, non-Governmental Programs, including any private insurer, health maintenance organization, preferred provider organization, prepaid plan, health service plan or other third-party payor are referred to collectively as “Private Programs”) pursuant to provider agreements under which the Company Group and the Affiliated Practices directly or indirectly are presently receiving payments; and (iii) are in good standing with Governmental Programs and Private Programs (collectively, “Payors”) in which the Company Group and the Affiliated Practices participate or receive payments. No Company Group Member or Affiliated Practice has received written notice that any are subject to any material restriction, limitation, revocation or termination of its provider status under any Payors or any other third-party payor program. Each Company Group Member and Affiliated Practice has obtained and maintained all provider agreements, certifications and authorizations required from any Payors or any entity acting on behalf of such Payors, and have obtained and maintained eligibility and good standing for reimbursement from such Payors. Except as set forth on Section 2.16(e) of the Company Disclosure Schedule, each Company Group Member and Affiliated Practice is in compliance with all material requirements, including all material billing, coding (including Hierarchical Condition Category coding) and reserve requirements, of each Payor. The Company Group and the Affiliated Practices are in compliance with all material requirements of its agreements involving participation in the CMS Direct Contracting model.
(f)Within the Relevant Period, there has been no material pending or, to the Knowledge of the Company, threatened (a) audit (including Medicare Risk Adjustment Data Validation audits), claims review, recoupment, refund, set-off, challenge, suit or other penalty action or proceeding against any Company Group Member or Affiliated Practice pursuant to any Governmental Program or Private Program; or (b) material voluntary disclosure or repayment to any Governmental Authority or Payor, in each case other than in the Ordinary Course of Business. Except as set forth on Section 2.16(f) of the Company Disclosure Schedule, no Governmental Authority or Payor has imposed a fine, penalty or other sanction on any Company Group Member or Affiliated Practice.
(g)During the Relevant Period, no Company Group Member or Affiliated Practice has received written notice in connection with any regulatory or customer audits of any material non-compliance with applicable Healthcare Laws or contractual requirements. Each Company Group Member and Affiliated Practices, to the extent applicable, complies in all material respects with all mandatory reporting requirements of any Governmental Authority.
(h)No Company Group Member or Affiliated Practice has submitted, or caused to be submitted, any claim for payment to any Federal Health Care Program or Payor in material violation of any Healthcare Law or requirements of any Federal Health Care Program or Payor. No Company Group Member or Affiliated Practice has received any written notice from any third party for any such violation or any allegation of a material billing or coding mistake, overpayment, false claim or fraud relating to any product or service provided or billed by any Company Group Member or Affiliated Practice. Each Company Group Member and the Affiliated Practices have timely paid or made provision to pay any identified overpayment received from any Governmental Authority or Payor.
(i)During the last six (6) years, no Company Group Member or Affiliated Practice, nor any of their respective directors, officers or employees, nor to the Knowledge of the Company or any Affiliated Practice, any of their independent contractors, or agents, has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

(j)The Company’s operation of the Company Option Plan and the Care Professionals’ participation in the Company Option Plan, including the issuance or receipt of Company Phantom Stock Awards, Company Options, and the exercise of Company Options, have not caused the Company Group Members and/or Affiliated Practices to operate out of material compliance with any Healthcare Laws, including the Stark Law and the Anti-Kickback Statute.
(k)Section 2.16(k) of the Company Disclosure Schedule sets forth the date and amount of each grant received by any Company Group Member or Affiliated Practice from all CARES Act (as amended), Families First Coronavirus Response Act and Health Care Enhancement Act stimulus fund programs, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program or from the U.S. Department of Health and Human Services Provider Relief Fund (together with any additional CARES Act stimulus funds hereafter received by any Company Group Member or Affiliated Practice, the “Stimulus Funds”). Each Company Group Member or Affiliated Practice is, and at all times have been, in material compliance with all laws and requirements established by any Governmental Authority relating to the Stimulus Funds, including the maintenance of accounting records associated with the Stimulus Funds in compliance with their respective terms and conditions and related guidance available as of the date hereof, in each case listed by each tax identification number of each Company Group Member and Affiliated Practice, as applicable. Each Company Group Member and Affiliated Practice has used such Stimulus Funds in accordance with Applicable Laws and requirements established by any Governmental Authority relating to the Stimulus Funds. Further, any Stimulus Funds that have not been so used were either refunded to the U.S. Department of Health and Human Services or other applicable Governmental Authority or are being maintained in the bank account(s) of each Company Group Member or Affiliated Practice and have not been distributed to any Person, or otherwise utilized or expended. Each Company Group Member and Affiliated Practice has submitted all material documentation required to-date with respect to receipt and retention of the Stimulus Funds.
(l)The Company created and maintains an electronic health records system (“EHR”), Chirp, that was first certified on December 24, 2020. The Company represents and warrants that Chirp is, and is operated, in material compliance with all applicable Healthcare Laws, including the Cures Act and CEHRT Laws. Further, the Company is working towards compliance with the Cures Act requirements as of the effective compliance date, currently set for April 5, 2021. The Company has not received written or, to the Knowledge of the Company, oral notice or other communication from any Governmental Authority of any violation or material deficiency involving Chirp.
(m)No Company Group Member or Affiliated Practice develops, tests, investigates, produces, manufactures, labels, distributes, markets, stores, sells, imports, or exports any products that are subject to the jurisdiction of the U.S. Food & Drug Administration or any comparable Governmental Authority.
Section 2.17     Insurance. Section 2.17 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies maintained by the Company Group and the Affiliated Practices (the “Policies”) as of the Agreement Date, including the name of the insurer under each such Policy, the type of Policy, the coverage amount and any applicable deductible and any other material provisions as well as all material claims made under such Policies since inception. Each Company Group Member and Affiliated Practice maintain the Policies with at least a scope and amount required by Applicable Law and Contracts to which any Company Group Member is a party or by which any Company Group Member is bound. The Policies are in full force and effect and all premiums due and payable under such Policies have been paid on a timely basis. No Company Group Member or Affiliated Practice is in material breach or default, and no Company Group Member or Affiliated Practice has taken any action or failed to take any action that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or material modification, of any of the Policies. The Company Group has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such Policies.
Section 2.18     Title to Properties; Absence of Liens; Condition and Sufficiency of Assets.
(a)No Company Group Member owns any real property.
(b)Section 2.18(b) of the Company Disclosure Schedule sets forth a list, as of the Agreement Date, of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to all real property currently leased, subleased or licensed by or from any Company Group Member or otherwise used or occupied by any Company Group Member for the operation of its business (the “Leased Real Property”), including all amendments, terminations and modifications thereof (“Lease Agreements”), and there are no other Lease Agreements for real property affecting the Leased Real Property or to which any Company Group Member is bound. There is not, under any of such Lease Agreements, any existing default (or event which with notice or lapse of time, or both, would constitute a default) which would be material to the operation of the business of the Company Group, and no rent is past due. The Lease Agreements are valid and effective in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No Company Group Member has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied or withdrawn.
(c)Each Company Group Member has good title to, or valid leasehold interest in all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Audited Financial Statements or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the Ordinary Course of Business), or, with respect to leased tangible properties and assets, valid leasehold interests in such properties and assets that afford each Company Group Member, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Liens, except Permitted Liens.
(d)The properties, rights, interests and other tangible and intangible assets (other than Intellectual Property) owned, leased or licensed by the Company Group constitute all of the properties, rights, interests and other tangible and intangible assets that are used by the Company Group in, or that are otherwise necessary for, the continued conduct or operation of the business of the Company Group in substantially the same manner as conducted as of the date of this Agreement.
(e)All material machinery, equipment, and other tangible assets of the Company Group currently being used in the conduct of the business of the Company have been maintained in all material respects in accordance with generally accepted industry practice (giving due account to the age and length of use and ordinary wear and tear), are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable for the uses to which they are being put. No maintenance of such assets has been materially deferred by the Company Group.
Section 2.19     Related Party/Affiliate Transactions.

(a)(i) There are no Contracts or other obligations between any Company Group Member or any Affiliated Practice, on the one hand, and any Related Party, on the other hand, other than Contracts with respect to compensation for services rendered by such officer, director or employee in the ordinary course of employment or as otherwise provided for pursuant to a Company Plan and excluding in all cases for purposes of this Section 2.19 with respect to institutional and venture capital investors of the Company, interests in portfolio companies in transactions occurring in the Ordinary Course of Business, (ii) no Related Party provides, or causes to be provided, any goods or services to any Company Group Member or Affiliated Practice, other than employment and director services and (iii) no Company Group Member or Affiliated Practice provides or causes to be provided goods or services to any Related Party, other than goods or services of a type available to employees and directors of any Company Group Member or Affiliated Practice generally. To the Knowledge of the Company, there are no Contracts with respect to contribution or indemnification between or among any of the Stockholders. For purposes of this Section 2.19, “Related Party” means (x) any Affiliate, director, officer or employee of any Company Group Member, (y) any Stockholder holding 5% or more of the Company’s or any Affiliated Practice’s outstanding equity interests; and (z) to the Knowledge of the Company, any relative or spouse of any of the foregoing Persons.
(b)Section 2.19(b) of the Company Disclosure Schedule lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between any Company Group Member or Affiliated Practice and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights (collectively, the “Stockholder Agreements”).
Section 2.20     Brokers and Other Advisors. Other than Credit Suisse Securities (USA) LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions.
Section 2.21     Anti-Corruption Laws. During the last three (3) years, no Company Group Member or Affiliated Practice nor, to the Knowledge of the Company, any of their respective directors, officers, representatives, agents or employees, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any similar Applicable Law, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, in each case, except for those matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company Group or any Affiliated Practice, taken as a whole.
Section 2.23     Significant Customers and Suppliers.
(a)No Company Group Member or Affiliated Practice has any outstanding material disputes concerning any of its products and/or services with any customer or distributor who, for the year ended December 31, 2020, was one of the five (5) largest sources of revenues for the Company Group, based on amounts paid or payable with respect to such period (each, a “Significant Customer”), and no Company Group Member or Affiliated Practice has received written notice of any material dissatisfaction on the part of any Significant Customer with respect to any of its products and/or services. Each

Significant Customer is listed on Section 2.22(a) of the Company Disclosure Schedule. As of the date hereof, no Company Group Member or Affiliated Practice has received any written notice from any Significant Customer that such Significant Customer shall not continue as a customer of any Company Group Member or Affiliated Practice (or the Surviving Corporation or Parent or any of their respective Subsidiaries) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with any Company Group Member or Affiliated Practice (or the Surviving Corporation or Parent or any of their respective Subsidiaries).
(b)No Company Group Member or any Affiliated Practice has any outstanding material disputes concerning products and/or services provided by any supplier or partner who, for the year ended December 31, 2020, was one of the twenty (20) largest suppliers of products and/or services to or partner of, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”), and no Company Group Member or Affiliated Practice has received written notice of any material dissatisfaction on the part of any Significant Supplier with respect to any Company Group Member or any Affiliated Practice. Each Significant Supplier is listed on Section 2.22(b) of the Company Disclosure Schedule. As of the date hereof, no Company Group Member or Affiliated Practice has received any written notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier or partner of any Company Group Member or Affiliated Practice (or the Surviving Corporation or Parent or any of their respective Subsidiaries) after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with any Company Group Member or Affiliated Practice (or the Surviving Corporation or Parent or any of their respective Subsidiaries).
Section 2.23     Information Supplied. None of the information supplied or to be supplied by or on behalf of any Company Group Member for inclusion or incorporation by reference in (a) the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement/Prospectus that will be included in the Form S-4 Registration Statement and will be sent to the stockholders of Parent relating to the Parent Stockholder Meeting and will be sent to the Stockholders in order to obtain the requisite Stockholder approval will, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent or the Company and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference therein).
Section 2.24     No Other Representations and Warranties. Except for the representations and warranties contained in Article III, the Company acknowledges and agrees that (a) none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty (i) whatsoever and (ii) specifically (but without limiting the generality of the forgoing) with respect to Parent or Merger Sub, or Parent’s business, assets or liabilities, or any representation or warranty relating to current or future financial condition projections, forecasts, results of operations, cash flows, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to the Company with respect to Parent or Merger Sub, and the Company has not relied upon any such other representation or warranty other than those expressly set forth in Article III, and (b) other than the representations and warranties set forth in Article III, neither the Company nor any other Person on its behalf is relying on any other representation or warranty of Parent or any other Person on its behalf, whether express, implied or statutory, and none of Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub shall have any liability to the Company or any other Person for any information provided to the Company or its Representatives relating to the business of Parent, including any materials made available to the Company or its financial and legal advisors or other Representatives in connection with the Company’s due diligence review, due diligence discussions or in any other form.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub jointly and severally represent and warrant to the Company as follows, except as (a) disclosed in the Parent SEC Reports filed with the SEC at least one (1) Business Day prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) set forth on the Parent Disclosure Schedule (with reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that the inclusion of any fact or item disclosed in any Section or subsection of the Parent Disclosure Schedule shall be deemed disclosed and incorporated into each other Section or subsection of the Parent Disclosure Schedule to the extent incorporated by cross-reference therein or where it is reasonably apparent from reading the actual text of the disclosure, without any reference to extrinsic documentation or any independent knowledge regarding the matter disclosed, that such disclosure is relevant or applicable to such other Section or subsection) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):
Section 3.1     Organization, Standing and Corporate Power.
(a)Each Parent Group Member is duly organized, validly existing and in good standing under the laws of the State of Delaware or under the laws of its jurisdiction of organization and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
(b)Each Parent Group Member is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not have a Parent Material Adverse Effect.
(c)Parent has made available to the Company true, correct and complete copies of the Organizational Documents of the Parent, including the Parent Charter and the Parent’s bylaws (collectively, the “Parent Organizational Documents”), as amended as of the Agreement Date. The Parent Organizational Documents are in full force and effect.
Section 3.2     Capitalization.
(a)The authorized capital stock of Parent consists of 1,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock. As of the Reference Date, (i) 137,715,597 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were owned by a Subsidiary of Parent or held by Parent in its treasury and (iii) 15,723,136 shares of Parent Common Stock were reserved for issuance under Parent equity plans. All the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b)Except as set forth in this Agreement and other than the shares of Parent Common Stock that have become outstanding after the Agreement Date that were reserved for issuance as set forth in this Agreement, as of the date hereof:  (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any of its Subsidiaries is a party or is otherwise bound obligating Parent or any of its Subsidiaries to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any of its Subsidiaries or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.
(c)Neither Parent or any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.
(d)There are no voting trusts or other agreements, commitments or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Parent or any of its Subsidiaries.
(e)The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and as of the Agreement Date shall be owned by Parent.
Section 3.3     Authority; Non-Contravention; Voting Requirements.
(a)Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and the other Transaction Agreements to which Parent or Merger Sub is a party have been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and the other parties hereto and thereto, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)The affirmative vote of holders of a majority of the shares of Parent Common Stock voting at the Parent Stockholder Meeting is the only vote required to approve the issuance of shares of Parent Common Stock as contemplated by this Agreement in connection with the Merger under Applicable Law, the Parent Organizational Documents and the rules and regulations of Nasdaq.

(c)Neither the execution and delivery of this Agreement and the other Transaction Agreements by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws or other comparable organizational documents of Parent or Merger Sub or (ii) (x) violate any Applicable Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub or any of their respective properties or assets or (y), other than as set forth on Schedule 3.3(c) of the Parent Disclosure Schedule, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than a Permitted Lien) upon any of the respective material properties or assets of, Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or either of Merger Sub is a party, except where, in the case of clause (y), such conflict(s), violation(s), default(s) or other effect(s), would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 3.4     Issuance of Shares. The shares of Parent Common Stock issuable in the Merger, when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company herein, have been duly authorized and will be duly issued, fully paid and non-assessable.
Section 3.5     Governmental Approvals. Except for (a) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (b) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent, impair or materially delay the ability of Parent to perform its obligations hereunder or to consummate the Transactions.
Section 3.6     Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub and all of the outstanding membership interests of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions, neither of Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.
Section 3.7     SEC Reports, Financial Statements, Undisclosed Liabilities.
(a)Parent has timely filed or furnished each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed or furnished by Parent pursuant to the Securities Act or the Exchange Act with the SEC since January 30, 2020 (as such documents have since the time of their filing been amended or supplemented, the “Parent SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto, the Parent SEC Reports (A) complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and, to the extent applicable, Sarbanes-Oxley Act of 2002 (“SOX”), and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by Parent to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act or pursuant to Item 2.02 of Form 8-K. As of the date of this Agreement, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Parent SEC Reports.
(b)Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Reports. For purposes of the preceding sentence, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX. Since January 30, 2020, neither Parent nor either of Merger Sub has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
(c)The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the “Parent SEC Financial Statements”) complied in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Parent SEC Report, were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year end audit adjustments that would not be, individually or in the aggregate, materially adverse to Parent) in all material respects the consolidated financial position of Parent, as of the respective dates thereof, and the consolidated results of their operations and cash flows for the respective periods then ended.
(d)Parent maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting. Parent (A) maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent’s outside auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and the information described in the foregoing clauses (x) and (y) has been disclosed to the Company prior to the date of this Agreement. Neither Parent nor, to the Knowledge of Parent, Parent’s independent registered accountant has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls or any material inaccuracy in the Parent SEC Financial Statements.

(e)No Parent Group Member has any liabilities of any nature, other than liabilities: (i) set forth in Parent’s consolidated balance sheet (or the notes thereto) as of December 31, 2020 included in the Parent SEC Financial Statements filed or furnished prior to the date hereof, (ii) those contemplated by or otherwise incurred pursuant to performance of this Agreement, (iii) incurred in the Ordinary Course of Business after the Company Balance Sheet Date, (iv) incurred in connection with the performance of executory Contracts to which any Parent Group Member is a party or (v) liabilities that would not individually or in the aggregate, be material to the Parent Group, taken as a whole.
Section 3.8     Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, Legal Proceeding against Parent or any of its Subsidiaries, nor is there any Order by or before any Governmental Authority imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent or any of its Subsidiaries, or their respective assets, by or before any Governmental Authority that, in each case, would reasonably be expected to have a Parent Material Adverse Effect.
Section 3.9     Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement/Prospectus will, at the date it, or any amendment or supplement to it, is mailed or sent to stockholders of Parent or the Company and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent regarding such portions thereof that relate expressly to any Company Group Member, or to statements made therein based on information supplied by or on behalf of any Company Group Member for inclusion or incorporation by reference therein). The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.10     Brokers and Other Advisors. Except for Morgan Stanley & Co. LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions.
Section 3.11     Taxes.
(a)Each Parent Group Member has filed (taking into account all valid extensions of time to file that have been granted) all income and other material Tax Returns that are required to have been filed by it and paid all material Taxes required to be paid by Parent or any of its Subsidiaries, as applicable (whether or not shown on a Tax Return). All such Tax Returns were accurate and complete in all material respects and were prepared in substantial compliance with all Applicable Law. No Parent Group Member is the beneficiary of any extension of time (other than automatic extensions of time not requiring the consent of any Taxing Authority) within which to file any such Tax Return which has not yet been filed. There are no material Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or its Subsidiaries.
(b)No Parent Group Member has received a written notice of a claim by a Taxing Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Parent Group Member is subject to any waiver of any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, in each case other than in connection with automatic extensions of time for filing a Tax Return not requiring the consent of any Taxing Authority.
(c)Each Parent Group Member has withheld, collected and paid all material Taxes, social security charges and similar fees, Federal Insurance Contribution Act amounts, and Federal Unemployment Tax Act amounts required to be withheld, collected and paid in connection with amounts paid or owing to any employee, stockholder, creditor, independent contractor, customer or other third party of any Parent Group Member, and has paid over (or is holding for future payment) any such Taxes and other amounts to the appropriate Governmental Authority in accordance with Applicable Law.
(d)No Parent Group Member has participated in any “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.
(e)No audit, dispute, claim or other examination concerning any material liability for Taxes of Parent or any of its Subsidiaries is in progress or has been claimed or raised in writing by any Taxing Authority that has not been settled or resolved in full.
(f)Neither Parent nor any of its Subsidiaries has taken any action, nor knows of any fact or circumstance, that would reasonably be expected to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) prevent or preclude Parent from delivering the Parent Tax Representation Letter to Cooley LLP and the Company Tax Adviser in accordance with Section 4.13(f).
(g)Notwithstanding anything in this Agreement to the contrary, the representations and warranties made by Parent and Merger Sub in this Section 3.11 constitute the sole and exclusive representations and warranties regarding Taxes or other Tax Returns.
Section 3.12     Absence of Changes. During the period from the Company Balance Sheet Date to and including the Agreement Date, (a) Parent Group has operated in the Ordinary Course of Business in all material respects and (b) no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 3.13     No Other Representations and Warranties. Except for the representations and warranties expressly set forth in Article II, Parent and Merger Sub acknowledge and agree that (a) none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty (i) whatsoever and (ii) specifically (but without limiting the generality of the foregoing) with respect to the Company, its business, projections, forecasts, assets or liabilities, or any representation or warranty relating to current or future financial condition, projections, forecasts, results of operations, cash flows, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to Parent and Merger Sub with respect to the Company, and Parent and Merger Sub have not relied upon any such representation and warranty other than those expressly set forth in Article II, and (b) other than the representations and warranties set forth in Article II, neither Parent nor any other Person on its behalf is relying on any other representation or warranty of the Company or any other Person on its behalf, whether express, implied or statutory, and neither the Company nor any Person on behalf of the Company shall have any liability to Parent, Merger Sub or any other Person for any information provided to Parent or its Representatives relating to the business of the Company, including any materials made available to Parent or its financial and legal advisors or other Representatives in connection with Parent’s due diligence review (including in the virtual data room established by the Company in connection with the Transactions) or management presentations, due diligence discussions or in any other form, except to the extent expressly set forth in Article VII.
ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS
Section 4.1     Conduct of the Company’s Business.
(a)Except (i) as expressly required by this Agreement, (ii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as set forth on Section 4.1(a) of the Company Disclosure Schedule, (iv) as required by Applicable Law, or (v) for any action taken by a Company Group Member that is reasonably necessary to respond to COVID-19 and COVID-19 Measures, during the period from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Article VI (the “Pre-Closing Period”); provided, however, that, to the extent reasonably practicable, the Company shall notify Parent prior to taking any action pursuant to this clause (v) or, if such prior notice is not reasonably practicable, as promptly as reasonably practicable after taking such action, each Company Group Member shall, and, except as limited by applicable Healthcare Laws, agrees to use reasonable best efforts to cause the Affiliated Practices to, (A) conduct its business in the Ordinary Course of Business and (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it (including by using commercially reasonable efforts to preserve its assets and technology and relationships with its customers and suppliers) and to retain the services of its present executive officers.
(b)Without limiting the generality of the foregoing, except (v) as expressly required by this Agreement, (w) as required by Applicable Law, (x) as set forth on Section 4.1(b) of the Company Disclosure Schedule, (y) with the prior written consent of Parent, or (z) for any action taken by a Company Group Member that is reasonably necessary to respond to COVID-19 and COVID-19 Measures, during the Pre-Closing Period; provided, however, that, to the extent reasonably practicable, the Company shall notify Parent prior to taking any action pursuant to this clause (z) or, if such prior notice is not reasonably practicable, as promptly as reasonably practicable after taking such action, Company shall not, and shall not permit any of its Subsidiaries to:
(i)issue, sell, grant, dispose of, pledge or otherwise encumber (other than Permitted Liens) any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided that the Company may issue shares of Company Common Stock upon the conversion of the Company Preferred Stock that are outstanding on the Agreement Date, and shares of Company Common Stock upon the exercise of Company Options and Company Warrants that are outstanding on the Agreement Date and in accordance with the terms thereof;
(ii) (A) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, (B) amend (including by reducing an exercise price or extending a term) or waive any of its rights under any provision of the Company Option Plan or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, except for any amendment or waiver required to effect the treatment of Company Options, Company Phantom Stock Awards or Company Warrants as set forth in Section 1.2(a) or (C) form any Subsidiary of the Company;
(iii)declare, set aside for payment or pay any dividend on (other than as required by the Company Charter), or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to the Stockholders in their capacity as such;
(iv)split, combine, subdivide or reclassify any shares of its capital stock;
(v)incur or assume any indebtedness for borrowed money or guarantee such indebtedness other than (x) indebtedness between and among the Company Group Members or incurred from the Parent Group, (y) indebtedness under the Existing Credit Agreement and (z) other indebtedness in an aggregate principal amount outstanding not to exceed $200,000 per month in order to satisfy the working capital needs of the Company (other than amounts drawn in accordance with Section 4.24); provided, that, in the case of clause (z), such indebtedness is on substantially similar terms to (or no less favorable than) the terms in agreement for indebtedness that has been disclosed to Parent prior to the Agreement Date, or the terms for any indebtedness that may be drawn pursuant to Section 4.24;
(vi)pay, discharge or satisfy (i) any liability to any Person who is a Stockholder, or officer or director of the Company (other than compensation due for services as an officer or director) or (ii) any claim or liability arising other than the payment, discharge or satisfaction of liabilities (w) reflected or reserved against in the Company Financial Statements, (x) contemplated by or otherwise incurred pursuant to performance of this Agreement, including Transaction Expenses, (y) incurred in the Ordinary Course of Business after the Company Balance Sheet Date, or (z) incurred in connection with the performance of executory Contracts to which any Company Group Member is a party;
(vii)sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Liens, any of its material properties or assets to any Person, except (A) in the Ordinary Course of Business, or (B) dispositions of obsolete assets having a de minimis value;
(viii)enter into any agreement for the purchase, sale or lease of any real property;
(ix)make any capital expenditure outside of the Ordinary Course of Business (and for the avoidance of doubt any capital expenditure made in accordance with the Company’s budget that is in effect as of the date hereof shall be deemed in the Ordinary Course of Business);
(x)materially change the amount of any insurance coverage or terminate without replacing any insurance coverage;
(xi)acquire by merging or consolidating with, by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to any Company Group Member, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(xii)transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Intellectual Property, other than as related to nonexclusive licenses of in the Ordinary Course of Business, or transfer or provide a copy of any Software to any Person (including any current or former employee or consultant of any Company Group Member or any contractor or commercial partner of any Company Group Member), other than providing access to Software to current employees and consultants of any Company Group Member, including those involved in the development of the products, on a need to know basis or in the Ordinary Course of Business;
(xiii)take any action regarding a patent, patent application or other Intellectual Property right that would abandon, allow to lapse, or cancel the applicable registration or application;
(xiv)other than in the Ordinary Course of Business, enter into, terminate (other than automatic termination in accordance with the terms thereof) or amend in any material respect any Contract that, upon entry by any Company Group Member thereto, constitutes, or would constitute if it had been entered into prior to the Agreement Date, a Material Contract;
(xv)(A) hire or engage, or offer to hire or engage, any employees or independent contractors, other than (x) any physicians, (y) at-will employees with a base salary or annualized fees less than $225,000 and (z) providers with a base salary or annualized fees less than $250,000, (B) terminate the employment or engagement or materially change the terms and conditions of employment or engagement of any current Company Personnel, other than (x) a termination for cause or (y) current Company Personnel with a base salary or annualized fees less than $300,000 in the Ordinary Course of Business; (C) materially increase the compensation and/or benefits provided or to become provided by any Company Group Member or Affiliated Practice to any current Company Personnel, other than pursuant to a Contract (including any Company Plan) in effect on the Agreement Date or as may be established, adopted or amended following the Agreement Date and not in contravention of the Agreement, (D) promise, make, grant, or increase any retention, severance, change of control, termination, or other similar payment or benefit to any Company Personnel or other Person other than where the cost of such payments constitute Transaction Expenses; (E) materially increase or amend the coverage or benefits available under any Company Plans, or otherwise modify or amend in any material respect or terminate any such Company Plan, except as required by Applicable Law or the terms of such Company Plan;
(xvi)make, change or revoke any election concerning Taxes (including an election pursuant to Section 965 of the Code), adopt or change any accounting method in respect of Taxes, file any U.S. federal, state or non-U.S. income Tax Return or any other material Tax Return without the prior consent of Parent prior to filing, file any amended Tax Return, enter into or apply for any closing or other similar agreement or ruling with respect to Taxes, voluntary disclosure application or agreement or similar process, settle or compromise any Tax claim or assessment, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any Tax Sharing Agreement, assume or agree to indemnify any liability for Taxes of another Person, or surrender any right to claim a material Tax refund, or enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Parent or its Affiliates for any Tax period ending after the Closing Date, make any changes in accounting methods, principles or practices, except insofar as required by a change in GAAP or Applicable Law;
(xvii)make any changes in accounting methods, principles or practices, except insofar as required or permitted by a change in GAAP (or an interpretation or application thereof) or Applicable Law;
(xviii)intentionally delay or postpone, in any material respect, payment of any accounts payable or commissions or any other liability or obligation, or enter into any agreement or negotiation with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation, or accelerate sales or the collection of (or discount) of any accounts or notes receivable in advance of the applicable due date;
(xix)amend the Company Organizational Documents or the equivalent organizational or governing documents of any of the Company Group Members, except, in each case, for any immaterial or ministerial amendments thereto;
(xx)adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than the Transaction Agreements;
(xxi)settle, compromise or initiate any material litigation, proceeding or investigation (other than (A) settlements solely for cash and not in excess of $100,000, (B) for routine collection of accounts receivable, (C) to enforce the Company’s rights under this Agreement or (D) to enforce any other material rights of any Company Group Member or Affiliated Practice);
(xxii)cancel, release or waive any material claims or rights held by any Company Group Member or Affiliated Practice; or
(xxiii)authorize, or agree, in writing or otherwise, to take any of the foregoing actions.
(c)In the event that the Company is required to obtain the prior written consent of Parent for any action pursuant to Section 4.1, the Company shall provide Parent with a written description of the action in accordance with Section 8.7, and Parent shall respond as soon as reasonably practicable (email in accordance with Section 8.7 being sufficient) and such response shall be deemed to be rejected if Parent does not respond within 3 Business Days following receipt of Company’s written request for such response; provided, that notwithstanding anything herein to the contrary, Parent will not unreasonably withhold, delay or condition its consent to the taking of: (1) any action prohibited by clause “(ii)(C)”, “(iv)”, “(v)”, “(vi)”, “(ix)”, “(x)”, “(xii)”, “(xiii)”, “(xiv)”, “(xvii)” or “(xx)” above; or (2) any action prohibited by clause “(xxii)” above (to the extent relating to clause “(ii)(C)”, “(ix)”, “(x)”, “(xii)”, “(xiii)”, “(xiv)”, “(xvii)”, “(xxi)” or “(xxii)” above).
(d)The Company shall deliver to Parent true and complete copies of the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company Group as of and for the three-month periods ended March 31, 2021, as promptly as practicable following the date hereof and shall use commercially reasonable efforts to deliver to Parent any unaudited financial statements, including consolidated balance sheets and consolidated statements of income, changes in stockholder equity, and cash flows, of the Company and its consolidated Subsidiaries as may be required in connection with the Form S-4

Registration Statements, as promptly as practicable following Parent’s request for such financial statements. If the Effectiveness Date has not occurred prior to August 12, 2021, the Company shall use its reasonable best efforts to deliver to Parent, as soon as reasonably practicable following August 12, 2021, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company Group as of and for the three-month period ended June 30, 2021 (collectively, the “2021 Financial Statements”), which shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such 2021 Financial Statements, the representations and warranties set forth in Section 2.5 shall be deemed to apply to the 2021 Financial Statements with the same force and effect as if made as of the date of this Agreement.
(e)Nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of any Company Group Member or Affiliated Practice prior to the Effective Time. Prior to the Effective Time, each Company Group Member and Affiliated Practice shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary contained herein, no consent of Parent shall be required with respect to any matter set forth in this Section 4.1 or elsewhere in the Agreement to the extent the requirement of such consent would violate Applicable Law.
Section 4.2     Conduct of Parent’s Business.
(a)Except (v) as expressly required by this Agreement, (w) as required by Applicable Law, (x) as set forth on Section 4.2(a) of the Parent Disclosure Schedule, (y) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), or (z) for any action taken by a Parent Group Member that is reasonably necessary to respond to COVID-19 and COVID-19 Measures, during the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to:
(i)amend the Parent Organizational Documents in a manner that would materially and adversely affect the holders of the Company Common Stock, or adversely affect the holders of the Company Common Stock relative to other holders of Parent Common Stock;
(ii)(1) split, combine, or reclassify any Parent Common Stock in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock or (2) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, any shares of its capital stock (other than (A) dividends from its direct or indirect wholly-owned Subsidiaries and (B) ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);
(iii)offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interest in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interest (an “Equity Issuance”), other than (1) the issuance of Parent Common Stock upon the vesting, settlement, exercise or lapse of any restrictions on any Parent equity awards granted under Parent equity plans outstanding on the date hereof; (2) issuances of Parent equity awards under any Parent equity plans to employees, directors and other service providers in the Ordinary Course of Business; (3) transactions between Parent and a wholly owned Subsidiary of Parent or between wholly owned Subsidiaries of Parent; (4) Equity Issuances to one or more third parties in which the aggregate amount of securities, as of the respective dates of such Equity Issuance, does not exceed $500,000,000 in the aggregate; and (5) any organized sale of shares of Parent Common Stock by Parent’s existing stockholders in a transaction facilitated by Parent; provided that this subclause (5) shall not prohibit any such secondary sales if Parent is advised by its outside counsel that Parent is required to facilitate such a secondary sale pursuant to the terms of that certain Amended and Restated Investor Rights Agreement, dated January 15, 2020, by and among Parent and the investors listed on Exhibit A thereto;
(iv)enter into any Contract with respect to the voting of shares of its capital stock (other than the Parent Voting Agreements);
(v)except as set forth in Section 4.2(a)(v) of the Parent Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person (or make any material investment in any person) or division thereof that would, or would reasonably be expected to, (A) prevent (x) any waiting period (or extensions thereof) applicable to the Transactions under the HSR Act from expiring or terminating prior to the Outside Date, or (y) Parent from obtaining, prior to October 31, 2021, any of the required pre-closing approvals, consents, waivers or clearances applicable to the Transactions under any Antitrust Laws or from any Governmental Authority or (B) otherwise prevent, materially delay or materially impair the ability of Parent to consummate the Transactions on or before October 31, 2021;
(vi)adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or
(vii)authorize or agree, in writing or otherwise, to take any of the foregoing actions.
Nothing contained herein shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Parent Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations. Notwithstanding anything to the contrary contained herein, no consent of the Company shall be required with respect to any matter set forth in this Section 4.2 or elsewhere in the Agreement to the extent the requirement of such consent would violate Applicable Law.
Section 4.3     Form S-4 Registration Statement; Proxy Statement/Prospectus.
(a)Parent and the Company shall jointly prepare and cause to be filed with the SEC as promptly as practicable (and in any event use reasonable best efforts to do so within five (5) Business Days following delivery by the Company of the required financial statements pursuant to Section 4.1(d)), the Form S-4 Registration Statement and the proxy statement/prospectus to be filed with the SEC as part of the Form S-4 Registration Statement and sent to stockholders of Parent relating to the Parent Stockholder Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”). In furtherance of the foregoing obligations, Parent and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other Party and shall otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the Proxy Statement/Prospectus. Each of Parent and the Company will use their respective reasonable best efforts to (i) cause the Form S-4 Registration Statement, when filed, to comply with all legal requirements applicable thereto, (ii) respond as promptly as practicable to and resolve all comments received from the SEC or its staff concerning the Form S-4 Registration Statement, (iii) have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Form S-4 Registration

Statement effective for so long as necessary to complete the Transactions. On or after the Agreement Date but prior to the initial mailing of the Proxy Statement/Prospectus to the Parent stockholders, Parent shall set a record date (the “Parent Record Date”) for determining the stockholders of Parent entitled to attend the Parent Stockholder Meeting. Parent will cause the Proxy Statement/Prospectus to be mailed to each Parent stockholder as of the Parent Record Date as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act.
(b)No filing of, or amendment or supplement to, the Form S-4 Registration Statement, or response to SEC comments with respect thereto, will be made by Parent without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed).
(c)Parent will promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 Registration Statement, and will, as promptly as practicable after receipt thereof, provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 Registration Statement or the Proxy Statement/Prospectus received from the SEC and advise the other on any oral comments with respect to the Form S-4 Registration Statement received from the SEC. Parent will advise the Company, promptly after Parent receives notice thereof, of the time of effectiveness of the Form S-4 Registration Statement (the date on which such effectiveness shall occur, the “Effectiveness Date”) and the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Transactions, and Parent and the Company will use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.
(d)Prior to filing of the S-4 Registration Statement, Parent (and Merger Sub) and the Company shall use their respective reasonable best efforts to execute and deliver to Cooley LLP and to Skadden, Arps, Slate, Meagher & Flom LLP (“Company Tax Adviser”) the applicable “Tax Representation Letters” referenced in Section 4.13(f). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, and prior to the effectiveness of the S-4 Registration Statement: (a) Parent shall use reasonable best efforts to cause Cooley LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (b) the Company shall use its reasonable best efforts to cause the Company Tax Adviser to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act.
(e)Parent and the Company will also use their respective reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions. Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement/Prospectus will, at the date it is first mailed or sent to the stockholders of Parent and the Stockholders and at the time of the Parent Stockholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to Parent, the Company or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Form S-4 Registration Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and each of Parent and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to Parent’s stockholders.
Section 4.4     Information Statement.
(a)Promptly after the Form S-4 Registration Statement shall have been declared effective under the Securities Act, and in any event no later than two (2) Business Days following the later of the date that Parent provides printed copies of the Form S-4 Registration Statement to the Company for delivery to the Stockholders and the date of the Parent Information Approval contemplated below, the Company shall cause to be mailed (including by electronic means) to Stockholders an information statement (the “Information Statement”) prepared by the Company, with the cooperation of Parent, to solicit the Written Consent. Each of Parent and the Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing Party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. Except for information included in the Form S-4 Registration Statement, the Company shall not include in the Information Statement any information with respect to Parent or its Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion (such approval not to be unreasonably withheld, conditioned or delayed) (any approval of Parent required in this sentence, the “Parent Information Approval”).
(b)The Company covenants and agrees that the Information Statement (other than the information set forth in the Form S-4 Registration Statement, which is subject to the terms of Section 4.3) (Form S-4 Registration Statement; Proxy Statement/Prospectus), (and the letter to stockholders and form of Written Consent included therewith), will not, at the time that the Information Statement or any amendment or supplement thereto is first mailed to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no covenant, representation or warranty with respect to statements made in the Information Statement (and the letter to the Stockholders and form of Written Consent included therewith), if any, based on information furnished in writing by Parent specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.
(c)Promptly following receipt of the Company Stockholder Approval, the Company shall prepare and email a notice (the “Stockholder Notice”) to every Stockholder, except any stockholder as to which the Company does not have an email address, in which case the Company shall use its reasonable best efforts to provide the Stockholder Notice to such person by acceptable alternative means, that did not execute the Written Consent. The Stockholder Notice shall (i) include a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and approved and adopted this Agreement, the Merger and the Transactions, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Written Consent, including the adoption and approval of this Agreement, the Merger and the Transactions in accordance with Section 228(e) of the DGCL and the Company Organizational Documents and (iii) include a description of the appraisal rights of the Stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to Applicable Law. All materials (including any amendments thereto) submitted to the Stockholders in accordance with this Section 4.4 shall be subject to Parent’s advance review and reasonable comment.
Section 4.5     Parent Stockholder Approvals; Company Drag-Along Right.
(a)Parent shall, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act, give notice of and convene and hold a special meeting of the stockholders of Parent (the “Parent Stockholder Meeting”) in accordance with the Parent Organizational Documents and the applicable rules and regulations of Nasdaq for the purposes of obtaining the following (the “Parent Stockholder Approvals”) which Parent shall, through the Parent Board and subject to Section 4.5(d) below, recommend to Parent’s stockholders: (i) approval of the issuance of Parent Common Stock as contemplated by this Agreement in connection with the Merger; (ii) the adjournment of the Parent Stockholder Meeting, if necessary, in the circumstances set forth in Section 4.5(b) below; and (iii) adoption and approval of any other proposals as the SEC (or staff members thereof) may indicate are necessary in its comments to the Form S-4 Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by Parent and the Company as necessary or appropriate in connection with the Transactions (the “Parent Board Recommendation”). Parent shall use its reasonable best efforts to obtain from its stockholders the Parent Stockholder Approvals.
(b)Once the Parent Stockholder Meeting has been convened and noticed, Parent shall not postpone or adjourn the Parent Stockholder Meeting without the consent of the Company (other than: (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approvals because at the scheduled time of the Parent Stockholder Meeting there are not sufficient votes to approve and adopt any of the Parent Stockholder Approvals; provided, that the Parent Stockholder Meeting is not postponed or adjourned to a date that is more than 30 days after the date for which the Parent Stockholder Meeting was originally scheduled, (B) to obtain a quorum of its stockholders present or represented by a proxy at the Parent Stockholder Meeting; or (C) as reasonably determined by Parent to comply with Applicable Law). If the Parent Board makes a Parent Adverse Recommendation Change, it will not alter the obligation of Parent to submit the adoption of this Agreement, approval of the issuance of Parent Common Stock as contemplated by this Agreement, to the holders of Parent Common Stock at the Parent Stockholder Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with the terms set forth in Article VI prior to the Parent Stockholders Approval.
(c)Except as permitted by Section 4.5(d) below, neither the Parent Board nor any committee thereof shall (i) withhold or withdraw (or qualify or modify in any manner adverse to the Company) the Parent Board Recommendation, or (ii) fail to include the Parent Board Recommendation in the Proxy Statement/Prospectus (any action described in this Section 4.5(c) being referred to as a “Parent Adverse Recommendation Change”).
(d)Notwithstanding the foregoing, prior to obtaining the Parent Stockholder Approvals, the Parent Board (or any duly authorized committee thereof) may effect a Parent Adverse Recommendation Change, but only in response to a Parent Intervening Event and only if (i) the Parent Board (or any duly authorized committee thereof) determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to take such action would be inconsistent with the

Parent’s directors’ fiduciary duties under Applicable Law; (ii) prior to the determination referenced in the foregoing clause (i), Parent has notified the Company in writing that it intends to effect a Parent Adverse Recommendation Change due to the occurrence of a Parent Intervening Event (which notice shall specify and describe the Parent Intervening Event in reasonable detail (including details of the underlying facts giving rise to the Parent Intervening Event) and the reasons as to why it intends to effect a Parent Adverse Recommendation Change and which notice shall not constitute a Parent Adverse Recommendation Change); (iii) for a period of three (3) Business Days following the notice delivered pursuant to clause (ii) of this Section 4.5(d), Parent shall have made Representatives available to discuss and negotiate in good faith (in each case to the extent Company desires to negotiate), with Representatives of the Company any proposed modifications to the terms and conditions of this Agreement so that the failure to take such action would no longer be inconsistent with Parent’s directors’ fiduciary duties under Applicable Law (it being understood and agreed that any material change to the facts and circumstances relating to the Parent Intervening Event shall require a new notice and a new negotiation period (except that such new negotiation period shall be for two (2) Business Days)); and (iv) no earlier than the end of the negotiation period, the Parent Board (or any duly authorized committee thereof) shall have determined in good faith (after consultation with its outside counsel and financial advisor), after considering the terms of any proposed amendment or modification to this Agreement, that the failure to take such action would still be inconsistent with the Parent’s directors’ fiduciary duties under Applicable Law.
(e)Nothing contained in this Agreement will prohibit Parent or the Parent Board from (1) making any disclosure to its stockholders if the Parent Board has reasonably determined in good faith after consultation with Parent’s outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the duties of the members of the Parent Board under Applicable Law or (2) making any “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) promulgated under the Exchange Act.
(f)Prior to Closing the Company shall take all actions that may be required or appropriate to implement the provisions of Section 4 of the Voting Agreement.
Section 4.6     No Solicitation by the Company.
(a)During the Pre-Closing Period, each Company Group Member and Affiliated Practice shall not and shall not permit any of their directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, directly or indirectly (i) initiate, solicit, seek, or knowingly encourage (including by way of furnishing nonpublic information or assistance) any inquiries, expressions of interest, proposal or offer with respect to or the making of, any Acquisition Proposal, (ii) enter into or continue discussions or negotiate with any Person in furtherance of, or deliver or make available to any Person any non-public information with respect to, such inquiries or with respect to an Acquisition Proposal, (iii) enter into any Contract or any agreement in principle relating to an Acquisition Proposal, or (iv) enter into any other transaction or series of transactions not in the Ordinary Course of Business, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. “Acquisition Proposal” means any agreement, proposal, offer or bona fide indication of interest from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Representatives, relating to any (A) direct or indirect acquisition, lease, mortgage, pledge, exchange, transfer, license or disposition (whether in a single transaction or a series of related transactions) of at least 10% of the assets of the Company Group and the Affiliated Practices taken as a whole, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of more than 10% of the equity securities of any Company

Group Member or (C) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Company Group Member, in each case, other than the Transactions, or (D) any other transaction outside of the Ordinary Course of Business, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions.
(b)The Company Group Member will, and will cause the Affiliated Practices and its and their Representatives to, (x) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (y) immediately revoke or withdraw access of any Person (other than Parent and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to any Company Group Member in connection with an Acquisition Proposal and request from each Person (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to any Company Group Member previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s or the Affiliated Practice’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that any Company Group Member is obligated pursuant to this Section 4.6 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 4.6.
(c)In addition to the other obligations of the Company and the Affiliated Practices set forth in this Section 4.6, the Company shall promptly advise Parent, in writing, and in any event no later than 24 hours after becoming aware of, (i) any inquiry, expression of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, by any Person other than Parent and its Representatives; or (ii) any request for non-public information that is being made in contemplation of an Acquisition Proposal. Such notice shall describe (i) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (ii) the identity of the Person making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (except to the extent prohibited from doing so pursuant to any confidentiality agreement as in effect prior to the Agreement Date with the Party making any proposal, inquiry or other contact). The Company shall keep Parent fully informed of the status and material details of, and any material modification to, any such inquiry, expression of interest, proposal or offer and any material correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any material amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal.
Section 4.7     280G Approval. Following the execution of this Agreement and prior to the Effective Time, the Company shall use commercially reasonable efforts to (i) obtain waivers of any parachute payment under Section 280G of the Code by each individual whom the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) (the “Parachute Payment Waivers”) and (ii) submit to the Stockholders for approval (in a manner reasonably satisfactory to Parent, with Parent having been given a reasonable opportunity to review and comment on any related calculations and documentation) any payments and/or benefits that the Company (in consultation with Parent) determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that, if the Stockholders approve such payments and benefits, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. Prior to the Effective Time, the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Stockholder vote was solicited in conformance with this Section 4.7 and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”), or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits that were executed by the affected individuals. Prior to the solicitation of Parachute Payment Waivers, Parent shall provide the Company with any compensatory arrangement that it or its Affiliates entered into or agreed with any disqualified individual.
Section 4.8     Regulatory Approvals.
(a)Subject to the other terms and conditions of this Agreement, the Company and Parent agree, and shall cause each of their respective Subsidiaries and the Affiliated Practices, to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the Transactions and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the Transactions as set forth in Article V to be satisfied, including using reasonable best efforts to take all actions necessary to obtain all licenses, certificates, permits, approvals, clearances, expirations, consents, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders of any Governmental Authority (each a “Governmental Consent”) required for the satisfaction of the conditions set forth in Section 5.1(b) and Section 5.2(d). The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing, and shall provide copies of any filing to be made with a Governmental Authority to the non-filing Party, other than the HSR Act filing, prior to submitting such filing, and the Parties shall agree on the content of any such filing prior to its submission to a Governmental Authority.
(b)In connection with the efforts referenced in Section 4.8(a), Parent and the Company shall promptly make all filings which may be required for the satisfaction of the condition set forth in Section 5.1(b) and Section 5.2(d) by each of them in connection with the consummation of the Transactions. Notwithstanding anything to the contrary contained herein, Parent and the Company shall make their respective filings under the HSR Act no later than ten (10) Business Days following the date hereof. In addition, Parent and the Company agree, and shall cause each of their Subsidiaries and the Affiliated Practices, to cooperate and to use their respective reasonable best efforts to take all actions necessary to obtain any Governmental Consents required for the Closing contemplated by Section 4.8(a) above and to respond as promptly as practicable to any requests for information from any Governmental Authority regarding the Transactions, and to use their respective reasonable best efforts to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions under any Applicable Law. Each Party shall furnish to the other such necessary information and assistance as the other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority necessary to consummate the Transactions.
(c)In connection with the efforts referenced in Section 4.8(a), Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other in advance (to the extent legally permissible), any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with any Legal Proceedings under or relating to any

Governmental Consent. Without limiting the generality of the foregoing, in connection with this Agreement, the Transactions, any related agreements and the transactions contemplated thereby, the Parties agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to any Applicable Laws, (ii) give each other an opportunity to participate in each of such meetings, (iii) give each other reasonable advance notice of all substantive oral communications with any Governmental Authority relating to any Applicable Laws, (iv) if any Governmental Authority initiates a substantive oral communication regarding any Applicable Laws, to promptly notify the other Party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority regarding any Applicable Laws, and (vi) provide each other with copies of all substantive written communications from any Governmental Authority relating to any Applicable Laws. Any disclosures or provision of copies by one Party to the other may be made on an outside counsel basis, if appropriate. Except as prohibited or restricted by Applicable Law, each Party or its attorneys shall provide the other Party or its attorneys the opportunity to review all substantive correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement, the Transactions, any related agreements or the transactions contemplated thereby.
(d)Each of Parent and the Company shall notify and keep the other advised as to (i) any material communication from any Governmental Authority regarding any of the Transactions, and (ii) any litigation or administrative proceeding pending and known to such Party, or to its Knowledge threatened, which challenges, or would challenge, the Transactions. The Company and Parent shall not take any action inconsistent with their obligations under this Agreement or, without prejudice to the Company’s or Parent’s rights under this Agreement, which would materially hinder or delay the consummation of the Transactions.
(e)If any objections are asserted with respect to the Transactions under any Applicable Law, or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the Transactions as violative of any Applicable Law or if a filing pursuant to Section 4.8(a) is reasonably likely to be rejected or conditioned by a Governmental Authority, then each of the Parties shall use reasonable best efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions so as to permit consummation of the Transactions as soon as practicable and in any event on or prior to the Outside Date. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any Legal Proceeding challenging any of the Transactions as violative of any Applicable Law and (ii) Parent shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for the (A) sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Parent or any of its Affiliates or of the Company or (B) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own their respective assets.
Section 4.9     Joinder Agreements; Written Consent.
(a)During the Pre-Closing Period, the Company shall use its reasonable best efforts to obtain an executed Joinder Agreement from each Stockholder who has not already executed a Joinder Agreement.

(b)The Company shall use its commercially reasonable efforts to deliver the Written Consent to Parent within two (2) Business Days following the Effectiveness Date.
Section 4.10     Necessary Consents and Other Contract Action.
(a)The Company shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contracts as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect following the Effective Time, including such consents, waivers and approvals listed on Section 4.10 of the Company Disclosure Schedule. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.
(b)If requested by Parent, the Company shall use its commercially reasonable efforts to cause all management services agreements between any Company Group Member and any Affiliated Practice to be assigned to the Surviving Corporation or such other entity as may be designated by Parent effective as of the Effective Time.
Section 4.11     Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party hereto may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, so long as such statements are consistent with previous press release or other public announcement made jointly by the Parties hereto (or individually, if approved by the other Party hereto), and (b) a Parent or the Company may, without the prior consent of the other Party but subject to giving advance notice to the other Party (to the extent practical) and giving due consideration to comments from the other Party, issue any such press release or other public announcement as may be required by Applicable Law.
Section 4.12     Access to Information; Confidentiality.
(a)Subject to Applicable Law relating to the exchange of information, the Company shall afford to Parent and its Representatives reasonable access during normal business hours to all of the Company Group Members’ and the Affiliated Practices’ properties, books, Contracts, records and correspondence (in each case, whether in physical or electronic form) and the Company shall furnish promptly to Parent all material information in the Company Group Members’ and Affiliated Practices’ possession concerning each Company Group Members’ and Affiliated Practices’ businesses, properties, facilities, Tax Returns, Company Plans, work papers and other documents and personnel to verify the accuracy of the Company’s representations and warranties contained in this Agreement, the accuracy of the Capitalization Spreadsheet and Company Closing Financial Certificate or as Parent may otherwise reasonably request; provided that (i) such access does not unreasonably interfere with the normal operations of the Company, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions (so long as the Company has used reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such confidentiality), (iii) nothing herein shall require the Company to provide access to, or to disclose any information to, Parent or any of its Representatives if such access or disclosure, in the good faith belief of the Company, (x) would waive any legal privilege (so long as the Company has reasonably cooperated with Parent to permit such access of or to disclose such information on a basis that does not result in the loss of such privilege, including disclosing information subject to execution of a joint defense agreement in customary form or limiting disclosure to external counsel for Parent) or (y) would be in violation of Applicable Law or regulations of any Governmental Authority or the provisions of any agreement to which any Company Group Member is a party as of the Agreement Date.
(b)Except for disclosures permitted by the terms of the Mutual Non-Disclosure Agreement, dated as of November 9, 2020, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall (and shall cause its Representatives to) hold information received from the Company pursuant to this Section 4.12 in confidence in accordance with the terms of the Confidentiality Agreement. The Confidentiality Agreement shall remain in effect until the Effective Time, at which point it shall terminate. From and after the Effective Time, the Stockholders’ Representative and the Stockholders shall, and shall cause its Affiliates and its and their respective Representatives to, keep confidential and not use or disclose documents and information concerning Parent and its Affiliates (including the Surviving Corporation) and its and their respective businesses, this Agreement and the Transactions, whether or not such documents and information were furnished by Parent or its Affiliates (including the Surviving Corporation) or its and their respective Representatives in connection with the Transactions subject to the same exceptions as set forth in the Confidentiality Agreement.
Section 4.13     Tax Matters.
(a)The Company shall (i) prepare in the Ordinary Course of Business (except as otherwise required by Applicable Law) and timely file, or shall cause to be prepared and timely filed, all Tax Returns that are required to be filed by any Company Group Members and Affiliated Practices on or before the Closing Date (“Post-Signing Returns”), and shall pay, or cause to be paid, all Taxes due on such Post-Signing Returns, and (ii) at least twenty (20) days prior to the due date for filing a Post-Signing Return that is an income or other material Tax Return (including any valid extensions), and in any event, prior to the filing of such Tax Return, submit a copy of such Tax Return to Parent for review and approval (not to be unreasonably withheld, conditioned or delayed). Parent shall, on behalf of each Company Group Member and Affiliated Practice (x) prepare or cause to be prepared in the Ordinary Course of Business (except as otherwise required by Applicable Law) and timely file, all Tax Returns for the Company Group Members and the Affiliated Practices that are required to be filed by them after the Closing Date (“Post-Closing Returns”) and (y) in the event that any income or other material Post-Closing Return shows any unpaid Pre-Closing Taxes that are subject to indemnification by the Stockholders pursuant to this Agreement, submit a copy of such Post-Closing Return to the Stockholders’ Representative for review and comment at least twenty (20) days (or, if such Post-Closing Returns are required to be filed within twenty (20) days after the Agreement Date, as soon as practicable after the Agreement Date) prior to the due date for filing such Post-Closing Returns (including any valid extensions), and in any event, prior to the filing of such Tax Return; provided that any failure or delay in providing any Post-Closing Return to the Stockholders’ Representative shall not relieve the Stockholders of any indemnification obligations with respect to such Tax Return except to the extent the Stockholders are actually materially prejudiced as a result thereof. Parent will consider in good faith all reasonable comments received at least 10 days prior to the due date for such Tax Return from the Stockholders’ Representative. The Stockholders shall be responsible for reimbursing Parent for any Pre-Closing Taxes shown as due on such Parent Post-Closing Returns (to the extent such Pre-Closing Taxes are not reflected in Company Debt or Transaction Expenses) pursuant to Section 7.2(g).

(b)Between the Agreement Date and Closing, the Company shall promptly notify Parent of any material Legal Proceeding pending against or with respect to the Company in respect of any Tax matter, including Tax liabilities and refund claims.
(c)Following the Closing, Parent, the Surviving Corporation and the Stockholders’ Representative shall, as reasonably requested by any Party hereto and at the requesting Party’s expense: (A) assist any other Party in preparing and filing any Tax Returns relating to any Company Group Member and Affiliated Practice or their operations which such other Party is responsible for preparing and filing, and any pending or threatened audit, Legal Proceedings or assessments with respect thereto, (B) cooperate in preparing for any Tax audit or other Legal Proceedings, or dispute with Taxing Authorities regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Taxing Authority, in each case with respect to each Company Group Member or Affiliated Practice and (C) make available to the other parties hereto and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes relating to any Company Group Member or Affiliated Practice. In furtherance of the foregoing, prior to the Closing, the Company agrees to cause any Company Group Member or Affiliated Practice to, cooperate with Parent and provide any relevant information within their possession requested by Parent that is reasonably necessary for Parent to determine the limitations, if any, on any Company Group Members’ or Affiliated Practices’ Tax loss carryforwards under Sections 382, 383 and 384 of the Code or any similar provision of law of any other jurisdiction applicable to any Company Group Member or Affiliated Practice. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Company or the Stockholders’ Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of any Company Group Member and Affiliated Practice for taxable periods ending on or prior to the Closing Date). Notwithstanding anything to the contrary in this Agreement, the Stockholders’ Representative shall have no obligation to prepare or file any Tax Returns.
(d)On or prior to the Closing, the Company shall deliver to Parent the FIRPTA Documentation described in Schedule 5.2 of the Company Disclosure Schedule.
(e)The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Section 1.368-3. Each of Parent and the Company shall report the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code on its U.S. federal income Tax Return for the taxable year including the Closing Date and shall file all applicable U.S. state and local income Tax Returns in a manner consistent with the Merger constituting a reorganization unless otherwise required by Applicable Law. Except for the covenants in this Section 4.13(e) and the representations set forth in Section 3.11(f) of this Agreement, no Parent Group Member or any of their Affiliates makes any representations or warranties to the Company or to any Stockholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Stockholder of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the Stockholders are relying solely on their own Tax advisors for Tax advice regarding this Agreement, the Merger and the other transactions and agreements contemplated hereby. No Company Group Member or Affiliated Practice or Parent shall (and after the Closing, Parent shall not permit the Company or any other Affiliate of Parent to) knowingly take any action that would reasonably be expected to prevent the Merger from being treated as a reorganization for U.S. federal income Tax purposes other than any actions that are required by the provisions of this Agreement and related agreements. Each of the Company and Parent shall, and Parent shall cause Merger Sub to, cooperate with one another and the Company Tax Adviser in obtaining an opinion of the Company Tax Adviser, addressed to the Company and dated as of the Closing Date, substantially to the effect that, for U.S. federal income tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368 of the Code (the “Tax Opinion”). In the event that the Company Tax Adviser is not able to deliver the Tax Opinion with respect to the Merger as a result of an Adverse Tax Law Change, each of the Company, Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to, use reasonable efforts to restructure the Merger in a manner that permits the Company Tax Adviser to deliver the Tax Opinion.
(f)The Company shall use its reasonable best efforts to deliver to Cooley LLP and the Company Tax Adviser a “Company Tax Representation Letter,” dated as of the dates of the Tax opinions referenced in Section 4.3(d) and Section 4.13(e) and signed by an officer of the Company, containing representations of the Company, substantially in the form of Exhibit H (with such changes, updates or refinements, agreed to by Parent, the Company, Cooley LLP, and the Company Tax Adviser, as may be reasonably necessary to reflect any changes in, or clarifications of, facts following the Agreement Date), and Parent and Merger Sub shall use reasonable best efforts to deliver to Cooley LLP and the Company Tax Adviser a “Parent Tax Representation Letter,” dated as of the dates of the Tax opinions referenced in Section 4.3(d) and Section 4.13(e) and signed by an officer of Parent and Merger Sub, containing representations of Parent (and Merger Sub), substantially in the form of Exhibit I (with such changes, updates or refinements, agreed to by Parent, the Company, Cooley LLP, and the Company Tax Adviser, as may be reasonably necessary to reflect any changes in, or clarifications of, facts following the Agreement Date), in each case as shall be reasonably necessary or appropriate to enable Cooley LLP and the Company Tax Adviser to render the applicable tax opinions described in Section 4.3(d) and Section 4.13(e) of this Agreement.
Section 4.14     Indemnification of Officers and Directors.
(a)Parent shall cause the Surviving Corporation to perform (including with respect to advancement of expenses) its obligations, if any, to defend, hold harmless, indemnify and advance expenses to any present and former directors, officers, employees, and agents of the Company Group Members and Affiliated Practices and all other Persons who may presently serve or have served at any Company Group Members’ or Affiliated Practices’ request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (collectively, the “D&O Indemnified Parties”) under the Company Organizational Documents or equivalent organizational or governing documents of any of the Company Group Members, in each case in effect as of the Agreement Date (to the extent consistent with Applicable Law), as well as any rights to indemnification and advancement of expenses provided in employment agreements or indemnification agreements between each Company Group Member or Affiliated Practice, on the one hand, and any D&O Indemnified Parties, on the other hand. Parent, from and after the Closing Date, shall cause the organizational documents of the Surviving Corporation to contain provisions no less favorable to the D&O Indemnified Parties with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the Agreement Date in the Company Organizational Documents or equivalent organizational or governing documents of any of the Company’s Subsidiaries, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.
(b)Prior to the Effective Time, the Company shall purchase “tail” coverage for the D&O Indemnified Parties in a form acceptable to Parent (the “Tail Policy”), which shall provide such D&O Indemnified Parties with coverage for six years following the Effective Time in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage (including fiduciary liability insurance) presently maintained by the Company.
(c)The provisions of this Section 4.14 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs, and their Representatives.
Section 4.15     Employee Matters.
(a)Until at least December 31, 2021 (the “Benefits Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for each employee of the Company Group who continues as an employee of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (collectively, the “Continuing Employees”), with (i) base salary or base compensation, as applicable, that is no less than the base salary or base compensation, as applicable, provided to each such Continuing Employee by the Company Group immediately prior to the Effective Time, and (ii) retirement, health and welfare benefits that are no less favorable, in the aggregate, than (A) the retirement, health and welfare benefits that are provided to each such Continuing Employee by the Company Group immediately prior to execution of this Agreement or, if more favorable, (B) similarly situated employees of the Parent Group, as determined in the sole discretion of Parent. In addition, during the Benefits Continuation Period, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance payments and benefits to each Continuing Employee whose employment is terminated by Parent, the Surviving Corporation or any of their respective Subsidiaries other than for cause during the Benefits Continuation Period that are no less favorable, in the aggregate, than the severance payments and benefits that are provided to similarly situated employees of Parent Group at the time of such termination.
(b)With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, (i) Parent shall use reasonable best efforts to cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, (ii) Parent shall use reasonable best efforts to cause Continuing Employees to receive credit for purposes of eligibility (including for purposes of any vacation, sick, personal time off plans or programs) and vesting for years of service with the Company and/or any of its Subsidiaries prior to the Effective Time in the applicable welfare benefit plans and defined contribution plan of Parent and (iii) Parent shall use reasonable best efforts to cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the Surviving Corporation (or the relevant Subsidiary of either such entity), as applicable, for the plan year in which the Closing Date occurs.
(c)To the extent requested in writing by Parent at least five Business Days prior to the Closing Date, the Company shall take all actions that may be necessary under the Company’s 401(k) plan to terminate the Company’s 401(k) plan at least one day prior to, but effective upon the consummation of, the Effective Time. In connection with the termination of the Company 401(k) plan, Parent shall take any and all actions as may be reasonably required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed or distributable to such Continuing

Employee from such Company 401(k) plan to a Parent plan that is qualified within the meaning of Sections 401(a) and 401(k) of the Code (each, a “Parent Qualified Plan”). If the Company’s 401(k) plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent Qualified Plan as of the Closing Date.
(d)Parent shall, or shall cause the Surviving Corporation or any of their respective Subsidiaries to, pay to each Continuing Employee who remains employed with Parent, the Surviving Corporation or their respective Subsidiaries through December 31, 2021, at the same time or times that Parent or the Surviving Corporation pay annual bonuses in respect of the 2021 performance period to other similarly situated employees of Parent or its Subsidiaries, but in no event later than March 15, 2022, a bonus for the 2021 performance period (the “2021 Annual Bonus”) that is no less than the sum of (i) the portion of 2021 Annual Bonus accrued between January 1, 2021 and through and including the Closing Date in respect of each Continuing Employee under the applicable cash incentive plan of the Company Group (the “Pre-Closing Accrued 2021 Annual Bonus”), and (ii) the 2021 Annual Bonus earned by such Continuing Employee for the period following the Closing Date through the remainder of calendar year 2021, based on actual performance as determined reasonably and in good faith by the Parent Board or a committee thereof based on actual results (and after giving appropriate effect to the Transactions and actions taken by Parent in connection therewith that affect the Surviving Corporation and its Subsidiaries) (the “Post-Closing 2021 Annual Bonus”). Notwithstanding anything to the contrary in the foregoing, if a Continuing Employee’s employment is terminated without “Cause” (as such term is defined on Section 4.15(d) of the Company Disclosure Schedule) prior to payment of the 2021 Annual Bonus, Parent shall, or shall cause the Surviving Corporation or their respective Subsidiaries to, pay to such Continuing Employee, at the same time or times that Parent or the Surviving Corporation pay annual bonuses in respect of the 2021 performance period to other similarly situated employees of Parent or its Subsidiaries, but in no event later than March 15, 2022, a pro-rated portion of the 2021 Annual Bonus applicable to such Continuing Employee, with such proration equal to the sum of (x) the Pre-Closing Accrued 2021 Annual Bonus plus (y) the Post-Closing 2021 Annual Bonus, prorated to reflect the portion of the 2021 calendar year elapsed following the Closing Date and through December 31, 2021.
(e)The provisions of this Section 4.15 are solely for the benefit of the Parties to this Agreement, and no provision of this Section 4.15 or otherwise in this Agreement is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Closing, any Company Plan in accordance with their terms or prevent Parent, the Surviving Corporation or any of their Affiliates, after the Closing, from terminating the employment of any Continuing Employee.
(f)The Company shall use commercially reasonable efforts to obtain a release agreement, in substantially the form attached hereto as Exhibit K, from each Promised Grantee listed on Section 2.2(c) of the Company Disclosure Schedules agreeing to a waiver and release of any rights of such Person to receive any Company Options or Company Phantom Stock Awards of the Company in exchange for the consideration set forth therein (the “Promised Release”).  In the event the Company does not secure a Promised Release from any Promised Grantee on or prior to Closing, then following the Closing, Parent may seek to obtain such waiver and release of claims, including by making a reasonable payment to such Promised Grantee following good-faith consultation with the Stockholders’ Representative, which payment shall be a Transaction Expense to be funded from the Escrow Fund.

Section 4.16     Governance Matters.  Effective at the Effective Time, unless otherwise agreed by Parent and the Company in writing and subject in all events to compliance with applicable Nasdaq and SEC rules, Parent shall take all necessary action to cause one (1) member of the current Company Board designated by the Company (the “Company Board Designee”) to be appointed to the Parent Board. Such Company Board Designee shall be designated by written notice by the Company to Parent delivered prior to the initial filing of the Form S-4 Registration Statement with the SEC. The Company Board Designee shall be added as a Class 3 Director to the Parent Board. It shall be a condition to such appointment that the Company Board Designee (A)  satisfying the criteria to be independent for purposes of Nasdaq listing requirements, (B) meets and complies with any other qualification criteria theretofore adopted by the nominating and corporate governance committee of the Parent Board, including the requirements of Applicable Law, the Nasdaq rules and the SEC rules and (C) is otherwise reasonably acceptable to the nominating and corporate governance committee of the Parent Board.
Section 4.17     Expenses. Except as otherwise provided herein, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation, execution and performance of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions; provided, however, that the HSR Act filing fees and the filing fees for the Form S-4 Registration Statement shall be borne by Parent. Parent shall be solely responsible for the fees and expenses of the Exchange Agent relating to any arrangement with the Exchange Agent and the fees and expenses of the Escrow Agent relating to the Escrow Agreement. The Company shall be responsible for the fees and expenses relating to the Tail Policy.
Section 4.18     Capitalization Spreadsheet. Not less than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a spreadsheet (the “Estimated Capitalization Spreadsheet”) substantially in the form of Section 2.2(b) of the Company Disclosure Schedule, which spreadsheet, in addition to the information set forth on Section 2.2(b) of the Company Disclosure Schedule, shall include, as of the Closing, (i) a list of all Stockholders, Optionholders and Warrantholders and, to the extent known, their respective addresses, e-mail addresses and, where available, taxpayer identification numbers, (ii) the number and class of shares of Company Capital Stock (x) held by such Stockholders (including the respective certificate numbers), (y) issuable upon exercise of any Company Options by such Optionholders, (z) whether such shares of Company Capital Stock were acquired upon exercise of a Company Option (and if so, whether such Company Option was an “incentive stock option” within the meaning of Section 422 of the Code and the Merger resulted in a “disqualifying disposition” of such shares described in Section 421(b) of the Code) and (xx) issuable upon exercise of any Company Warrants by such Warrantholders, (iii) the exercise price per share in effect for each Company Option and Company Warrant, (iv) the Merger Consideration to be paid to each Stockholder, Optionholder and Warrantholder, as the case may be, (v) the number of shares of Parent Common Stock to be deposited into the Indemnity Escrow Fund and the Adjustment Escrow Fund, on behalf of each Stockholder and Warrantholder in respect of the Indemnity Escrow Amount, the Special Indemnity Escrow Amount and the Adjustment Escrow Amount, ((vi) the Pro Rata Portion with respect to such Stockholder and Warrantholder, (vii) a list of each Stockholder, Optionholder and Warrantholder for whom income, employment or payroll Taxes should be withheld from the consideration that such Stockholder, Optionholder or Warrantholder, as applicable, is entitled to receive, and (viii) the amount of the Expense Fund. In the event that Parent notifies the Company that there are reasonably apparent errors in the drafts of the Estimated Capitalization Spreadsheet, Parent and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 4.18 (such final spreadsheet delivered to Parent, the “Capitalization Spreadsheet”). Without limiting the foregoing or Section 4.10, the Company shall provide to Parent, together with the Company Closing Financial Certificate, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Estimated Capitalization Spreadsheet and the Capitalization Spreadsheet.
Section 4.19     Company Closing Financial Certificate. The Company shall prepare and deliver to Parent the Company Closing Financial Certificate not later than five Business Days prior to the Closing Date. In the event that Parent notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate, Parent and the Company shall discuss such errors in good faith and if the Company agrees, it shall correct such errors prior to delivering the final versions of the same in accordance with this Section 4.19. Without limiting the foregoing, the Company shall provide to Parent, together with the Company Closing Financial Certificate, such supporting documentation, information and calculations as are reasonably necessary for Parent to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate.
Section 4.20     Termination of Stockholder Agreements. The Company shall cause the termination of, each of the Stockholder Agreements set forth on Section 4.20 of the Company Disclosure Schedule effective as of, and contingent upon, the Effective Time, without any liability being imposed on the part of Parent or any of Parent’s Subsidiaries (including the Surviving Corporation).
Section 4.21     Stockholder Litigation. Each of Parent and the Company shall promptly advise the other Party in writing after becoming aware of any Legal Proceedings commenced, or to its Knowledge threatened, after the date of this Agreement against such party or any of its directors by any stockholder of such party (on their own behalf or on behalf of such party) relating to this Agreement or the Transactions and shall keep the Company and Parent reasonably informed regarding any such Legal Proceeding. Each of Parent and the Company shall give the other Party the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation.
Section 4.22     Section 16. Prior to the Effective Time, Parent shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the Transactions by each Person who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.
Section 4.23     Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Transactions to be approved for listing on the Nasdaq, subject to official notice of issuance, at or prior to the Effective Time. The parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company will cooperate with Parent as reasonably requested by Parent with respect to the listing application for the Parent Common Stock and promptly furnish to Parent all information concerning the Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 4.23.
Section 4.24     Parent Cash Advances. During the period from the Agreement Date until the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of this Article IV, if the Transactions have not been consummated by June 15, 2021, upon the written request of the Company, and provided that there is an absence of an Event of Default under the Existing Credit Agreement (as defined therein), Parent shall advance an amount no greater than the maximum amount set forth in Section 4.24 of the Company Disclosure Schedule in any 30 day period subject to the terms set forth in Section 4.24 of the Company Disclosure Schedule; provided, that any such request shall be requested solely to cover the ordinary course working capital funding requirements of the Company. Promptly following the date of this Agreement, the parties shall enter into definitive documentation evidencing such cash advance arrangements reasonably acceptable to both Parent and the Company.
ARTICLE V

CONDITIONS PRECEDENT
Section 5.1     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing of the following conditions:
(a)Stockholder Approval.
(i)The Company Stockholder Approval shall have been obtained.
(ii)The Parent Stockholder Approvals shall have been obtained.
(b)HSR. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired (or early termination shall have been granted).
(c)No Injunctions or Restraints. No injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect, and no Applicable Law shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.
(d)Form S-4 Registration Statement. The Form S-4 Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Form S-4 Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Form S-4 Registration Statement shall have been initiated or be threatened by the SEC.
(e)Listing. The shares of Parent Common Stock issuable in the Merger shall have been approved for the listing by the Nasdaq, subject to official notice of issuance.
(f)Litigation. There shall not be pending any Legal Proceeding by any Governmental Authority against the Company or Parent seeking to enjoin, restrain, prevent or prohibit the consummation of the Merger or make the consummation of the Merger illegal.
Section 5.2     Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) Except for the representations and warranties of the Company set forth in Sections 2.2(a), 2.2(b), 2.2(g), 2.9, 2.16(j) and 2.19, the Company Fundamental Representations shall have been true and correct in all respects on and as of the date of this Agreement and as of immediately prior to the Effective Time as though such representations and warranties were made as of immediately prior to the Effective Time (except for the representations and warranties of the Company made as of a specified date, which shall be true and correct in all respects as of such date or, if qualified by their terms by a reference to materiality or Company Material Adverse Effect, then true and correct as so qualified on and as of such date); (ii) the representations and warranties of the Company set forth in Sections 2.2(g), 2.16(j), 2.19 and the Company Regulatory Representations shall have been true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Company Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and as of immediately prior to the Effective Time as though such representations and warranties were made as of immediately prior to the Effective Time (except for the representations and warranties of the Company made as of a specified date, which shall be true and correct in all material respects as of such date or, if qualified by their terms by a reference to materiality or Company Material Adverse Effect, then true and correct as so qualified on and as of such date); (iii) the representations and warranties of the Company set forth in Section 2.6 shall have been true and correct on and as of the date of this Agreement and as of immediately prior to the Effective Time as though such representations and warranties were made as of immediately prior to the Effective Time; (iv) the representations and warranties of the Company set forth in Section 2.2(a) and Section 2.2(b) of the Agreement shall have been true and accurate in all respects on and as of the Agreement Date and on as immediately prior to the Effective Times as though such representations and warranties were made on and as of immediately prior to the Effective Time (except for the representations and warranties of Parent made as of a specified date, which shall be true and correct as of such date), except de minimis inaccuracies; and (v) all other representations and warranties of the Company set forth in this Agreement shall have been true and correct (without giving effect to any qualifications of a reference to materiality or Company Material Adverse Effect) on and as of the Agreement Date and on and as of immediately prior to the Effective Time as though such representations and warranties were made on and as of immediately prior to the Effective Time (except for the representations and warranties of the Company made as of a specified date, which shall be true and correct as of such date), except for such failures to be true and correct that would not have a Company Material Adverse Effect.
(b)Performance of Obligations of the Company. The Company Group and the Affiliated Practices shall have performed in all material respects the obligations required to be performed by each of them under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect.
(d)Healthcare Regulatory Notices. The Company shall have provided notice to CMS regarding the Transactions for purposes of maintaining the Company Group Members’ and the Affiliated Practices’ participation in the CMS Direct Contracting Model, and shall not have received any objection or notice of termination from CMS within ninety (90) days of providing such notice.
(e)Employee Retention.
(i)Each Senior Employee Agreement executed concurrently with this Agreement by the Key Employees shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto, and no Key Employee that has executed a Key Employee Offer shall have terminated his, her or its employment with any of the Company Group Members (other than as a result of death or disability) or expressed an intention (whether formally or informally) in terminating their employment with Parent (or any Affiliate thereof, including the Surviving Corporation) following the Closing.
(ii)At least 80% of the employees of the Company Group employed as of the Agreement Date and listed on Section 5.2(e)(ii) of the Company Disclosure Schedule shall have executed new offer letters with Parent on Parent’s standard form of offer letter, together with Parent’s customary form of proprietary inventions assignment agreement (which forms were made available to the Company prior to the Agreement Date), provided, that any employee that is unable to execute a new offer letter with Parent as a result of a death or disability shall be excluded from the determination of whether this condition has been satisfied, and the percentage set forth in this condition shall be determined as if such individual were not included in the group subject to this condition; provided, further that no such offer letter shall include any restrictive covenant agreements or similar provisions (other than any such provisions agreed to in any Restrictive Covenant Agreement executed concurrently with the execution of this Agreement or such provisions included in Parent’s customary offer letter for all new employees that was provided to the Company prior to the date of this Agreement).
(a)280G Stockholder Approval or Disapproval. With respect to any payments and/or benefits that the Company (in consultation with Parent) determines may constitute “parachute payments” under Section 280G of the Code with respect to any individual whom the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), (i) 280G Approval was obtained, or (ii) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits that were executed by the affected individuals.
(b)Joinder Agreements. Holders of outstanding Company Capital Stock representing at least 90% of all Company Capital Stock outstanding as of immediately prior to the Closing and at least 90% of the voting power of all Company Capital Stock outstanding as of immediately prior to the Closing shall have delivered executed Joinder Agreements, as applicable, to Parent.
(c)Amendment of Management Services Agreements. Each of the management services agreements between an Affiliated Practice and a Company Group Member will have been amended and restated in form and substance approved by Parent.
(d)Deliveries by the Company. The Company shall have delivered to Parent the items set forth on Section 5.2(i) of the Company Disclosure Schedule.
Section 5.3     Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing of the following conditions:
(a)Representations and Warranties. (i) Except for the representations and warranties of Parent set forth in Section 3.2(a) and Section 3.2(b), the Parent Fundamental Representations shall have been true and correct in all respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Parent Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date of this Agreement and as of immediately prior to the Effective Time as though such representations and warranties were made as of immediately prior to the Effective Time (except for the representations and warranties of Parent made as of a specified date, which shall be true and correct in all material respects as of such date or, if qualified by their terms by a reference to materiality or Parent Material Adverse Effect, then true and correct as so qualified on and as of such date); (ii) the representations and warranties of Parent set forth in Section 3.12(b) shall have been true and correct on and as of the date of this Agreement and as of immediately prior to the Effective Time as though such representations and warranties were made as of immediately prior to the Effective Time; (iii) the representations and warranties of Parent set forth in Section 3.2(a) and Section 3.2(b) of the Agreement shall have been accurate in all respects on and as of the Agreement Date and on as immediately prior to the Effective Times as though such representations and warranties were made on and as of immediately prior to the Effective Time (except for the representations and warranties of Parent made as of a specified date, which shall be true and correct as of such date), except de minimis inaccuracies; and (iv) all other representations and warranties of Parent set forth in this Agreement shall have been true and correct (without giving effect to any qualifications of a reference to materiality or Parent Material Adverse Effect) on and as of the Agreement Date and on and as of immediately prior to the Effective Time as though such representations and warranties were made on and as of immediately prior to the Effective Time (except for the representations and warranties of Parent made as of a specified date, which shall be true and correct as of such date), except for such failures to be true and correct that would not have a Parent Material Adverse Effect.
(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.
(c)No Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Parent Material Adverse Effect.
(d)Addition to Parent Board. The Company Board Designee shall have been appointed to the Parent Board with effect upon the Effective Time in accordance with Section 4.16.
(e)Deliveries by Parent and Merger Sub. Parent and Merger Sub, as applicable, shall have delivered to the Company the items set forth on Section 5.3(e) of the Parent Disclosure Schedule.
(f)No Adverse Tax Law Change. There shall have been no material change in any statute, regulation, official interpretation of any statute or regulation or judicial decision after the date of this Agreement that would prevent the Company Tax Adviser from delivering the opinion described in Section 4.13(e) (an “Adverse Tax Law Change”).
ARTICLE VI

TERMINATION
Section 6.1     Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:
(a)by the mutual written consent of the Company and Parent;
(b)by either of the Company or Parent, upon written notice to the other Party:
(i)if the Merger shall not have been consummated on or before December 31, 2021 (the “Outside Date”); provided, that if, as of December 31, 2021, (A) the condition set forth in Section 5.1(b) have not been satisfied and (B) all other conditions set forth in Sections 5.1, 5.2 and 5.3 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied by actions to be taken at the Closing), then the Outside Date shall be automatically extended until April 16, 2022; provided, further that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to a Party whose failure to perform any of its obligations under this Agreement has been the primary cause of, or directly resulted in, the failure of the Merger to have been consummated on or before the Outside Date; or
(ii)if there shall be in effect a final non-appealable order, injunction, judgment, decree, ruling, writ, stipulation, assessment or arbitration award of a Governmental Authority of competent jurisdiction (an “Order”) prohibiting the consummation of the Merger; provided that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement;
(a)by Parent, if it is not in material default of any of its obligations hereunder, upon written notice to the Company, if the Company shall be in breach of any of its representations, warranties, covenants or agreements set forth herein, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 5.2(a) or Section 5.2(b) and (B) is incapable of being cured, or is not cured, by the Company within 20 Business Days after its receipt of such written notice;
(b)by the Company, if it is not in material default of any of its obligations hereunder, upon written notice to Parent, if Parent shall be in breach of any of its representations, warranties, covenants or agreements set forth herein, which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 5.3(a) or Section 5.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 20 Business Days after its receipt of such written notice;
(c)by either the Company or Parent, upon written notice to the other Party, if the Parent Stockholder Meeting has concluded and the Parent Stockholder Approvals were not obtained;
(d)by Parent, upon written notice to the Company, if the Company Stockholder Approval is not obtained by 11:59 p.m. Eastern Time on the second (2nd) full Business Day following the Effectiveness Date; or
(e)by the Company, upon written notice to Parent, if the Parent Board shall have made a Parent Adverse Recommendation Change.
Section 6.2     Effect of Termination; Certain Payments.
(a)In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Section 4.11 (Public Announcements), Section 4.12 (Access to Information; Confidentiality) but only as it pertains to confidentiality, Section 4.17 (Expenses) and this Section 6.2(a), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or any of their respective directors, officers or Affiliates, except nothing shall relieve any Party from liability for Fraud or any willful and intentional breach of this Agreement prior to the termination of this Agreement.

(b)If (i) the Company terminates this Agreement pursuant to Section 6.1(g), then Parent will pay or cause to be paid to the Company an amount in cash equal to $50,000,000; and (ii) the Company or Parent terminates this Agreement pursuant to Section 6.1(e), then Parent will (A) pay or cause to be paid to the Company an amount in cash equal to all reasonable out-of-pocket fees and expenses actually incurred by the Company in connection with this Agreement and the Transactions, up to a maximum of $10,000,000 and (B) if requested by the Company in writing within three days of such termination, advance an amount no greater than any undrawn amount set forth in Section 4.24 of the Company Disclosure Schedules and subject to the terms set forth in Section 4.24 of the Company Disclosure Schedules, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to Parent true and correct copies of reasonable documentation supporting such expenses (each of the fees referenced in clauses (i) and (ii), a “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to a U.S. bank account designated by the Company, which payments shall be made within two (2) Business Days following such termination. If Parent terminates this Agreement pursuant to Section 6.1(f), then the Company will pay or cause to be paid to Parent an amount in cash equal to $50,000,000, which shall be paid by wire transfer of immediately available funds to a U.S. bank account designated by Parent, which payments shall be made within five (5) Business Days following such termination.
(c)Each Party acknowledges that the agreements contained in this Section 6.1(c) are an integral part of the Transactions and that each of the fees payable pursuant to Section 6.2(b) is not a penalty, but rather is a reasonable upfront payment toward a mutually beneficial agreement between Parent and the Company the receipt of which, to the extent representing a payment in advance of when amounts would otherwise be payable, is intended to compensate the Company in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.
ARTICLE VII

SURVIVAL AND INDEMNIFICATION
Section 7.1     Survival. If the Merger is consummated, other than as set forth below, the representations and warranties of the Parties hereto contained herein or in any schedule, exhibit or certificate expressly required to be delivered hereunder shall survive the Closing until 11:59 pm (Pacific Time) on the date that is one (1) year following the Closing Date; provided, however that, regardless of any investigation made by or on behalf of any of the Parties hereto, the representations and warranties (i) of the Company contained in Section 2.1(a), Section 2.1(b) and Section 2.1(c) (Organization, Standing and Corporate Power; Subsidiaries), Section 2.2 (Capitalization), Section 2.3(a), Section 2.3(b), Section 2.3(c)(i) and Section 2.3(c)(ii)(x) (Authority; Voting Requirements), Section 2.9 (Taxes) and Section 2.20 (Brokers and Other Advisors) (collectively, the “Company Fundamental Representations”) and of Parent contained in Section 3.1 (Organization, Standing and Corporate Power; Subsidiaries), Section 3.2 (Capitalization), Section 3.3(a), Section 3.3(b) and Section 3.3(c)(i) (Authority; Voting Requirements), and Section 3.10 (Brokers and Other Advisors) (collectively, the “Parent Fundamental Representations”) shall survive the Closing until the later of (A) six (6) years and (B) 60 days after the expiration of the longest statute of limitations applicable to each such representation or warranty, after giving effect to any waiver, mitigation, tolling or extension thereof; and (ii) in subsections (a), (c), (e), (h), (i) and (j) of Section 2.16 (Heath Care Regulatory) (the “Company Regulatory Representations”) shall survive the Closing until 11:59 pm (Pacific Time) on the date that is 18 months following the

Closing Date. Any indemnification claim based on Fraud shall survive the Closing until the later of (A) six (6) years and (B) 60 days after the expiration of the longest statute of limitations applicable to such claim, after giving effect to any waiver, mitigation, tolling or extension thereof, any indemnification claim pursuant to either (x) subsections (b) through (i) of Section 7.2 (Indemnification by the Stockholders) shall survive the Closing until 11:59 pm (Pacific Time) on the date that is 18 months following the Closing Date (the survival periods of this Section 7.1, as applicable, the “Survival Period”).
Section 7.2     Indemnification by the Stockholders. From and after the Effective Time, by virtue of the Merger and subject to the terms, conditions and limitations of this Article VII, the Stockholders shall, severally (in accordance with each Stockholder’s Pro Rata Portion), but not jointly, indemnify and hold harmless the Surviving Corporation, Parent, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) from and against any and all Losses of such Person (such Losses, “Parent Indemnifiable Losses”) arising out of or resulting from:
(a)any failure of any of the Company representations and warranties, including Company Fundamental Representations or Company Regulatory Representations made by the Company herein to be true and correct as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates) (a “Representation Breach”);
(b)any breach or nonfulfillment by the Company of any of its covenants or obligations under this Agreement or any of the other Transaction Agreements;
(c)in connection with the exercise of dissenters’ or appraisal rights related to the Merger by any Stockholder, any amounts actually paid to any such Stockholder with respect to Dissenting Shares to the extent, in the aggregate, in excess of the value of the consideration that otherwise would have been payable pursuant to Section 1.3(a)(i) upon the exchange of such Dissenting Shares, and any reasonable, documented and out-of-pocket third party interest, costs, expenses and fees incurred by any Parent Indemnified Party in connection with the administration or defense of any dissenters’ or appraisal rights with respect to such Dissenting Shares;
(d)any inaccuracies in the allocation of Merger Consideration as set forth in the Capitalization Spreadsheet or the distribution of the Merger Consideration, including any Legal Proceeding by any current, former or alleged security holder of the Company (including against current or former directors of the Company or the Surviving Corporation) arising out of or relating to an inaccuracy in the calculation of the Capitalization Spreadsheet or the distribution of the Merger Consideration or any portion of the Escrow Fund or the Expense Fund Share and any claim that such current, former or alleged security holder of the Company (including against current or former directors of the Company or the Surviving Corporation) is entitled to any interest or security of any of the Company Group Members or any payment in connection with the Transactions other than as specifically set forth in this Agreement or on the Capitalization Spreadsheet; and
(e)all Company Debt outstanding as of the Closing solely to the extent not taken into account in, or raised in connection with, calculating the Final Deduction Amount;
(f)all Transaction Expenses outstanding as of the Closing solely to the extent not taken into account in, or raised in connection with, calculating the Final Deduction Amount;

(g)any Pre-Closing Taxes, to the extent (i) not taken into account in calculating the Final Deduction Amount and (ii) not subject to indemnification pursuant to Section 7.2(a);
(h)any of the matters described on Section 7.2(h) of the Company Disclosure Schedules; or
(i)Fraud committed by or on behalf of the Company in the making of the representations and warranties expressly set forth in this Agreement (clauses (a) through (i), each an “Indemnifiable Matter”).
Section 7.3     Special Indemnity.
(a)From and after the Effective Time, by virtue of the Merger and subject to the terms, conditions and limitations of this Article VII, the Stockholders shall, severally (in accordance with each Stockholder’s Pro Rata Portion), but not jointly, indemnify and hold harmless the Parent Indemnified Parties for Parent Indemnifiable Losses arising out of or resulting from liabilities or obligations arising from or related to the matters set forth in Section 8.14-C(ii)(2) of the Company Disclosure Schedules (the “Special Indemnity”).
(b)The sole recourse for the Special Indemnity shall be recovery from the Special Indemnity Escrow Fund. In addition to the rights and obligations in this Article VII, in the event that Parent or any of its Affiliates become the subject of any audit or investigation from any Governmental Authority regarding the matters set forth on Section 8.14(C)(ii)(2) of the Company Disclosure Schedules (a “Special Investigation”), Parent shall promptly provide notice to the Stockholders’ Representative of such Special Investigation and provide a reasonably detailed summary of such Special Investigation (a “Special Investigation Notice”). Upon receipt of a Special Investigation Notice, the Stockholders’ Representative (on behalf of the Stockholders) may participate (at its sole cost and expense) in Parent’s efforts to resolve such Special Investigation. Parent shall keep the Stockholders’ Representative reasonably informed as to the status of any such Special Investigation and shall consider any comments from the Stockholders’ Representative in good faith.
(c)The Parent Indemnified Parties and the Stockholders’ Representative shall use their commercially reasonable efforts to mitigate the amount of any Parent Indemnifiable Losses arising under this Section 7.3 in accordance with Section 7.4(c).
(d)Parent Indemnified Parties shall use their reasonable best efforts to obtain any recovery that may be available under the R&W Policy for any Parent Indemnifiable Losses that are indemnifiable pursuant to this Section 7.3. Notwithstanding anything to the contrary in this Agreement, in no event shall the Stockholders be required to indemnify the Parent Indemnified Parties for any Parent Indemnifiable Losses pursuant to Section 7.2 if such Parent Indemnified Parties have been indemnified pursuant to this Section 7.3 for liabilities or obligations arising from or related to the same facts or circumstances giving rise to such indemnification pursuant to this Section 7.3 and in no event shall Stockholder be required to indemnify the Parent Indemnified Parties for any Parent Indemnifiable Losses pursuant to Section 7.3 if such Parent Indemnified Parties has been indemnified pursuant to Section 7.2 for liabilities or obligations arising from or related to the same facts or circumstances giving rise to such indemnification pursuant to Section 7.2.

Section 7.4     Limitations.
(a)Thresholds. The Parent Indemnified Parties shall not be entitled to make an indemnification claim for any Representation Breach (other than with respect to the Company Fundamental Representations) pursuant to Section 7.2(a) unless and until (i) the aggregate amount of Parent Indemnifiable Losses for such claim (or series of claims) with respect to any such Representation Breach equals or exceeds $15,000 (the “Per Claim Threshold”) and (ii)(A) the aggregate amount of all such Parent Indemnifiable Losses suffered by the Parent Indemnified Parties, with respect to such Representation Breaches (other than Company Regulatory Representations), exceed $10,000,000 and (B) the aggregate amount of all such Parent Indemnifiable Losses suffered by the Parent Indemnified Parties, with respect to Company Regulatory Representations, exceed $1,000,000 (each, a “Representation Threshold”), in which event the Parent Indemnified Parties shall be entitled to indemnification for all such Losses in excess of the Representation Threshold, subject to the other limitations set forth herein; provided however, that neither the Per Claim Threshold nor the Representation Threshold shall apply in the case of Fraud or Representation Breaches with respect to the Company Fundamental Representations.
(b)Sequence of Recovery; Aggregate Cap.
(i)Subject to Section 7.4(a), recovery from the Indemnity Escrow Fund shall be the primary, but not the exclusive, remedy for Parent Indemnifiable Losses arising out of or resulting from a Representation Breach of (A) a Company Fundamental Representation or (B) subject to the Representation Threshold, a Company Regulatory Representation; or (C) based on Fraud (except in respect to the Fraud Persons(s) (as defined below)). If, and only if and to the extent, there are no funds remaining in the Indemnity Escrow Fund available for recovery in respect of Parent Indemnifiable Losses arising out of or resulting from a Representation Breach or Fraud, any additional liability for such Parent Indemnifiable Losses shall be satisfied first, from Parent R&W Policy Retention Amount, second, from the R&W Policy, and finally, once each of the Parent R&W Policy Retention Amount and the R&W Policy has been exhausted, directly from the Stockholders on a several and not a joint basis (in accordance with each Stockholder’s Pro Rata Portion thereof).
(ii)Recovery from the Indemnity Escrow Fund shall be the sole and exclusive remedy for Parent Indemnifiable Losses under subsections (b) through (h) of Section 7.2.
(iii)In the case of Fraud, the Parent Indemnified Parties shall be entitled to recover any Parent Indemnifiable Losses directly from (A) the Stockholder(s) who perpetrated such Fraud or had actual knowledge of such Fraud at the time such Fraud was committed (such Person(s), the “Fraud Person(s)”), on a several and not a joint basis (in accordance with each such Fraud Person(s)’s Pro Rata Portion thereof) and (B) subject to Section 7.4(b)(i), any Stockholder(s) who are not Fraud Person(s) directly from such Stockholder(s) on a several and not a joint basis (in accordance with each such Stockholder’s Pro Rata Portion thereof); provided, that, solely in the case of such Stockholders in clause (B) of this Section 7.4(b)(iii), the aggregate amount of Parent Indemnifiable Losses shall not exceed the Merger Consideration actually received by such Stockholder(s)).
(iv)Notwithstanding anything to the contrary herein, the maximum aggregate liability of a Stockholder to Parent or any other Parent Indemnified Party for Parent Indemnifiable Losses in connection with (i) (A) the breach of the representations and warranties contained herein, other than the Company Fundamental Representations and the Company Regulatory Representations, and (B) any Indemnifiable Matter pursuant to subsections (b) through (i) of Section 7.2, in each case, shall be limited to the Indemnity Escrow Fund; (ii) Representation Breaches with respect to Company Regulatory

Representations shall be limited to five percent (5%) of the aggregate portion of the Merger Consideration (as such amount may be adjusted pursuant to Section 1.5) actually received by such Stockholder hereunder other than in the case of Fraud and (iii) all other matters for which indemnification is available under this Article VII shall be limited to the aggregate portion of the Merger Consideration (as such amount may be adjusted pursuant to Section 1.5) actually received by such Stockholder hereunder, other than in the case of Parent Indemnifiable Losses based on Fraud perpetrated by the Fraud Person(s).
(c)Collateral Sources. The Parent Indemnified Parties shall in all cases (other than with respect to Taxes) exercise reasonable best efforts to mitigate the amount of any Losses prior to seeking indemnification against or from the Stockholders hereunder; provided, however, that no Parent Indemnified Party shall be required to commence or threaten any Legal Proceeding against any of its customers, suppliers, employees or other third parties with whom it has business relations. Without limiting the foregoing, the amount of Parent Indemnifiable Losses payable under this Article VII with respect to any Indemnifiable Matters shall be reduced by (i) any insurance proceeds actually received by the Parent Indemnified Party with respect thereto (net of any applicable deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Parent Indemnified Party) incurred or paid to procure such recoveries) and (ii) indemnity, damages recovered or contribution amounts actually received from third parties (including any parties to the Joinder Agreements) (net of any applicable collection costs and reserves, or expenses incurred or paid to procure such recoveries).
(d)Sole and Exclusive Remedy. Other than with respect to (i) specific performance or other equitable relief made pursuant to Section 8.6, or (ii) remedies expressly provided under any Joinder Agreement, this Article VII shall constitute the sole and exclusive remedy after the Closing for recovery against or from the Stockholder by the Parent Indemnified Parties pursuant to or in connection with this Agreement and the Transactions.
(e)Other Limitations.
(i)Notwithstanding anything to the contrary herein, the Parent Indemnified Parties shall have no right to make any claim in respect of an Indemnifiable Matter to the extent the Parent Indemnifiable Loss with respect to such Indemnifiable Matter was expressly included as a reduction to the Merger Consideration in the determination of the Deduction Amount, Company Debt, or Transaction Expenses.
(ii)For purposes of determining the amount of any Parent Indemnifiable Losses for a Representation Breach and whether such Representation Breach exists, any “materiality” and “Company Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty shall be disregarded and without effect.
(iii)Except for the representations and warranties expressly set forth in Article II, Parent and Merger Sub acknowledge and agree that (a) none of the Company or any other Person on behalf of the Company makes any other express, implied or statutory representation or warranty with respect to the Company, its business, projections, forecasts, assets or liabilities, or any representation or warranty relating to current or future financial condition, results of operations, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to Parent and Merger Sub with respect to the Company, and Parent and Merger Sub have not relied upon any such representation and warranty other than those expressly set forth in Article II, and (b) neither the Company nor any Person on behalf of the Company shall have any liability to Parent or Merger Sub or any other Person for any information provided to Parent or its Representatives relating to the business of the Company, including any materials made available to Parent, Merger Sub or their respective financial and legal advisors or other Representatives in connection with Parent’s due diligence review (including in the virtual data room established by Parent in connection with the Transactions) or management presentations, due diligence discussions or in any other form, except to the extent expressly set forth in this Article VII.
(iv)Except for the representations and warranties expressly set forth in Article III, the Company acknowledges and agrees that (a) none of Parent or Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express, implied or statutory representation or warranty with respect to Parent or Merger Sub, its business, projections, forecasts, assets or liabilities, or any representation or warranty relating to current or future financial condition, results of operations, any implied warranties of merchantability, suitability, fitness, for a particular purpose, title, enforceability or non-infringement, or with respect to any other information provided to the Company with respect to Parent or Merger Sub, and the Company has not relied upon any such representation and warranty other than those expressly set forth in Article III, and (b) neither Parent nor Merger Sub nor any Person on behalf of the Parent or Merger Sub shall have any liability to the Company or any other Person for any information provided to the Company or its Representatives relating to the business of Parent or Merger Sub, including any materials made available to the Company or its financial and legal advisors or other Representatives in connection with the Company’s due diligence review or management presentations, due diligence discussions or in any other form, except to the extent expressly set forth in this Article VII.
Section 7.5     Claims for Indemnification; Resolution of Conflicts.
(a)Direct Claims for Indemnification. Parent shall administer on behalf of the Parent Indemnified Parties all claims for indemnification of Indemnifiable Matters. Parent, on behalf of a Parent Indemnified Party that seeks recovery of Parent Indemnifiable Losses pursuant to this Article VII, shall deliver to the Stockholders’ Representative (and, if such Claim Notice is delivered prior to the termination of the Escrow Fund, with a concurrent copy to the Escrow Agent) a Claim Notice in respect of such claim. To be valid pursuant to this Section 7.5(a), a Claim Notice relating to a Parent Indemnifiable Loss under Section 7.2 must be delivered to the Stockholders’ Representative prior to the expiration of the Survival Period for the underlying matter (the period of time during which a claim for indemnification may be made pursuant to the foregoing clause, a “Claims Period”); provided that any claims by Parent (on behalf of any Parent Indemnified Party) with respect to any such Parent Indemnifiable Loss made prior to the expiration of the applicable Claims Period shall continue until such claim is resolved pursuant to the terms of this Article VII. “Claim Notice” means a notice delivered by Parent (on behalf of a Parent Indemnified Party): (i) stating that an Parent Indemnified Party has paid, sustained, incurred or accrued Parent Indemnifiable Losses, (ii) specifying in reasonable detail the amount of such Parent Indemnifiable Losses (if known and quantifiable), the date each such Parent Indemnifiable Loss was paid, sustained, suffered, accrued or incurred (including, in the case of claims pursuant to Section 7.2(a), the applicable Company Fundamental Representation claimed to be inaccurate) and (iii) the nature of the Indemnifiable Matter to which such item is related (which shall include a reasonably detailed description of the facts and circumstances giving rise to and supporting such claim). Parent may update a Claim Notice from time to time to reflect any change in circumstances following the date thereof. The Stockholders’ Representative may object to a claim for indemnification of an Indemnifiable Matter set forth in a Claim Notice by delivering to Parent (and, in the case of a claim against the Indemnity Escrow Fund, with a concurrent copy to the Escrow Agent) within 30 days of the delivery by Parent of a Claim Notice or any updated Claim Notice (such date, the “Objection Deadline”), a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), which Objection Notice shall set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made. If the Stockholders’ Representative either fails to issue an Objection Notice within the Objection Deadline or prior to the expiration of the Objection Deadline confirms in writing that the Parent Indemnified Party is entitled to the full amount of the claims for Parent Indemnifiable Losses set forth in such Claim Notice, then the Escrow Agent shall, upon Parent’s and the Stockholders’ Representative’s direction, distribute to Parent a number of shares of Parent Common Stock from the Escrow Fund having a total value (calculated by reference to the Parent Announcement Stock Price) equal to the amount of any Parent Indemnifiable Losses corresponding to such claim or claims as set forth in such Claim Notice.
(b)Resolution of Conflicts.
(i)If the Stockholders’ Representative delivers an Objection Notice in accordance with Section 7.5(a), the Stockholders’ Representative and Parent (on behalf of the Parent Indemnified Party) shall negotiate in good faith for 30 days to resolve such dispute (the “Negotiation Period”). If the Stockholders’ Representative and Parent reach an agreement with respect to such dispute, a written memorandum setting forth such agreement shall be prepared and signed by the Stockholders’ Representative and Parent (a “Settlement Memorandum”) and, in the case of a claim against the Indemnity Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such Settlement Memorandum and make distributions from the Indemnity Escrow Fund in accordance with the terms thereof. Upon receipt of the Settlement Memorandum, the Escrow Agent shall distribute to Parent a number of shares of Parent Common Stock from the Escrow Fund in accordance with the terms of such Settlement Memorandum.
(ii)If the Stockholders’ Representative and Parent (on behalf of the Parent Indemnified Party) are unable to reach a written agreement with respect to such dispute after good faith negotiation during the Negotiation Period, any party to such dispute may bring an arbitration in accordance with the terms of Section 7.8 to resolve such dispute.
(iii)All offers, promises, conduct, and statements, whether oral or written, made in the course of the Negotiation Period by any of the parties, their agents, employees, experts and attorneys are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiation.
(c)Treatment of Indemnification Payments. The Stockholder, the Stockholders’ Representative and Parent agree to treat (and cause their Affiliates to treat) any payments received pursuant to this Article VII as adjustments to the Merger Consideration for all Tax purposes, to the extent permitted by Applicable Law.
Section 7.6     Third-Party Claims.
(a)In the event that any Legal Proceeding is instituted, or that any claim is asserted, by any Person not Party hereto in respect of an Indemnifiable Matter against an Parent Indemnified Party (a “Third-Party Claim”), such Parent Indemnified Party (or Parent on behalf thereof) shall promptly notify the Stockholders’ Representative of any such claim (describing the claim in reasonable detail, the amount therefor (if known and quantifiable) and the basis thereof in reasonable detail) to which it has knowledge. The failure so to notify the Stockholders’ Representative of the commencement of any such Third-Party Claim will not relieve any Stockholder from liability in connection therewith except to the extent that such Stockholder is materially prejudiced by such failure.

(b)If a Third-Party Claim is made against a Parent Indemnified Party, the Stockholders’ Representative shall be entitled to participate in the defense thereof and may upon written notice given to Parent within thirty (30) days of the receipt by the Stockholders’ Representative of the notice of such Third-Party Claim assume the defense thereof, at the expense of the Stockholders; provided, however, that the Stockholders’ Representative shall not be entitled to assume control of such defense and the Parent Indemnified Parties shall have the right to control such defense if (i) such Third-Party Claim seeks injunctive, equitable or other non-monetary relief, (ii) such Third-Party Claim involves criminal or quasi-criminal allegations or (iii) the Parent Indemnified Party has been advised by counsel that an actual conflict of interest exists between the Stockholders’ Representative and one or more Parent Indemnified Parties. If the Stockholders’ Representative assumes such defense, the Parent Indemnified Parties shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Stockholders’ Representative.
(c)If Stockholders’ Representative (i) does not elect within the 30 days after receipt of notice of such Third-Party Claim to defend against, negotiate, settle or otherwise deal with any Third-Party Claim or (ii) is not entitled to do so pursuant to the terms of Section 7.6(b), Parent shall defend against and use reasonable best efforts to resolve such Third-Party Claim. Notwithstanding anything to the contrary contained herein, Stockholders’ Representative shall be entitled, at the expense of Stockholders’ Representative (on behalf of the Stockholders), to participate in, but not to determine or conduct, the defense of such Third-Party Claim.
(d)If Parent (on behalf of a Parent Indemnified Party) assumes the defense of a Third-Party Claim, it may settle such Third-Party Claim only with the consent of the Stockholders’ Representative (on behalf of the applicable Stockholder) (which will not be unreasonably withheld, conditioned or delayed). If the Stockholders’ Representative assumes the defense of a Third-Party Claim, it may settle such Third-Party Claim only with the consent of Parent (which will not be unreasonably withheld, conditioned or delayed). No Losses incurred by any Parent Indemnified Party in connection a Third-Party Claim shall constitute Parent Indemnifiable Losses under this Article VII unless the Stockholders’ Representative shall have consented in writing to such settlement (which consent shall not be unreasonably conditioned, withheld or delayed).
Section 7.7     Escrow Arrangements.
Within five (5) Business Days following the termination of the Escrow Fund, which shall occur on the 18-month anniversary of the Closing Date with respect to the Indemnity Escrow Fund and on the 36-month anniversary of the Closing Date with respect to the Special Indemnity Escrow Fund, the Escrow Agent shall deliver to the Exchange Agent the balance of the Indemnity Escrow Fund or the Special Indemnity Escrow Fund, as applicable, (representing a number of shares of Parent Common Stock) for distribution to the Stockholders as provided in the Escrow Agreement (based on their Pro Rata Portion), less any amounts (calculated by reference to the Parent Announcement Stock Price) that would be necessary to satisfy any then pending and unsatisfied or unresolved claim for indemnification for any Parent Indemnifiable Loss pursuant to this Article VII delivered to the Stockholders’ Representative in accordance with and subject to the terms and limitations of this Article VII if such claim(s) were resolved in full in favor of the Parent Indemnified Parties (which amounts will continue to be held in the Indemnity Escrow Fund until the related claims have been finally resolved). Promptly following the time that any such pending and unsatisfied or unresolved claims shall thereafter have been resolved, the Escrow Agent shall deliver to the Exchange Agent or the Surviving Corporation, as applicable, the remaining portion of such undistributed amount for distribution to the Stockholders, if any, not used to satisfy such claims to the Stockholders as provided in the Escrow Agreement (based on their Pro Rata Portion).

Any Stockholder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to this Section 7.7 (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Announcement Stock Price, and Parent shall pay, or cause to be paid, such cash amount to such Stockholder.
Section 7.8     Dispute Resolution Relating to Claims for Indemnification.
(a)With respect to any dispute between Parent and the Stockholders’ Representative (on behalf of the Stockholders) with respect to any claim for indemnification of Parent Indemnifiable Matters in accordance with the provisions hereof, either Parent or the Stockholders’ Representative (on behalf of a Stockholder) may submit the dispute (each such dispute, a “Dispute”) to confidential, final and binding arbitration in accordance with the J.A.M.S. Comprehensive Arbitration Rules and Procedures then in effect (the “J.A.M.S. Rules”) except as modified herein. The arbitral tribunal shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute. The award rendered by the arbitral tribunal shall be in writing and shall state the reasons on which it is based (the “Award”). The Award shall be non-appealable, binding and conclusive upon the Parties hereto, the Parent Indemnified Parties and the Stockholders. In the event such Award relates to a claim against the Indemnity Escrow Fund, Parent and the Stockholders’ Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amounts from the Indemnity Escrow Fund in accordance with Section 7.5(a) and the terms of such Award. Any judgment upon the Award may be entered in any court having jurisdiction over any party or any of its assets.
(b)The seat of the arbitration shall be Wilmington, Delaware.
(c)The arbitration shall be conducted by a panel of three (3) arbitrators, one selected by the claimant in the demand for arbitration, the second selected by the respondent within 30 days of receipt of the demand for arbitration or in the answer thereto, whichever comes first, and the third, who shall act as the Chairperson, selected by the two party-appointed arbitrators within 30 days of the selection of the second arbitrator. Upon the written request of any Party, any arbitrator(s) not selected within these time periods shall be appointed in accordance with the JAMS Rules. Unless the Parties agree otherwise, each arbitrator shall be familiar with the commercial law of Delaware and cannot work for a firm then performing services for either Party.
(d)The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).
(e)Parent and the Stockholders’ Representative (on behalf of the Stockholders) shall bear its own costs of the arbitration, including attorneys’ fees, and shall bear the expense of deposits and advances required by the arbitral tribunal and J.A.M.S. in equal proportions.
ARTICLE VII

MISCELLANEOUS
Section 8.1     Interpretation.
(a)When a reference is made herein to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or law, such reference is to such Contract, instrument or law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that Person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “made available to,” “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete copy of the information or material referred to has been made available for review by that Person or its Representatives in the virtual data room established in connection with the Transactions at least 48 hours prior to the execution of this Agreement. With 24 hours following the execution of this Agreement, the Company shall deliver a copy of all of the files made available in the virtual data room established in connection with the Transactions. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the sixth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
(b)The Parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.
Section 8.2     Amendment or Supplement. Subject to Applicable Law, this Agreement can be amended, supplemented or modified only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification is sought; provided that, following the Effective Time, the written consent of the Stockholders’ Representative shall also be required to approve any amendment on behalf of the Company. For purposes of this Section 8.2, the Stockholders agree that any amendment of this Agreement as to which the Stockholders’ Representative has given its written consent shall be binding upon and effective against the Stockholders whether or not they have signed such amendment, supplement or modification.
Section 8.3     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties, except that Parent or Merger Sub may assign, in their sole discretion, any or all of their rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.3 shall be null and void.
Section 8.4     Extension of Time, Waiver. At any time prior to the Effective Time, any Party may, subject to Applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding anything to the contrary contained herein, no failure or delay by the Company, Parent, Merger Sub or the Stockholders’ Representative, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. For purposes of this Section 8.4, the Stockholders agree that any extension or waiver signed by the Stockholders’ Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.
Section 8.5     Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.
(b)Subject to Section 7.8, each of the Parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court located within the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in the Delaware Court of Chancery or, to the extent required by Applicable Law, the federal court located within the State of Delaware, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or in any state or federal court located within the State of Delaware, (c) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the Parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth below shall be effective service of process for any suit, action or proceeding brought in any such court.
(c)EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. Each of the

Parties hereto (i) certifies that no Representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement and Transactions, by, among other things, the mutual waivers and certifications in this Section 8.5.
Section 8.6     Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement.
Section 8.7     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) when sent by e-mail (with written confirmation of receipt) or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision), provided that with respect to notices deliverable to the Stockholders’ Representative, such notices shall be delivered solely via email:
If to Parent or Merger Sub, to:
1Life Healthcare, Inc.
One Embarcadero Center, Suite 1900
San Francisco, California 94111
Attention: General Counsel
E-mail:
with a copy (which shall not constitute notice) to:
Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304-1130
Attention: Matthew Hemington; David Silverman
E-mail: hemingtonmb@cooley.com; dsilverman@cooley.com

If to the Company prior to the Effective Time, to:
Iora Health, Inc.
101 Tremont Street
Boston, MA 02108
Attention: Rushika Fernandopulle, Chief Executive Officer
E-mail:
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Howard Ellin; Mike Ringler; Dohyun Kim
E-mail: howard.ellin@skadden.com; mike.ringler@skadden.com; dohyun.kim@skadden.com
If to the Stockholders’ Representative, to:
FORTIS ADVISORS LLC
Attention: Notices Department (Project Snowbird)
E-mail: notices@fortisrep.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Attention: Howard Ellin; Mike Ringler; Dohyun Kim
E-mail: howard.ellin@skadden.com; mike.ringler@skadden.com; dohyun.kim@skadden.com

Section 8.8     Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of Applicable Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. Except as otherwise expressly provided for herein, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability, or meaning of any other representation or warranty contained herein.
Section 8.9     Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other Transaction Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the rights provided to D&O Indemnified Parties pursuant to Section 4.14(a), are not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder. The Exhibits to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.
Section 8.10     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto; it being understood and agreed that all Parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the Parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
Section 8.11     Affiliated Practices. Notwithstanding the representations and warranties of the Company with respect to the Affiliated Practices in Article II nor the covenants of the Company relating to the Affiliated Practices set forth in Article IV (the “Covenants”), nothing contained herein or in any schedules are intended by the Company to, nor shall they be deemed for any purpose to mean, suggest, or serve as evidence that the Company is in any way engaged in the practice of medicine or is in violation of any Applicable Laws requiring that only duly licensed professionals engage in the practice of medicine. No Company Group Member owns or controls the Affiliated Practices. To the contrary, the Affiliated Practices are separate legal entities wholly owned and operated by duly licensed physicians who are solely responsible for the Affiliated Practices’ own conduct and actions. Notwithstanding the foregoing, in no event shall this Section 8.11 be construed to limit or otherwise modify any of the representations, warranties, covenants or agreements contained in this Agreement or any of the rights or remedies of the Parent Indemnified Parties hereunder.
Section 8.12     Stockholders’ Representative.
(a)Appointment. By virtue of the Merger and the adoption of this Agreement and without any further action of any of the Stockholders or the Company, each of the Stockholders irrevocably nominates, constitutes and appoints Fortis Advisors LLC as his, her or its exclusive agent and true and lawful attorney-in-fact (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Stockholder for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim under this Agreement or under the Escrow Agreement. Fortis Advisors LLC hereby accepts its appointment as Stockholders’ Representative.
(b)Authority. Each of the Stockholders grants to the Stockholders’ Representative full authority to do all things and to perform all acts pursuant to this Agreement, the Escrow Agreement or the Agent Engagement Agreement and to execute, deliver, acknowledge, certify and file on behalf of each such Stockholder (in the name of any or all of the Stockholders or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Section 8.12. Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein, in the Escrow Agreement and in the Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’

Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection with the Transactions: (i) Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to any claim under this Agreement or pursuant to the Escrow Agreement and (ii) Parent, the Escrow Agent and each Stockholder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Representative, as fully binding upon such Stockholder. The Stockholders’ Representative shall be entitled to: (i) rely upon the Estimated Capitalization Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party. A decision, act, consent or instruction of the Stockholders’ Representative under this Agreement, the Escrow Agreement or the Agent Engagement Agreement, including an amendment, extension or waiver of this Agreement pursuant to Section 8.2 and Section 8.4, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders and their successors as if expressly confirmed and in writing by the Stockholders, and all defenses which may be available to any Stockholder to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Agent Engagement Agreement are waived. The Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of the Stockholder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.
(c)Power of Attorney. The Stockholders recognize and intend that the power of attorney granted in Section 8.12(a) and the powers, immunities and rights to indemnification granted to the Agent Group hereunder: (i) are coupled with an interest and are irrevocable, (ii) may be delegated by the Stockholders’ Representative, (iii) shall survive the death, bankruptcy, liquidation or incapacity of each of the Stockholder and shall be binding on each such Stockholder’s heirs, successors and assigns and (iv) shall survive the delivery of an assignment by any Stockholder of the whole or any fraction of his, her or its interest in the Escrow Shares.
(d)Advisory Group. Certain Stockholders have entered into an engagement agreement (the “Agent Engagement Agreement”) with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Agent Engagement Agreement (such Stockholder, including members, managers, directors, officers, agents and employees, and their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Representative nor its members, managers, directors, officers, agents and employees, nor any member of the Advisory Group, (collectively, the “Agent Group”) shall be liable to any Stockholder for any act done or omitted hereunder, under the Escrow Agreement or under the Agent Engagement Agreement as Stockholders’ Representative or member of the Advisory Group while acting in good faith and without gross negligence or willful misconduct and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally but not jointly indemnify, defend and hold the Stockholders’ Representative and the Agent Group harmless against any Loss, claim, fee, judgment, fine or amount paid in settlement incurred without gross negligence or willful misconduct on the part of the Stockholders’ Representative and the Agent Group and arising from the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Stockholders’ Representative Engagement Agreement, including the reasonable fees and expenses of any third party retained by the Stockholders’ Representative and costs in connection with seeking recovery from insurers (collectively, the “Agent Expenses”). Such Agent Expenses may be recovered first, from the Expense Fund, and second, directly from the Stockholders. The Stockholders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Stockholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions.
(e)Replacement. If the Stockholders’ Representative shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Stockholders shall (by consent of those Stockholders entitled to at least a majority of Escrow Fund), within 10 days after such death, disability or inability, appoint a successor to the Stockholders’ Representative (who shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Stockholders’ Representative as Stockholders’ Representative hereunder. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Stockholders as a group. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.
(f)Stockholders’ Representative Expense Fund. As soon as practicable after the Effective Time, the Parties shall cooperate to provide for the sale of the Expense Fund Shares at then prevailing prices on the Nasdaq, which shares shall be executed in round lots to the extent practicable. The Expense Fund Amount shall be available: (i) as a fund for the Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or the Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Stockholders shall not receive interest or other earnings on the Expense Fund. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Stockholders will not receive any interest on the Expense Fund and assign to the Stockholders’ Representative any such interest. Subject to Advisory Group approval, the Stockholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Stockholders. For Tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing. Any amounts remaining from the Expense Fund shall be paid to the Escrow Agent or the Exchange Agent, as applicable, for further distribution to the Stockholders (based on their Pro Rata Portion) at such time as the Stockholders’ Representative determines to be appropriate.
Section 8.13     Post-Closing Representation. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has been engaged by the Company to represent it in connection with this Agreement, any other related agreement or document, or any of the transactions contemplated hereby or thereby (the “Current Representation”). If the Stockholders’ Representative so desires, acting on behalf of the Stockholders and without the need for any consent or waiver by the Company, Parent, Merger Sub, the Surviving Corporation or any other Person, Skadden shall be permitted to represent the Stockholders (or any of them) after the Closing in connection with any matter, including any matter related to this

Agreement, any other Transaction Agreement, the transactions contemplated hereby or thereby, or any disagreement or dispute relating thereto (the “Post-Closing Representation”). Without limiting the generality of the foregoing, after the Closing, Skadden shall be permitted to represent the Stockholders, any holder of Company Options or Phantom Stock Awards, or any of their respective agents and Affiliates (any such Person, a “Designated Person”), or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Surviving Corporation, or any of their agents or Affiliates under or relating to this Agreement, any other Transaction Agreement, and any related matter, such as claims or disputes arising under any Transaction Agreement, including with respect to any indemnification claims hereunder or any claims arising out of alleged Fraud or other similar matters.
Section 8.14     Definitions. As used herein, the following terms have the meanings ascribed thereto below:
“Adjustment Escrow Amount” means 135,135 shares of Parent Common Stock.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that the Affiliated Practices shall not be deemed to be an Affiliate. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Affiliated Practices” means all of the professional medical organizations and entities to which any Company Group Member provides administrative and business support services, including but not limited to those entities listed on Section 8.14-A of the Company Disclosure Schedule.
“Antitrust Laws” means, individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, and any other applicable United States federal or state, or any foreign or supranational, statutes, laws, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, Permit, regulation, ruling or legally enforceable requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California and Boston, Massachusetts.
“Calculation Time” means 11:59 p.m. (Eastern time) on the day immediately prior to the Closing Date.
“Capitalization Spreadsheet Trial Run” shall mean the spreadsheet attached hereto as Exhibit J, setting forth the Company’s good faith estimates of the Merger Consideration (including the calculation of the estimated Deduction Amount), for each class and series of Company Capital Stock,

Company Option and Company Warrant, each determined on a pro forma basis as if the Closing occurred on the date of this Agreement.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020.
“Cash” means the cash and cash equivalents of the Company Group calculated in accordance with the Company Accounting Principles (including wires sent to and checks deposited in accounts of the Company Group Members, but excluding any Restricted Cash and the aggregate amount of cash needed to fund wires, checks, drafts, draws and any electronic disbursements written or ordered by any Company Group Member but not cleared), in each case as of the Calculation Time.
“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Net Working Capital.
“Closing Net Working Capital Surplus” means the amount, if any, by which the Net Working Capital exceeds Closing Net Working Capital Target.
“Closing Net Working Capital Target” means $31,761,000.
“Code” means Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Accounting Principles” means, GAAP applied on a basis consistent with the methodologies, judgments, practices, procedures, estimation techniques, assumptions and principles used in the preparation of the balance sheet included in the Company Audited Financial Statements (the “Historical Practices”); provided that if GAAP conflicts with any particular methodology, judgment, practice, procedure, estimation technique, assumption or principle used in the Historical Practices, then the parties shall use the methodology, judgment, practice, procedure, estimation technique, assumption or principle, as the case may be, that most closely resembles the one used in the Historical Practices and which is consistent with GAAP.
“Company Capital Stock” means the Company Common Stock, Company Special Stock and the Company Preferred Stock.
“Company Charter” means the Certificate of Incorporation of the Company (as amended).
“Company Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.
“Company Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.
“Company Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company, setting forth and certifying, (a) the estimated amount of (i) the Deduction Amount and (ii) each element of the Deduction Amount as set forth on Section 1.5(d) of the Company Disclosure Schedules, including (1) Company Debt (including an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed) and (2) any unpaid Transaction Expenses, and (b) an estimated calculation of the Merger Consideration.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.
“Company Debt” means, with respect to the Company Group, without duplication, the outstanding principal amount of, and all interest, fees, prepayment premiums, expenses, breakage costs, indemnities, penalties or other amounts accrued in respect of and all amounts otherwise owing or payable at retirement of, (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of any Company Group Member, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or financial institutions or otherwise, including the Existing Credit Agreement (ii) all outstanding reimbursement obligations of any Company Group Member with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Company Group Member, (iii) all obligations of any Company Group Member under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (iv) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (v) all deferred payment obligations of any Company Group Member, including any earnouts, contingent payments or obligations, pursuant to purchase agreements or merger agreements (other than this Agreement) to which any Company Group Member is a party, (vi) all obligations and liabilities under leases required under GAAP to be capitalized, (vii) all deferred rent or lease incentive liability, (viii) to the extent Parent in fact actually terminates the applicable lease prior to the final determination of the Deduction Amount, any obligations of any Company Group Member related to the practice located at 230 E WT Harris Blvd, Suite B-11 Charlotte, NC 28262, including but not limited to remaining operating lease commitments, lease termination fees, severance, start-up fees that must be refunded to health plan sponsors, and construction or purchase commitments outstanding as of the Agreement Date or upon termination of the practice (in each case, to the extent incurred by a Company Group Member prior to Closing), (ix) any unpaid Pre-Closing Taxes (other than Transaction Payroll Taxes), (x) all accounts payable due and owing for at least ninety (90) days as of the date of this Agreement, (xi) any outstanding severance obligations outstanding as of the of the Agreement Date, (xii) any items listed on Section 8.14-C(ii) of the Company Disclosure Schedule, and (xiii) all guaranties, endorsements, assumptions and other contingent obligations of any Company Group Member in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (v) appertaining to third parties; provided, that, in no event shall any payment obligation set forth on Section 8.14-C(iii) of the Company Disclosure Schedule constitute Company Debt. For the avoidance of doubt, Company Debt shall (A) not include any (x) indebtedness between or among the Company Group Members, (y) Transaction Expenses and (z) any item included as a current liability in the calculation of Net Working Capital, (B) be calculated as of the Calculation Time (with the exception of Taxes), and (C) include any Parent cash advances received by the Company Group Members pursuant to Section 4.24.
“Company Group” means the Company and its Subsidiaries.
“Company Group Member” means the Company or one of its Subsidiaries.
“Company Material Adverse Effect” means, with respect to any Company Group Member, any change, event, circumstance, occurrence or state of facts (each, an “Effect”) that, individually or in the aggregate, (a) is or would reasonably expected to be materially adverse to the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of the Company Group Members taken as a whole, or (b) would or would be reasonably likely to prevent, impair or materially delay the ability of the Company to perform its obligations hereunder or to consummate the Transactions; provided that in the case of the foregoing clause (a), no Effect to the extent directly relating to or arising from any of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes and general conditions in the industry in which the Company operates, (ii) general economic conditions, or changes in any financial, debt, credit, capital, banking or securities markets or conditions, in any location where any Company Group Members’ or Affiliated Practices’ businesses are conducted, (iii) any natural disaster, disease outbreaks, epidemics and pandemics (including COVID-19), or any acts of terrorism, sabotage, cyber-intrusion, military action or war (whether or not declared) or any escalation or worsening thereof, (iv) changes in Applicable Law or GAAP, or in either case, the enforcement or authoritative interpretation thereof, (v) any failure, in and of itself, by any Company Group Member to meet internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings, or other financial or operating metrics for any period (provided that the cause or basis for any Company Group Member to meet such projections or forecasts or revenue or earnings predictions shall not be excluded) and (vi) (A) the taking of any action specifically required to be taken under the terms of this Agreement; or (B) the failure to take any action specifically prohibited by this Agreement; provided, further, that with respect to clauses (i), (ii), (iii) and (iv), the Company Group Members taken as a whole are not disproportionately affected thereby relative to other companies operating in the industry in which the Company Group Members operate.
“Company Option” means all options granted pursuant to the Company Option Plan.
“Company Option Plan” means the Company’s 2011 Equity Incentive Plan, as amended.
“Company Personnel” means any current or former employee, consultant, independent contractor or director of any Company Group Member or Affiliated Practice.
“Company Phantom Stock Award” means all cash-settled stock appreciation rights granted pursuant to the Company Option Plan.
“Company Preferred Stock” means the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series C2 Preferred Stock, Company Series D Preferred Stock, Company Series D2 Preferred Stock, Company Series E Preferred Stock, Company Series E2 Preferred Stock, Company Series E3 Preferred Stock and Company Series F Preferred Stock.
“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.01 per share, of the Company.
“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.01 per share, of the Company.
“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.01 per share, of the Company.
“Company Series C2 Preferred Stock” means the Series C2 Preferred Stock, par value $0.01 per share, of the Company.

“Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.01 per share, of the Company.
“Company Series D2 Preferred Stock” means the Series D2 Preferred Stock, par value $0.01 per share, of the Company.
“Company Series E Preferred Stock” means the Series E Preferred Stock, par value $0.01 per share, of the Company.
“Company Series E2 Preferred Stock” means the Series E2 Preferred Stock, par value $0.01 per share, of the Company.
“Company Series E3 Preferred Stock” means the Series E3 Preferred Stock, par value $0.01 per share, of the Company.
“Company Series F Preferred Stock” means the Series F Preferred Stock, par value $0.01 per share, of the Company.
“Company Special Stock” means the Special Stock, par value $0.01 per share, of the Company.
“Company Voting Preferred Stock” means all Company Preferred Stock other than shares of Company Series C2 Preferred Stock, Company Series D2 Preferred Stock, Company Series E2 Preferred Stock and Company Series E3 Preferred Stock,
“Company Warrant” means any warrant to purchase shares of Company Capital Stock.
“Contract” means any (whether written or oral) contract, loan or credit agreement, debenture, note, guaranty, bond, mortgage, indenture, deed of trust, license, lease or other agreement, arrangement or instrument that is legally binding.
“COVID-19” means the novel coronavirus disease 2019, known as COVID-19, and any evolutions or mutations thereof.
“COVID-19 Measures” means any required quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Applicable Laws, directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.
“Data Breach” has the meaning defined in Privacy Laws.
“Deferred Payroll Taxes” means any payroll Taxes payable by any Company Group Member or Affiliated Practice for a Tax period that occurs prior to the Closing that are payable following the Closing under the CARES Act or the Payroll Tax Executive Order, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Coronavirus Response Act, the Payroll Tax Executive Order or any similar applicable federal, state or local law to reduce the amount of any such Taxes payable or owed.
“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL in connection with the Merger.
“Environmental Law” means any Applicable Law as in effect on or prior to the Closing Date relating to the protection of the environment, protection of human health as it relates to any harmful or deleterious substances or protection of natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Shares” means the shares of Parent Common Stock held from time to time in the Escrow Fund.
“Estimated Deduction Excess” means the Company’s good faith estimate of the Final Deduction Excess, if any.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing the Merger Consideration by the Fully Diluted Company Share Number.
“Expense Fund Amount” means a number of shares of Parent Common Stock having a total value (calculated by reference to the Parent Announcement Stock Price) equal to $1,000,000 (such shares, the “Expense Fund Shares”).
“Existing Credit Agreement” means that certain Loan and Security Agreement, dated as of June 23, 2020 (as modified by that certain Joinder and First Loan Modification Agreement, dated as of January 8, 2021, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Silicon Valley Bank, a California corporation, Iora Health, Inc., a Delaware corporation, Iora Senior Health, Inc., a Delaware corporation, and Iora Health NE DCE, LLC, a Delaware limited liability company.
“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f) (including Medicare, state Medicaid programs, TRICARE and similar or successor programs) and any other health care or payment program administered or financed in whole or in part by any domestic federal, state or local government and any successor program to any of the above.
“Fraud” means an actual and intentional fraud under Delaware common law in any certificate delivered pursuant to this Agreement or in the making of a representation or warranty expressly stated in Article II or Article III of this Agreement. “Fraud” shall not include any cause of action, including fraud, based on constructive or imputed knowledge, negligence or recklessness.
“Fully Diluted Company Share Number” shall mean the number of shares, without duplication, equal to (i) the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (on an as-converted into Company Common Stock basis, including the conversion of the shares of Company Special Stock into shares of Company Class B Common Stock), plus (ii) the total number of shares of Company Common Stock issuable upon the exercise of Company Options.
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority” means any government, court, tribunal, arbitrator, regulatory or administrative agency, commission, department, board, bureau or authority or other governmental or regulatory instrumentality, federal, state or local, domestic, foreign or multinational, or any political subdivision thereof.
“Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, chlorofluorocarbons, and all other ozone-depleting substances.
“Healthcare Laws” means all Applicable Laws pertaining to healthcare regulatory matters applicable to the business, products or operations of any Company Group Member and/or Affiliated Practice including, but not limited to: (i) Applicable Laws relating to Medicare (Title XVIII of the Social Security Act); (ii) Applicable Laws relating to Medicaid (Title XIX of the Social Security Act); (iii) Applicable Laws relating to TRICARE (10 U.S.C. § 1071 et seq.); (iv) Public Health Services Act (42 U.S.C. § 201 et seq.); (v) Applicable Laws relating to healthcare fraud and abuse, false claims, self-referral and kickbacks, including the Stark Law (42 U.S.C. § 1395nn); the Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the False Claims Act (35 U.S.C. § 3729 et seq.); the Program Fraud Civil Remedies Act (35 U.S.C. §§ 3801-3812); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); the Exclusion Laws (42 U.S.C. § 1320a-7); the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220 et seq.); all criminal Applicable Laws relating to healthcare fraud and abuse, including the healthcare fraud criminal provisions under HIPAA, 18 U.S.C. §§ 286, 287, and 1001; (vi) HIPAA and all Privacy Laws; (vii) any state or federal licensure, permit or authorization, including collaborative or supervisory agreements required by Applicable Law; (viii) Applicable Laws, binding guidance and binding standards relating to the regulation, provision, or administration of, or billing, coding, reimbursement or payment for, health care products or services, including, without limitation, any state licensure, credentialing, or certification requirement limiting the scope of activities of persons acting without such license, credential or certification; (ix) all Applicable Laws concerning the ordering, storage, security, or prescribing of controlled substances; (x) any other Applicable Laws concerning the corporate practice of medicine; (xi) in each case of the foregoing clauses (i) through (x), all implementing regulations promulgated thereunder and under all comparable state or local Applicable Laws; (xii) the 21st Century Cures Act and implementing regulations, including regulations issued by the Office of the National Coordinator for Health Information Technology and CMS regarding interoperability, information blocking and patient access (collectively, the “Cures Act”); (xiii) the CMS Promoting Interoperability Program; (xiv) all other Applicable Laws regarding EHRs and other certified health information technology (“CEHRT Laws”); and (xv) all Applicable Laws relating to digital health, licensure, the provision of care via telehealth or telemedicine modalities, or any other aspect of providing healthcare.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act,

together with all implementing regulations thereof, as amended, including but not limited to 45 CFR Part 160, Part 162 and Part 164, Subparts A, C, D and E.
“HSR Act” means the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnity Escrow Amount” means 238,613 shares of Parent Common Stock.
“IRS” means the United States Internal Revenue Service.
“Key Employee” means each of the individuals set forth on Section 8.14-D of the Company Disclosure Schedule.
“Knowledge” or “Known” means (i) with respect to the Company, the actual knowledge of any of the individuals set forth on Section 8.14-E1 of the Company Disclosure Schedule after reasonable inquiry; provided that, for clarity, with respect to Intellectual Property rights, such inquiry is not required to include freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel, and (ii) with respect to Parent and Merger Sub, the actual knowledge of any of any of the individuals set forth on Section 8.14-E2 of the Parent Disclosure Schedule after reasonable inquiry.
“Liens” means all liens, pledges, charges, mortgages, encumbrances, restrictions, adverse rights, and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same), in each such case, excluding restrictions on transfers arising under applicable federal, state and foreign securities laws and encumbrances, restrictions and adverse rights arising under any Intellectual Property licenses.
“Loss” means any liability, payment, cost, damage, disbursement, Tax, expense, diminution in value, loss, cost of remediation, deficiency or penalty and out-of-pocket expenses (including reasonable legal, accounting and other professional fees).
“Merger Consideration” means 56,144,278 shares of Parent Common Stock less number of shares of Parent Common Stock equal to Estimated Deduction Excess divided by the Parent Announcement Stock Price, if any.
“Merger Consideration Value” means an amount equal to the quotient obtained by dividing (A) the product of (i) Merger Consideration and (ii) Parent Closing Stock Price and (B) Fully Diluted Company Share Number.
“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.
“Nasdaq” means the Nasdaq Global Market.
“Net Working Capital” means (i) the Company’s consolidated total current assets (excluding capitalized commissions under ASC 606) as of the Calculation Time (as defined by and determined in accordance with GAAP and the Company Accounting Principles), excluding any Tax assets, Cash and any Cash advanced to the Company pursuant to Section 4.24 less (ii) the Company’s consolidated total current liabilities as of the Closing (as defined by and determined in accordance with GAAP and using the Company Accounting Principles), excluding any Tax liabilities, any Company Debt, any Transaction

Expenses and any indebtedness between or among the Company Group Members or between and among the Company Group and the Parent Group.
“Optionholder” means each holder, as of immediately prior to the Effective Time, of a Company Option, whether or not vested.
“Order” has the meaning set forth in Section 6.1(b)(ii).
“Ordinary Course of Business” means, in the case of a Person, at any given time, the ordinary and usual course of operations of the business of such Person consistent with past practice.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the articles of association or certificate of incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements, if any, relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Parent Announcement Stock Price” shall mean $37.00.
“Parent Charter” means the Certificate of Incorporation of Parent (as amended).
“Parent Closing Stock Price” shall mean the dollar volume-weighted average price, rounded to four decimal points, of shares of Parent Common Stock on Nasdaq during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) for the period of the five consecutive trading days prior to the date that is two Business Days prior to the Closing.
“Parent Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Parent Group” means Parent and its Subsidiaries.
“Parent Group Member” means Parent or one of its Subsidiaries.
“Parent Intervening Event” shall mean a material event or circumstance with respect to Parent or its Subsidiaries (and not the Company or its Subsidiaries or Affiliated Practices) was neither known nor reasonably foreseeable by the Parent Board as of or prior to the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable by the Parent Board as of or prior to the Agreement Date (assuming for such purposes, reasonable consultation with the executive officers of Parent)) and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such Parent (or to be refrained from being taken by Parent) pursuant to this Agreement, which event or circumstance, or any consequence thereof, becomes known to the Parent Board prior to obtaining the Parent Stockholder Approvals; provided, however that none of the following shall constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event: (i) any changes in the market price or trading volume of Parent Common Stock, (ii) the fact that Parent or any of its Subsidiaries meet or exceed or fail to meet or exceed internal or published projections, forecasts or revenue or earnings predictions for any period and (iii) any changes generally affecting the industries in which the Parent operates or in the economy generally or other general business, financial or market conditions.

“Parent Material Adverse Effect” means, with respect to Parent or any of its Subsidiaries, any Effect that, individually or in the aggregate, (a) is or would reasonably expected to be materially adverse to the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Parent Group, or (b) would or would reasonably be likely to prevent, impair or materially delay the ability of Parent to perform its obligations hereunder or to consummate the Transactions; provided that in the case of the foregoing clause (a), no Effect to the extent directly relating to or arising from any of the following shall be taken into account in determining whether there has been a Parent Material Adverse Effect: (i) changes and general conditions in the industry in which Parent operates, (ii) general economic conditions, or changes in any financial, debt, credit, capital, banking or securities markets or conditions, in any location where Parent’s or any of its Subsidiaries’ businesses are conducted, (iii) any natural disaster, disease outbreaks, epidemics and pandemics (including COVID-19), or any acts of terrorism, sabotage, cyber-intrusion, military action or war (whether or not declared) or any escalation or worsening thereof, (iv) changes in Applicable Law or GAAP, or in either case, the enforcement or authoritative interpretation thereof, (v) any failure, in and of itself, by Parent or any of its Subsidiaries to meet internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings, or other financial or operating metrics for any period (provided that the cause or basis for Parent or any of its Subsidiaries to meet such projections or forecasts or revenue or earnings predictions shall not be excluded), (vi) (A) the taking of any action specifically required to be taken pursuant to the terms of this Agreement and (vii) the announcement of, and performance of the Transactions, or (B) the failure to take any action specifically prohibited, by this Agreement; provided, further, that with respect to clauses (i), (ii), (iii) and (iv), Parent Group is not disproportionately affected thereby relative to other companies operating in the industry in which Parent Group operates. No reduction or other adverse change in the business, properties, assets, liabilities, operations, results of operations or condition (financial or otherwise) of Parent Group that results directly from the historical facts listed on Section 8.14 of the Parent Disclosure Schedule shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably expected to occur.
“Parent R&W Policy Retention Amount” means $8,828,687.50.
“Party” means Parent and Merger Sub, on the one hand, and the Company, on the other.
“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Taxing Authority (including IRS Notice 2020-65).
“Permits” means permits, licenses, franchises, certificates, approvals, clearances, registrations, product listings, consents and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained.
“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens with respect to the payment of Taxes, in all cases that are not due and payable, or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (iii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by Applicable Law created in the Ordinary Course of Business for amounts that are not yet delinquent or that are being contested in good faith by appropriate proceedings properly instituted and diligently conducted, (iv) nonexclusive licenses of Intellectual Property granted in the Ordinary Course of Business and, (v) Liens securing obligations with respect to the Existing Credit Agreement and (vi) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Personal Data” means any data or information relating to an identified or identifiable individual natural person, including any data or information that, alone or in combination with other data or information, can be used to identify an individual natural person, including such person’s name, physical address, telephone number, email address, financial account number or credit card number, government issued or online identifier (including social security number and driver’s license number), user identification number and password, billing and transactional information, medical, health or insurance information, gender, age or date of birth, treatment dates or other dates related to the person, educational or employment information, marital or other status, behavioral information, IP address, or any other data or information that constitutes personal data, Protected Health Information (as defined by HIPAA), personally identifiable information, personal information or similar defined term under applicable Privacy Laws or any information that is governed, regulated or protected by one or more Privacy Laws concerning information relating to an identified or identifiable individual natural person.
“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Pre-Closing Taxes” means (i) any Taxes of each Company Group Member relating or attributable to any Pre-Closing Tax Period that are not yet paid (including such Taxes that are not yet due and payable) as of the Closing Date (including Deferred Payroll Taxes), (ii) any Taxes of a Person other than the Company for which any Company Group Member (or any predecessor of any of the foregoing) is liable (x) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing or (y) as a result of an express or implied obligation to indemnify such Person, as a transferee or successor, by Contract, by operation of Applicable Law or otherwise as a result of an event or transaction occurring before the Closing, (iii) fifty percent (50%) of Transfer Taxes, (iv) any Taxes attributable to the Transactions, including, without limitation, any Transaction Payroll Taxes but excluding Transfer Taxes and (v) any amounts payable after the Closing Date as a result of an election under Section 965(h) of the Code by or with respect to the Company. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), as if the taxable period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. In addition, for this purpose, the Parties agree that Transaction Tax Deductions shall be allocable to and deductible in the taxable year of the Company and the Company Group Members ending on (and including) the Closing Date to the extent such Transaction Tax Deductions are “more likely than not” allocable to such Tax period as determined by Parent in good faith.
“Privacy Laws” means any Applicable Law applicable to Personal Data, including, but not limited to, HIPAA, the California Consumer Privacy Act of 2018, state laws and regulations governing the safeguarding of Personal Data, state Data Breach notification laws and regulations, the Telephone Consumer Protection Act, and the Federal Trade Commission Act, 15 U.S.C. § 41 et seq.
“Privacy Obligations” means all requirements and obligations under applicable Privacy Laws and all written policies or terms of use of any Company Group Member or Affiliated Practice that are related to privacy, security, data protection, security breaches or the protection of Personal Data.
“Pro Rata Portion” means, with respect to a particular Stockholder, a fraction, (i) the numerator of which is the sum of the number of shares of Merger Consideration that such Stockholder is entitled to be paid pursuant to Section 1.2(a) with respect to his, her or its shares of Company Capital Stock and (ii) the denominator of which is the aggregate number of shares of Merger Consideration that all Stockholders are entitled to be paid pursuant to Section 1.2(a) with respect to their shares of Company Capital Stock, in each of the foregoing clauses (i) and (ii), shall exclude any payments in respect of Dissenting Shares.
“R&W Expenses” means all costs and expenses related to the R&W Policy, including all premiums, underwriting costs, brokerage commissions, Taxes related to such policy, other fees and expenses in connection with such policy or the satisfaction of conditions in any binding agreement therefor, and any fees and expenses of the R&W Policy broker incurred in connection with obtaining such R&W Policy.
“R&W Policy” means the buyer-side representations and warranties insurance policy to be obtained by Parent.
“Record Date” means a date to be determined by the Company Board or committee thereof.
“Reference Date” means June 4, 2021.
“Relevant Period” means the period commencing on January 1, 2017.
“Restricted Cash” means any cash and cash equivalents of the Company Group that are not freely usable following Closing because such cash or cash equivalents are subject to restrictions or limitations on use or distribution by Applicable Law or Contract, or Taxes imposed on repatriation to the U.S., including all security deposits and guarantees for Leased Real Property and leased personal property.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Special Indemnity Escrow Amount” means 405,405 shares of Parent Common Stock.

“Stockholders” means, as of any time or date, each holder of record of Company Capital Stock as of such time or date.
“Straddle Period” shall mean any taxable period beginning on or prior to, and ending after, the Closing Date.
“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party. For the avoidance of doubt, the Affiliated Practices shall not be deemed to be a Subsidiary of Parent or the Company.
“Tax Returns” means with respect to Taxes any return, declaration, notice, statement, claim for refund, report or form (including estimated Tax returns and reports, withholding Tax returns and reports and information returns and reports) or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreements” means any agreement relating to the sharing, allocation, reimbursement or indemnification of Taxes or amounts in lieu of Taxes, or any similar Contract or arrangement, excluding, for the avoidance of doubt, any agreement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes.
“Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other similar assessments in the nature of taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, recapture employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated, excise or similar or other taxes of any kind whatsoever and denominated by any name whatsoever imposed by any Governmental Authority together with all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described above.
“Taxing Authority” means any Governmental Authority validly exercising its taxing authority.
“Transaction Agreement” means any agreement or other executed document necessary for the completion of the Transactions, including this Agreement, the Escrow Agreement, the Confidentiality Agreement, the Joinder Agreements, the Letter of Transmittal, the Parent Voting Agreements and the certificates required to be delivered pursuant to Schedule 5.3 of the Company Disclosure Schedule.
“Transaction Expenses” means, without duplication, (i) solely to the extent not paid by the Company Group Members at or prior to the Calculation Time, all costs, fees and expenses payable by or on behalf of any Company Group Member to accountants, consultants, lawyers and financial advisors for services performed on or prior to the Closing Date in connection with the Transactions, (ii) any change in control bonuses, transaction bonuses to directors, employees or service providers of any Company Group Member, in respect of services, performance or achievements occurring on or prior to the Closing

(whether or not then due and owing) or payable by the Company, including any such amounts that are under-accrued by the Company, arising solely as a result of the consummation of the Merger, either alone or in conjunction with a termination of service following the consummation of the Merger pursuant to agreements in place prior to the Closing, in each case, that is unpaid as of immediately prior to the Effective Time, (iii) solely to the extent not paid by the Company Group Members at or prior to the Calculation Time any Agent Expenses and any upfront engagement fee of the Stockholders’ Representative; (iv) any Transaction Payroll Taxes; (v) 50% of the R&W Expenses; and (vi) value of Unvested Company Phantom Cash Award & Vested Company Phantom Stock Award Consideration.
“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to any change in control bonuses, transaction bonuses, option cashouts, option exercises or other payments in respect of Company Options, severance or other compensatory payments in connection with the Transactions paid at, prior to, or following the Closing Date, whether payable by Parent, a Company Group Member, the Affiliated Practices, the Surviving Corporation or any of their respective Affiliates.
“Transaction Tax Deductions” means any exemptions, allowances or deductions resulting from or attributable to (a) the Transaction Expenses or items that would be Transaction Expenses, had they not been paid by any Company Group Member prior to the Calculation Time, and (b) repayment of the Company Debt pursuant hereto.
“Transfer Taxes” means any sales, use, value added, conveyance, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Tax incurred in connection with the Transactions, but does not include any income or gains Taxes or similar Taxes.
“Voting Agreement” means the Seventh Amended and Restated Voting Agreement, dated as of January 31, 2020, by and among the Company and the holders of Company Capital Stock party thereto.
“Warrantholder” means each holder of Company Warrants as of immediately prior to the Effective Time.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.
ILIFE HEALTHCARE, INC.
By:    /s/ Amir Dan Rubin
    Name:    Amir Dan Rubin
    Title: Chief Executive Officer & President
SB MERGER SUB, INC.
By:    /s/ Vikas Agarwal
    Name:    Vikas Agarwal
    Title:    President
IORA HEALTH, INC.
By:    /s/ Rushika Fernandopulle
    Name:    Rushika Fernandopulle
    Title:    Chief Executive Officer
FORTIS ADVISORS LLC,
solely in its capacity as the Stockholders’ Representative
By:    /s/ Ryan Simkin
    Name:    Ryan Simkin
    Title:    Managing Director